UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Ensco plc

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Ensco plc 6 Chesterfield Gardens London, W1J 5BQ Phone: +44 (0) 20 7659 4660 www.enscoplc.com (Company No. 7023598)
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
to be held on 19 May 2014
The Annual General Meeting of Shareholders (the "Meeting") of Ensco plc ("Ensco," "we," "our" or the "Company") will be held at Grosvenor House, the Apsley Suite, Park Lane, London, W1K 7TN, United Kingdom, at 8:00 a.m. London time, on Monday, 19 May 2014.
You will be asked to consider and, if thought fit, to pass the resolutions below. Resolutions 10 and 11 will be proposed as special resolutions. All other resolutions will be proposed as ordinary resolutions.

ORDINARY RESOLUTIONS

1.	To re-elect the nine Directors named in the accompanying proxy statement to serve until the 2015 Annual General Meeting of Shareholders.

2.	To authorise the Board of Directors to allot shares.

3.	To ratify the Audit Committee's appointment of KPMG LLP as our U.S. independent registered public accounting firm for the year ended 31 December 2014.

4.
To re-appoint KPMG Audit Plc as U.K. statutory auditors under the U.K. Companies Act 2006 (to hold office from the conclusion of the Meeting until the conclusion of the next Annual General Meeting at which accounts are laid before the Company).

5.	To authorise the Audit Committee to determine our U.K. statutory auditors' remuneration.

6.	To approve the Directors' Remuneration Policy.

7.	To cast a non-binding advisory vote to approve the Directors' Remuneration Report for the year ended 31 December 2013.

8.	To cast a non-binding advisory vote to approve the compensation of our named executive officers.

9.
To cast a non-binding advisory vote to approve the reports of the auditors and the directors and the U.K. statutory accounts for the year ended 31 December 2013 (in accordance with legal requirements applicable to U.K. companies).

SPECIAL RESOLUTIONS

10.	To approve a Capital Reorganisation, the full text of which can be found in "Resolution 10" of the accompanying proxy statement.

11.	To approve the disapplication of pre-emption rights, the full text of which can be found in "Resolution 11" of the accompanying proxy statement.
Resolutions 1 through 9 will be proposed as ordinary resolutions, which means, assuming a quorum is present, each of Resolutions 1 through 9 will be approved if a simple majority of the votes cast are cast in favour thereof. Resolutions 10 and 11 will be proposed as special resolutions, which means, assuming a quorum is present, each of Resolutions 10 and 11 will be approved if 75% of the votes cast are cast in favour thereof.
With respect to the non-binding, advisory votes on Resolutions 7, 8 and 9 regarding the Directors' Remuneration Report, the compensation of our named executive officers and the U.K. statutory accounts, the result of the vote will not require the Board of Directors or any committee thereof to take any action. However, our Board of Directors values the opinions of our shareholders as expressed through their advisory votes on such non-binding resolutions and other communications. Accordingly, the Board of Directors will carefully consider the outcome of the advisory votes on Resolutions 7, 8 and 9.
Please review the proxy statement accompanying this notice for more complete information regarding the Meeting and the full text of the resolutions to be proposed at the Meeting.

By Order of the Board of Directors,

Brady K. Long
Vice President, General Counsel and Secretary
2 April 2014

YOUR VOTE IS IMPORTANT. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD INCLUDED WITH THE PROXY MATERIALS.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding our fiscal 2013 performance, please review our Annual Report on Form 10-K for the period ended 31 December 2013. This proxy statement, our 2013 annual report and a proxy card are first being sent or distributed to shareholders on or about 7 April 2014.

2014 Annual Meeting of Shareholders

Time and Date:        8:00 a.m. London time

Place:            Grosvenor House, the Apsley Suite
Park Lane, London, W1K 7TN, United Kingdom

Meeting Date:        19 May 2014
Record Date:        28 March 2014

2013 Business Highlights

2013 was a record year for Ensco, with the best results in safety and earnings in the Company's history.

•	Safety: we achieved the best safety performance in Ensco's history, as measured by total recordable incident rate

•	Revenues and Earnings: we achieved record revenues and net income

•	Customer Service: we were rated the #1 company in our industry in total customer satisfaction for a fourth consecutive year

•	Shareholder Returns: our total shareholder return of 17.6% for the three years ended 31 December 2013 was at the 75th percentile of our compensation peer group

Executive Compensation Highlights

Our executive compensation philosophy is based on the principles that the creation of shareholder value is the paramount measure of executive officer performance and that this principle should be reflected in overall compensation. The business objectives against which we measure our performance include:

•	profitable financial performance;

•	preservation of a strong balance sheet;

•	strategic and opportunistic enhancement of our asset base;

•	positioning assets in markets that offer prospects for long-term growth in profitability;

•	safety performance;

•	operational efficiency; and

•	customer satisfaction.
We believe that achievement of these business objectives will contribute to growth in shareholder value. We stress the importance of these objectives through the structure of our executive compensation program by placing the majority of executive pay at risk and subjecting a significant portion of each officer's potential compensation to specific annual and long-term performance requirements.

Voting Matters and Board Recommendations

Re-election of Directors	FOR each Nominee
Authorise the Board of Directors to Allot Shares	FOR
Ratify KPMG LLP as U.S. Independent Auditors for year ended 31 December 2014	FOR
Re-appoint KPMG Audit PLC as U.K. Statutory Auditors	FOR
Authorise the U.K. Statutory Auditors' Remuneration	FOR
Approve the Directors' Remuneration Policy	FOR
Advisory Vote to Approve the Directors' Remuneration Report	FOR
Advisory Vote to Approve Named Executive Officer Compensation	FOR
Advisory Vote to Approve the U.K. Statutory Accounts	FOR
Special Vote to Approve a Capital Reorganisation	FOR
Special Vote to Approve the Disapplication of Pre-emption Rights	FOR

Board Nominees

Name	Age	Director Since	Principal Occupation	Committees	Independent (Yes/No)

J. Roderick Clark	63	2008	Former President and Chief Operating Officer of Baker Hughes Incorporated (Retired)	Compensation	Yes
Roxanne J. Decyk	61	2013	Former Executive Vice President of Global Government Relations for Royal Dutch Shell plc (Retired)	Compensation	Yes
Mary E. Francis CBE	65	2013	Former Senior Civil Servant in British Treasury and Prime Minister's Office (Retired)	Audit	Yes
C. Christopher Gaut	57	2008	Chairman and Chief Executive Officer of Forum Energy Technologies, Inc.	Compensation	Yes
Gerald W. Haddock	66	1986	President and Founder of Haddock Enterprises, LLC	Audit; Nominating and Governance	Yes
Francis S. Kalman	66	2011	Former Executive Vice President of McDermott International, Inc. (Retired)	Audit	Yes
Daniel W. Rabun	59	2006	Chairman, President and Chief Executive Officer	None	No
Keith O. Rattie	60	2008	Former Chairman, President and Chief Executive Officer of Questar Corporation and Former Chairman of QEP Resources (Retired)	Audit	Yes
Paul E. Rowsey, III	59	2000	Chief Executive Officer of Compatriot Capital, Inc.	Nominating and Governance	Yes

Allotment of Shares

As a U.K. Company, we are governed in part by the U.K. Companies Act 2006 (the "Companies Act"). Under the Companies Act, we cannot issue new shares (other than in certain limited circumstances) without first obtaining approval from our shareholders. The Companies Act provides that this approval grants authority to the Board of Directors (the "Board") to "allot" shares in the Company and to grant rights to subscribe for or convert any security of the Company into shares of the Company. Without this grant of authority from shareholders, the Board would generally be unable to issue any new shares without obtaining approval from our shareholders.

Capital Reorganisation

The Companies Act restricts the circumstances in which a company may pay dividends or return funds to its shareholders. In particular, we may generally only pay a dividend on our shares or repurchase shares out of our accumulated distributable reserves, and we are restricted from making a distribution unless, among other things, the amount of our net assets (that is, the total excess of assets over liabilities) is greater than the total of our share capital and undistributable reserves (the “Net Assets Test”).

Therefore, while the Company currently has substantial distributable reserves, the Directors believe it to be important that the Company create additional distributable reserves to ensure the ability to continue to pay regular dividends and buy back shares (where appropriate) and to preserve a prudent level of surplus in our distributable reserves.
Our proposed resolution would authorise the Company to reduce the amount of its undistributable reserves for the purposes of the Net Assets Test and to create a corresponding increase in its distributable reserves out of which future distributions to shareholders and share repurchases can be made. The resolution would not of itself change the total amount of shareholders' equity as reflected on our balance sheet.

Disapplication of Pre-emption Rights

Under the Companies Act, our shareholders have pre-emption rights to subscribe for any ordinary shares we issue for cash in proportion to their existing shareholdings, which means we must offer shareholders the right to purchase any shares we intend to issue. Our proposed resolution would give the Directors the power to issue ordinary shares (or sell any ordinary shares which the Company elects to hold in treasury) for cash without first offering them to existing shareholders. The resolution would provide the Directors with additional flexibility to pursue strategic transactions and to finance growth with equity.

QUESTIONS AND ANSWERS ABOUT
THE MEETING AND VOTING

1.   What is a proxy statement and what is a proxy?

A proxy statement is a document that the U.S. Securities and Exchange Commission ("SEC") regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers as proxies for the Meeting, Daniel W. Rabun and Brady K. Long.

2.   Why did I receive these proxy materials?

We are providing this meeting notice, proxy statement, proxy card and 2013 annual report (the "proxy materials") in connection with the solicitation by our Board of proxies to be voted at our Meeting. The proxies also may be voted at any continuations, adjournments or postponements of the Meeting. This proxy statement contains information you may use when deciding how to vote in connection with the Meeting. All shareholders as of the close of business on 28 March 2014 are entitled to receive notice of, attend and vote at the Meeting or, subject to our Articles of Association, any adjournment or postponement of the Meeting. A list of all shareholders of record entitled to vote at the Meeting is on file at our principal executive offices, 6 Chesterfield Gardens, 3rd Floor, London, W1J 5BQ, United Kingdom, and will be available for inspection at the Meeting. Changes to entries on the register after this time will be disregarded in determining the rights of any person to attend or vote at the Meeting.

3.   Why did I receive a Notice of Internet Availability of Proxy Materials instead of printed proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the costs and environmental impact of the Meeting.

4. Why did I not receive the Notice?

If you elected to receive proxy materials by mail or e-mail for any of your holdings in the past, you were automatically enrolled using the same process for all of your holdings this year. If you would like to change the method of delivery, please follow the instructions set forth in the answer to Question 7.

5. How can I access the proxy materials over the Internet?

Pursuant to rules adopted by the SEC, we provide shareholders access to our proxy materials for the Meeting over the Internet. The proxy materials for the Meeting are available at www.proxyvote.com. To access these materials and to vote, follow the instructions shown on the proxy card, voting instruction card from your broker, or the Notice.

6. Can I get paper copies of the proxy materials?

You may request paper copies of the proxy materials, including our 2013 annual report, by calling 1-800-579-1639 or e-mailing sendmaterial@proxyvote.com. You also may request paper copies when prompted at www.proxyvote.com.

7. Can I choose the method in which I receive future proxy materials?

There are three methods in which shareholders of record and beneficial owners may receive future proxy materials or notice thereof:

•	Notice and Access: The Company furnishes proxy materials over the Internet and mails the Notice to most shareholders.

•
E-mail: If you would like to have earlier access to future proxy materials and reduce our costs of printing and delivering the proxy materials, you can instruct us to send all future proxy materials to you via e-mail. If you request future proxy materials via e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials via e-mail will remain in effect until you change it. If you wish to receive all future materials electronically, please visit www.investordelivery.com to enroll or, if voting electronically, at www.proxyvote.com, follow the instructions to enroll for electronic delivery after you vote.

•
Mail: You may request distribution of paper copies of future proxy materials by mail by calling 1-800-579-1639 or e-mailing sendmaterial@proxyvote.com. If you are voting electronically at www.proxyvote.com, follow the instructions to enroll for paper copies by mail after you vote.

If you are a beneficial owner, you should consult the directions provided by your broker, bank or other nominee with respect to how you receive your proxy materials and how to vote your shares.

If there are multiple shareholders residing at the same address, we will send one set of proxy materials per household. However, you may inform us as to whether you wish to receive in the future one set of proxy materials per household or one set of proxy materials per person by calling or emailing as set forth above.

8. Can I vote my shares by completing and returning the Notice?

No, the Notice simply instructs you on how to vote.

9.   When and where is the Meeting, and who may attend?

The Meeting will be held on 19 May 2014 at 8:00 a.m. London time at Grosvenor House, the Apsley Suite, Park Lane, London, W1K 7TN, United Kingdom. Ensco shareholders of record and beneficial owners as of the close of business on 28 March 2014 may attend the Meeting.

10.   What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered in your name on the books and records of Computershare Investor Services PLC, our transfer agent, you are a "shareholder of record." Accordingly, we sent the Notice directly to you.

If your shares are held for you in the name of your broker or bank, your shares are held in "street name" and you are considered the "beneficial owner." Either the Notice or the proxy materials have been forwarded to you by your broker, bank or other holder of record, who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other shareholder of record on how to vote your shares by using the voting instruction card included in the mailing.

11.   How do I attend the Meeting? What do I need to bring?

Shareholders of Record. If you are a shareholder of record at the close of business on 28 March 2014 and plan to attend the Meeting, please bring the Notice to the meeting as your proof of ownership of Ensco plc stock.

Beneficial Owners. If you are a beneficial owner and plan to attend the Meeting, you must present proof of your ownership of Ensco shares as of 28 March 2014, such as a bank or brokerage account statement. If you wish to vote at the Meeting, you must also bring a legal proxy as described in the answer to Question 17.

Note to All Meeting Attendees: No cameras, recording equipment, laptops, tablets, cellular telephones, smartphones or other similar equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting, and security measures will be in effect to ensure the safety of attendees. In all cases, you will need a photo ID to gain admission.

12.   What are my voting choices for each of the resolutions to be voted on at the Meeting?

With respect to each resolution, you may vote "for" or "against" or you may elect to "abstain." We have majority voting for the election of directors. Under our Articles of Association, when a quorum is present, a nominee seeking election to a directorship shall be elected if a majority of the votes cast are cast in favour of the resolution to elect or re-elect the director. In determining the number of votes cast in respect of any resolution, shares that abstain from voting or that are otherwise not voted will not be treated as votes cast.

Resolutions 1 through 9 will be proposed as ordinary resolutions, which means, assuming a quorum is present, each of Resolutions 1 through 9 will be approved if a majority of the votes cast are cast in favour thereof. Resolutions 10 and 11 will be proposed as special resolutions, which means, assuming a quorum is present, each of Resolutions 10 and 11 will be approved if 75% of the votes cast are cast in favour thereof. With respect to the non-binding advisory votes on Resolutions 7, 8 and 9, the result of the vote will not require our Board or any committee thereof to take any action. However, our Board values the opinions of our shareholders as expressed through their advisory votes on such non-binding resolutions and other communications. Accordingly, our Board will carefully consider the outcome of the advisory votes on Resolutions 7, 8 and 9.

13. What are our Board's recommendations on how I should vote my shares?

Our Board recommends that you vote your shares as follows:

Resolution 1a.-1i.-	FOR each of the ordinary resolutions to re-elect the Directors of the Company.
Resolution 2-	FOR the ordinary resolution to authorise the Board to allot shares.
Resolution 3-	FOR the ordinary resolution to ratify the Audit Committee's appointment of KPMG LLP as our U.S. independent registered public accounting firm for the year ended 31 December 2014.
Resolution 4-	FOR the ordinary resolution to re-appoint KPMG Audit Plc as our U.K. statutory auditors under the U.K. Companies Act 2006.
Resolution 5-	FOR the ordinary resolution to authorise the Audit Committee to determine our U.K. statutory auditors' remuneration.
Resolution 6-	FOR the ordinary resolution to approve the Directors' Remuneration Policy.
Resolution 7-	FOR the non-binding advisory vote to approve the Director's Remuneration Report for the year ended 31 December 2013.
Resolution 8-	FOR the non-binding advisory vote to approve the compensation of our named executive officers.
Resolution 9-	FOR the non-binding advisory vote to approve the reports of the auditors and the directors and the U.K. statutory accounts for the year ended 31 December 2013.
Resolution 10-	FOR the special resolution to approve a Capital Reorganisation.
Resolution 11 -	FOR the special resolution to approve the disapplication of pre-emption rights.

14.   Are there any other matters to be acted upon at the Meeting?

We do not know of any other matters to be presented or acted upon at the Meeting. If any matters not set forth in the Meeting notice included in the proxy materials are properly brought before the Meeting, the persons named in the accompanying proxy will vote on them in accordance with their best judgment.

15.   Who is entitled to vote at the Meeting?

You are entitled to vote if you owned shares as of the close of business on the record date, 28 March 2014. Each share is entitled to one vote and there is no cumulative voting. As of 28 March 2014, we had [•] shares outstanding. Governing laws as well as our governance documents require our Board to establish a record date in order to determine who is entitled to receive notice of the Meeting and to attend and vote at the Meeting and any continuations, adjournments or postponements thereof. In accordance with the Company's Articles of Association, voting on all resolutions will be conducted by way of a poll and not on a show of hands.

16.   What is the quorum required to hold the Meeting?

For purposes of the Meeting, shareholders present in person or by proxy who represent at least a majority of shares entitled to vote at the meeting will constitute a quorum. Abstentions and shares held by a broker or its nominee that are voted on any matter are included in determining the number of votes present or represented at the Meeting and are counted for quorum purposes. However, in determining the number of votes cast, shares abstaining from voting or not voted on a resolution will not be treated as votes cast.

17.   How do I vote?

Shareholders of Record: If you are a shareholder of record, you may vote your shares in person at the Meeting or appoint another person as your proxy to exercise any or all of your rights to attend and to speak and vote at the Meeting. You may appoint more than one proxy in relation to the Meeting (provided that each proxy is appointed to exercise the rights attached to a different share or shares held by you). Such proxy need not be a shareholder of record.

To be valid, any proxy card or other instrument appointing a proxy must be received (completed, dated and signed) on or before 18 May 2014 by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or by phone at 1-800-690-6903 or by submission via the Internet by going to www.proxyvote.com and following the instructions provided.

Please sign the proxy card exactly as your name appears on the card. If shares are owned jointly, each joint owner should sign the proxy card. If a shareholder is a corporation, limited liability company or partnership, the proxy card should be signed in the full corporate, limited liability company or partnership name by a duly authorised person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, please state the signatory's full title and provide a certificate or other proof of appointment.

The return of a completed proxy card will not prevent a shareholder from attending and voting at the Meeting.

Beneficial Owners: If you are a beneficial owner, your broker, bank or other nominee will arrange to provide materials and instructions for voting your shares. If you wish to attend the Meeting, you will need to bring evidence of your share ownership in the form of a recently-dated letter from your broker, bank or other nominee and a photo ID as proof of your identity. Upon verification of such evidence, you will be admitted to the Meeting at the invitation of the chairman. In order to vote at the Meeting, you must obtain a legal proxy from your broker, bank or other shareholder of record and present it to the inspectors of election with your ballot.

Employees: If you are a current or former Ensco employee who holds shares in the Ensco Savings Plan, you will receive voting instructions from the trustee of the plan for shares allocated to your account. If you fail to give voting instructions to the trustee, your shares will be voted by the trustee in the same proportion and direction as shares held by the trustee for which voting instructions were received. To allow sufficient time for voting by the trustee and administrator of the Ensco Savings Plan, your voting instructions for shares held in the plan must be received by 11:59 p.m. Eastern Time on 14 May 2014.

18.   What can I do if I change my mind after I vote?

Shareholders of Record: If you are a shareholder of record, you may revoke your proxy or otherwise change your vote by doing one of the following:

•
sending a written notice of revocation to our secretary at the registered office and headquarters of the Company, which must be received prior to the Meeting, stating that you would like to revoke your proxy;

•
by completing, signing and dating another proxy card and returning it by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 in time to be received before the Meeting, or by submitting a later-dated proxy via the phone at 1-800-690-6903, in which case your later-submitted proxy will be recorded and your earlier proxy revoked;

•	if you voted electronically, by returning to www.proxyvote.com and changing your vote before the share voting cutoff time. Follow the same voting process, and your original vote will be superseded; or

•	by attending the Meeting and voting in person, though simply attending the Meeting without voting will not revoke your proxy or change your vote.

Beneficial Owners: If you are a beneficial owner, you can revoke your voting instructions or otherwise change your vote by following the instructions provided by your broker or other nominee before the applicable deadline. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to Question 17.

19.   What if I do not specify a choice for a resolution in my proxy?

If you sign and return your proxy card appointing the persons designated by the Board as your proxies without indicating how you want your shares to be voted, your shares will be voted FOR the resolutions by the persons designated by the Board as your proxies.

20.   Will my shares be voted if I do not provide my proxy or instruction form?

If you are a shareholder of record and do not provide a proxy, you must attend the Meeting in order to vote. If you are a beneficial owner and hold shares through an account with a bank or broker, your shares may be voted if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange ("NYSE") rules to vote shares for which their customers do not provide voting instructions on routine matters. When a matter is not routine and the brokerage firm has not received voting instructions from the beneficial owner, the brokerage firm cannot vote the shares on that matter. This is called a broker non-vote. For example, the ratification of the selection of independent auditors is considered a routine matter, and the brokerage firm can vote for or against this resolution at its discretion, but the election of directors is not considered routine for these purposes.

21.   What does it mean if I receive more than one Notice?

If you received multiple Notices, it means that you hold your shares in different ways (e.g., trust, custodial accounts, joint tenancy) or in multiple accounts. Each Notice you receive should be voted.

22.   Who will pay for the cost of this proxy solicitation?

We will bear the cost of this proxy solicitation. In addition to solicitation by mail, some of our directors, officers and employees may solicit proxies in person or by telephone for no additional compensation. We will also ask shareholders of record who are brokerage firms, custodians and fiduciaries to forward proxy material to the beneficial owners of such shares and upon request we will reimburse such shareholders of record for the customary costs of forwarding the proxy material. We have retained D.F. King & Co., Inc. ("D.F. King") to assist in the solicitation of proxies and anticipate that this will cost us approximately $13,000 plus certain out-of-pocket expenses.

23.   May shareholders ask questions at the Meeting?

Yes. The chairman of the Meeting will answer questions from shareholders during the designated question and answer period of the Meeting. In order to provide an opportunity for everyone who wishes to ask a question, shareholders may be limited to two minutes each to present their question. When speaking, shareholders must direct questions to the chairman and confine their questions to matters that relate directly to the business of the Meeting. Shareholders will not be able to make statements.

24. Who will count the votes?

Broadridge Financial Solutions, Inc. will count the votes and submit them to our inspectors of election. The inspectors of election will be present at the Meeting.

25.   When will Ensco announce the voting results?

We will announce the preliminary voting results at the Meeting. We will report the final results in a Current Report on Form 8-K filed with the SEC.

26.   Does Ensco have a policy about Directors' attendance at the Meeting?

It is our policy that directors should attend annual general meetings of shareholders barring extenuating circumstances. A regular meeting of the Board is scheduled in conjunction with the Meeting. All incumbent directors attended the 2013 Annual General Meeting of Shareholders.

27.   What can I do if I have audit concerns?

Under section 527 of the Companies Act, shareholders meeting the threshold requirements set out in that section have the right to require the Company to publish on a website a statement setting out any matter relating to: (i) the audit of the Company's accounts (including the auditor's report and the conduct of the audit) that are to be laid before the Meeting; or (ii) any circumstance connected with an auditor of the Company ceasing to hold office since the previous meeting at which annual accounts and reports were laid in accordance with section 437 of the Companies Act. The Company may not require the shareholders requesting any such website publication to pay its expenses in complying with sections 527 of the Companies Act. Where the Company is required to place a statement on a website under section 527 of the Companies Act, it must forward the statement to the Company's auditor not later than the time when it makes the statement available on the website. The business that may be dealt with at the Meeting includes any statement that the Company has been required to publish on a website under section 527 of the Companies Act.

28.   Who should I contact if I have additional questions?

If you have any further questions about voting or attending the Meeting, please contact our proxy solicitor, D.F. King. Shareholders may call toll-free at 1-800-859-8509, and banks and brokers may call collect at 1-212-269-5550. D.F. King may be reached by email at ensco@dfking.com.

Shareholders who have general queries about the Meeting also can call Ensco at 713-789-1400 and ask for the Investor Relations department. No other methods of communication will be accepted. You may not use any electronic address provided either in this notice of Meeting or any related documents (including the proxy materials) to communicate with the Company for any purposes other than those expressly stated.

OWNERSHIP OF VOTING SECURITIES

The following tables show amounts and percentages of our Class A ordinary shares (the only class of our securities outstanding and eligible to vote) ("shares") owned beneficially as of 24 March 2014 by (i) each person or group known by us to beneficially own more than 5% of our outstanding shares; (ii) each of our directors; (iii) our named executive officers identified in the 2013 Summary Compensation Table (the "Named Executive Officers"); and (iv) all of our current directors and executive officers as a group.
Beneficial Ownership Table

	Beneficial Ownership(1)
Name of Beneficial Owner	Amount(2)		Percentage
BlackRock, Inc.	13,439,285	(3)	[•]
40 East 52nd Street
New York, NY 10022
The Vanguard Group	12,005,448	(4)	[•]
100 Vanguard Blvd.
Malvern, PA 19355
FMR, LLC	11,654,957	(5)	[•]
245 Summer Street
Boston, MA 02210
Directors and Executive Officers:
Daniel W. Rabun	[•]		[•]	(6)
Chairman, President and Chief Executive Officer, Director
James W. Swent III	[•]		[•]	(6)
Executive Vice President and Chief Financial Officer
J. Mark Burns	[•]		[•]	(6)
Executive Vice President and Chief Operating Officer
P. Carey Lowe	[•]		[•]	(6)
Senior Vice President - Eastern Hemisphere
Kevin C. Robert	[•]	(7)	[•]	(6)
Former Senior Vice President - Marketing
David A. B. Brown	[•]		[•]	(6)
Director
J. Roderick Clark	[•]		[•]	(6)
Director
Roxanne J. Decyk	[•]		[•]	(6)
Director
Mary E. Francis CBE	[•]		[•]	(6)
Director
C. Christopher Gaut	[•]		[•]	(6)
Director
Gerald W. Haddock	[•]	(8)	[•]	(6)
Director
Francis S. Kalman	[•]		[•]	(6)
Director
Keith O. Rattie	[•]		[•]	(6)
Director
Paul E. Rowsey, III	[•]		[•]	(6)
Director
All current directors and executive officers as a group (18 persons)	[•]		[•]

____________________

(1)	As of 24 March 2014, there were [•] shares outstanding. Unless otherwise indicated, each person or group has sole voting and dispositive power with respect to all shares.

(2)
The number of shares beneficially owned by the directors and executive officers listed in the table above includes shares that may be acquired within 60 days of 24 March 2014 by exercise of share options as follows: Mr. Rabun—[•]; Mr. Swent—[•]; Mr. Burns—[•]; Mr. Lowe—[•]; Mr. Robert—[•]; Mr. Brown—[•]; Mr. Clark—[•]; Ms. Decyk—[•]; Mrs. Francis—[•]; Mr. Gaut—[•]; Mr. Haddock—[•]; Mr. Kalman—[•]; Mr. Rattie—[•]; Mr. Rowsey—[•]; and all current directors and executive officers as a group—[•].

(3)
Based on the Schedule 13G filed on 17 January 2014, BlackRock, Inc. in its capacity as investment advisor, may be deemed to be the beneficial owner of 13,439,285 shares, which are owned of record by clients of BlackRock, Inc. as of 31 December 2013. BlackRock, Inc. reports sole dispositive power over 13,439,285 shares as of 31 December 2013.

(4)
Based on the Schedule 13G filed on 12 February 2014, The Vanguard Group in its capacity as investment advisor, may be deemed to be the beneficial owner of 12,005,448 shares, which are owned of record by clients of The Vanguard Group as of 31 December 2013. The Vanguard Group reports shared dispositive power over 323,830 shares, sole voting power over 346,730 shares and sole dispositive power over 11,681,618 shares as of 31 December 2013.

(5)
Based on the Schedule 13G filed on 13 February 2014, FMR, LLC, Edward C. Johnson 3d, chairman of FMR LLC, and/or certain related parties described in such Schedule 13G may be deemed to be the beneficial owners of 11,654,957 shares as of 31 December 2013. FMR LLC reports sole voting power over 849,772 shares, and each of Edward C. Johnson 3d and FMR LLC has sole dispositive power over 11,654,957 shares owned by various funds. Fidelity Management & Research Company (including the funds managed by it “Fidelity”), a wholly-owned subsidiary of FMR LLC, may be deemed to be the beneficial owner of 8,366,967 shares. Each of Edward C. Johnson 3d and FMR LLC, through his or its control of Fidelity, has sole power to dispose of the 8,366,967 shares. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by Fidelity, which power resides with the Board of Trustees for each respective fund.

(6)	Ownership is less than 1% of our shares outstanding.

(7)
Mr. Robert’s beneficial ownership in the table above, other than pursuant to share options exercisable within 60 days of 24 March 2014 as set forth in footnote (2) above, is as of 10 January 2014, the effective date of his separation from the Company.

(8)	Mr. Haddock has pledged [•] shares as collateral to secure a line of credit. See "Pledging Policy" within "Compensation Discussion and Analysis."

RESOLUTIONS 1a. - 1i.

1.	ORDINARY RESOLUTIONS TO RE-ELECT EACH OF THE FOLLOWING DIRECTORS:

1a.    J. RODERICK CLARK
1b.    ROXANNE J. DECYK
1c.    MARY E. FRANCIS CBE
1d.    C. CHRISTOPHER GAUT
1e.    GERALD W. HADDOCK
1f.        FRANCIS S. KALMAN
1g.    DANIEL W. RABUN
1h.    KEITH O. RATTIE
1i.        PAUL E. ROWSEY, III

AS DIRECTORS OF THE COMPANY FOR A TERM TO EXPIRE AT THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD IN 2015.

Each of the Board nominees is an incumbent director and has been nominated by our Board for re-election at the Meeting. We have majority voting for election of directors. A nominee seeking election will be elected if a simple majority of the votes cast are cast in favour of the resolution to elect the director nominee. In determining the number of votes cast, shares that abstain from voting or are not voted will not be treated as votes cast. Each director nominee will be considered separately. You may cast your vote for or against each nominee or abstain from voting your shares in connection with one or more of the nominees.

David A. B. Brown, a director since our acquisition of Pride International, Inc. ("Pride") in May 2011, is retiring from our Board effective as of the Meeting and is therefore not standing for re-election as a Director. The Board has reduced the size of the board from ten to nine directors effective at the Meeting. As previously reported, the Board has formed a special committee to conduct a search for a new chief executive officer in light of Mr. Rabun's pending retirement. If the new chief executive officer or another director is appointed by board action after the Meeting, he or she would be subject to nomination by the Board and election by the shareholders at the 2015 annual general meeting.

The Board recommends that shareholders vote FOR each nominee standing for election as director.
If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR each nominee.
Nominees

J. Roderick Clark; age 63; Former President and Chief Operating Officer of Baker Hughes Incorporated (Retired)

Mr. Clark has been one of our directors since May 2008. He served as President and Chief Operating Officer of Baker Hughes Incorporated from 2004 through January 2008 when he retired. Before becoming President and Chief Operating Officer, he served as Vice President, Marketing and Technology. Mr. Clark joined Baker Hughes Incorporated during 2001 as President of Baker Petrolite. He formerly served as President and Chief Executive Officer of Consolidated Equipment Companies Inc. He also formerly served as President of Sperry-Sun, a Halliburton company. Mr. Clark has held financial, operational and leadership positions with FMC Corporation, Schlumberger and Grace Energy Corporation. Mr. Clark serves as a director and a business consultant/advisor for Sammons Enterprises, Inc. and as a director of Rockwater Energy Solutions, an oilfield services company. He holds Bachelor of Arts and Master of Business Administration degrees from the University of Texas. Mr. Clark currently serves as Chairman of our Compensation Committee.

The particular experience, qualifications, attributes and skills that led our Board to conclude that Mr. Clark should serve as a director include his 31 years of experience in the oilfield services industry serving global markets, his drilling industry experience, his service as an executive officer of a Fortune 500 company, his corporate governance, compliance and risk management experience and his board and audit committee service for a public company engaged in tanker shipping operations.

Roxanne J. Decyk; age 61; Former Executive Vice President of Global Government Relations for Royal Dutch Shell plc (Retired)

Ms. Decyk has been one of our directors since 2013. She retired as Executive Vice President of Global Government Relations for Royal Dutch Shell plc, a global oil and gas company, in December 2010, after serving in that position since 2009. From 2008 until 2009, Ms. Decyk served as Corporate Affairs and Sustainable Development Director of Royal Dutch Shell plc, from 2005 to 2009, she served on the Executive Committee and from 2005 to 2008, she also served as Corporate Affairs Director. Prior thereto, Ms. Decyk was Senior Vice President-Corporate Affairs and Human Resources of Shell Oil Company and Vice President of Corporate Strategy of Shell International Limited. She also serves as a Director of Alliant Techsystems Inc. since 2010, Petrofac Limited since 2011, and Snap-on Incorporated since 1993. She earned a Bachelor of Arts degree from the University of Illinois at Urbana-Champaign in English literature and a Juris Doctorate from Marquette University Law School. Ms. Decyk currently serves on our Compensation Committee

The particular experience, qualifications, attributes and skills that led our Board to conclude that Ms. Decyk should be nominated to the Board include her experience in various executive leadership positions for international, integrated energy companies, significant strategy experience, knowledge of the demands and expectations of our core customers, experience as a board member for public companies and expertise in global government affairs.

Mary E. Francis CBE; age 65; Former Senior Civil Servant in British Treasury and Prime Minister's Office (Retired)

Mrs. Francis has been one of our directors since 2013. She is a former senior civil servant in the British Treasury and the Prime Minister's office and was subsequently Director General of the Association of British Insurers. Since June 2004, she has served on the Board of Directors of Centrica plc, an integrated energy company, where she currently serves as Senior Independent Director, Chairman of the Corporate Responsibility Committee and Deputy Chairman of the Nominations Committee. In April 2013, Mrs. Francis was appointed to the Board of Directors of the Swiss Re Group and in October 2012, she was appointed to the Board of Directors of Swiss Reinsurance Company Ltd. From 2005 to 2012, she served as a non-executive director of Aviva plc and from 2009 to 2012 she served as a non-executive director of Cable & Wireless Communications Plc. She is also a former non-executive director of the Bank of England, Alliance & Leicester plc and St. Modwen Properties plc, and is a Senior Adviser to the International Relations Institute, Chatham House. She earned an MA in History from Newnham College, University of Cambridge. Mrs. Francis currently serves on our Audit Committee.

The particular experience, qualifications, attributes and skills that led our Board to conclude that Mrs. Francis should serve as a director include her experience as a director for various British and international public companies, experience as the chairman of board committees for several public companies, expertise in matters of corporate governance, and experience in senior positions within the U.K. government.

C. Christopher Gaut; age 57; Chairman and Chief Executive Officer of Forum Energy Technologies, Inc.

Mr. Gaut has been one of our directors since May 2008. He has served as Chairman and Chief Executive Officer of Forum Energy Technologies, Inc. since August 2010. Mr. Gaut previously served as a Managing Director of SCF Partners, a Houston, Texas-based private equity firm that invests in and acquires energy service companies. Prior to joining SCF Partners, he served as President of Halliburton Company's Drilling and Evaluation Division from January 2008 until April 2009. Mr. Gaut also previously served as Executive Vice President and Chief Financial Officer of Halliburton Company, one of the world's largest providers of products and services to the energy industry. Mr. Gaut holds a Bachelor of Arts degree in Engineering Sciences from Dartmouth College and a Master of Business Administration degree from the Wharton School of Business at the University of Pennsylvania. Mr. Gaut currently serves on our Compensation Committee.

The particular experience, qualifications, attributes and skills that led our Board to conclude that Mr. Gaut should serve as a director include his vast experience in the drilling and oilfield services industries, having served in executive positions with several companies in the energy service sector, and his strong background in finance, operations, and investments in the global energy sector.

Gerald W. Haddock; age 66; President and Founder of Haddock Enterprises, LLC

Mr. Haddock has been one of our directors since 1986. During 2000, he founded Haddock Enterprises, LLC, an entrepreneurial development company concentrating in private investments and transactions, including oil and gas and real estate, located in Fort Worth, Texas, and has served as its President since that time. Mr. Haddock formerly served as President and Chief Operating Officer of Crescent Real Estate Equities Company from 1994 to 1996 and as President and Chief Executive Officer of Crescent Real Estate Equities Company from 1996 to 1999. During 2005, Mr. Haddock joined the Board of Directors of Meritage Homes Corporation and has served on its Executive Compensation Committee since 2005. In addition, he was named Chairman of its Nominating and Corporate Governance Committee during 2006 and appointed to its Audit Committee during 2009. Mr. Haddock is a former board member of Cano Petroleum Inc., having served from late 2004 through October 2008. Mr. Haddock holds Bachelor of Business Administration and Juris Doctorate degrees from Baylor University. He also received a Master of Laws in Taxation degree from New York University and a Master of Business Administration degree from Dallas Baptist University. Mr. Haddock currently serves on our Audit Committee and our Nominating and Governance Committee.

The particular experience, qualifications, attributes and skills that led our Board to conclude that Mr. Haddock should serve as a director include his experience and expertise in financial, business and legal matters with significant involvement in corporate governance, financial and tax matters, his knowledge and expertise in international tax and business activities, his service as a Chief Executive Officer and President of a publicly-traded real estate company and his extensive service on our Board and on other public company boards, including service on audit, executive compensation, nominating and corporate governance committees.

Francis S. Kalman; age 66; Former Executive Vice President of McDermott International, Inc. (Retired)

Mr. Kalman became a director in May 2011 in connection with our acquisition of Pride, where he had served as a director since 2005. Mr. Kalman served as Executive Vice President of McDermott International, Inc. from 2002 until his retirement in 2008 and as Chief Financial Officer from 2002 until 2007. From 2000 to 2002, he was Senior Vice President and Chief Financial Officer of Vector ESP, Inc., from 1999 to 2000, he was a principal of Pinnacle Equity Partners, LLC, from 1998 to 1999, he was Executive Vice President and Chief Financial Officer of Chemical Logistics Corporation and from 1996 to 1997, he was Senior Vice President and Chief Financial Officer of Keystone International, Inc. Mr. Kalman currently serves as a senior advisor to a private investment subsidiary of Tudor, Pickering, Holt & Co., LLC, which specializes in direct investments in upstream, midstream and oilfield service companies. Mr. Kalman is a principal of Ancora Partners, LLC, a private equity group, and also serves on the Board of Directors and the Audit Committees of Kraton Performance Polymers, Inc., Weatherford International, Ltd. and CHC Group, Ltd. Mr. Kalman holds a Bachelor of Science degree in Accounting from Long Island University. Mr. Kalman currently serves on our Audit Committee.

The particular experience, qualifications, attributes and skills that led our Board to conclude that Mr. Kalman should serve as a director include experience in executive leadership and strategic planning for various international energy service companies, experience in accounting, auditing and financial reporting for global organisations and financial expertise generally in the oil and gas industry.

Daniel W. Rabun; age 59; Chairman, President and Chief Executive Officer of the Company

Mr. Rabun has been one of our directors since March 2006, when he joined us as President. Mr. Rabun was appointed to serve as our Chief Executive Officer effective 1 January 2007 and elected Chairman of the Board in May 2007. Before joining Ensco during 2006, Mr. Rabun was a partner at the international law firm of Baker & McKenzie LLP. Mr. Rabun provided legal advice and counsel to us for over 15 years before joining the Company and served as one of our directors during 2001. He has been a Certified Public Accountant since 1976 and a member of the Texas Bar since 1983. He holds a Bachelor of Business Administration degree in Accounting from the University of Houston and a Juris Doctorate degree from Southern Methodist University. He also served as chairman of the International Association of Drilling Contractors during 2012. On 13 November 2013, we announced Mr. Rabun's retirement. Mr. Rabun will continue to serve in his current role as Chairman of the Board, President and Chief Executive Officer until the Board has completed the succession process and a new Chief Executive Officer has been appointed. Mr. Rabun will remain Chairman and a member of the Board through at least the 2014 Annual General Meeting of Shareholders and is nominated to serve another one-year term.

The particular experience, qualifications, attributes and skills that led our Board to conclude that Mr. Rabun should serve as a director include his international experience and perspective, long-standing relationship with and understanding of the Company, experience with strategic transactions, financial acumen and experience working with companies in the global oil and gas industry.

Keith O. Rattie; age 60; Former Chairman, President and Chief Executive Officer of Questar Corporation and Former Chairman of QEP Resources (Retired)

Mr. Rattie has been one of our directors since May 2008. He serves as a director of Questar Corporation, a natural gas focused energy company. Mr. Rattie previously served as President of Questar from February 2001 until July 2010, Chief Executive Officer from May 2002 until July 2010 and Chairman from May 2003 until July 2010. Previously, Mr. Rattie served as Non-Executive Chairman of Questar Corporation and QEP Resources from July 2010 to July 2012. He also previously served as Vice President and Senior Vice President of Coastal Corporation (a diversified energy company). Prior to joining Coastal Corporation, he spent 19 years with Chevron Corporation in various engineering and management positions, including as General Manager of Chevron's international gas unit. Mr. Rattie serves as a director of Zions First National Bank, a subsidiary of Zions Bancorporation, and is a former Chairman of the Board of the Interstate Natural Gas Association of America. He also serves as a director of Rockwater Energy Solutions, an oilfield services company. He holds a Bachelor of Science degree in Electrical Engineering from the University of Washington and a Master of Business Administration degree from St. Mary's College. Mr. Rattie currently serves as Chairman of our Audit Committee.

The particular experience, qualifications, attributes and skills that led our Board to conclude that Mr. Rattie should serve as a director include his extensive background and experience in the energy industry, his prior and current engineering and management positions, his experience as a chief executive officer in general and with respect to management, stewardship, investor and stakeholder relationships in particular and his knowledge of global equity markets.

Paul E. Rowsey, III; age 59; Chief Executive Officer of Compatriot Capital, Inc.

Mr. Rowsey has been one of our directors since 2000. He has served as the Chief Executive Officer of Compatriot Capital, Inc., a real estate investment and operating company, since 2011. Prior to joining Compatriot, he was a founder and the managing partner of E2M Partners, LLC, a sponsor and manager of private real estate equity funds and an affiliate of Compatriot. He serves as a member of the Board of Directors of Powdr Corporation, one of the largest alpine skiing and outdoor sports companies in the United States, based in Park City, Utah, KDC Holdings, a national real estate investment and development firm based in Dallas, Texas, Village Green Holding, a multi-family housing management and development firm based in Farmington Hills, Michigan and JLB Partners, LLC, a multi-family housing development firm based in Dallas, Texas. Mr. Rowsey is a 1977 magna cum laude graduate of Duke University with a degree in management science and a 1980 cum laude graduate of Southern Methodist University School of Law. Mr. Rowsey has been appointed as the Board's Lead Director and currently serves as the Chairman of our Nominating and Governance Committee.

The particular experience, qualifications, attributes and skills that led our Board to conclude that Mr. Rowsey should serve as a director include his expertise in financial, business and legal matters, his extensive negotiating experience in complex business transactions and his general business acumen.

RESOLUTION 2

2.
AN ORDINARY RESOLUTION AUTHORIZING THE BOARD OF DIRECTORS TO ALLOT SHARES IN THE COMPANY AND TO GRANT RIGHTS TO SUBSCRIBE FOR OR CONVERT ANY SECURITY INTO SHARES IN THE COMPANY UP TO A NOMINAL AMOUNT OF $[•].

As a U.K. public company governed in part by the Companies Act, we cannot issue new shares (other than in certain circumstances) without obtaining approval from our shareholders. The Companies Act provides that this approval grants authority to the Board to "allot" shares in the Company and to grant rights to subscribe for or convert any security of the Company into shares of the Company. If our shareholders approve this grant of authority, their approval would be effective for a period of five years. Our shareholders last approved the allotment of shares in 2009; therefore, we are now required to return to the shareholders to renew their approval for an additional five-year period. Without this grant of authority from shareholders, the Board would generally be unable to issue any of our shares without obtaining approval from our shareholders. Approval of this resolution will not, however, implicate any shareholder approval requirements of the NYSE for share issuances, such as for executive compensation purposes or in connection with certain acquisitions, and we would continue to be subject to the requirements to obtain shareholder approval in those instances. Allotments or issuances of ordinary shares for cash are subject to rights of pre-emption of the existing shareholders. If the shareholders approve Resolution 11 at the Meeting, those pre-emption rights will not apply to new issues of shares subject to this resolution.

This Resolution 2 would give the Directors the authority to allot ordinary shares or grant rights to subscribe for or convert any securities into ordinary shares up to an aggregate nominal amount equal to $[•] (representing [•] ordinary shares). This amount represents approximately 33% of the issued ordinary share capital (excluding treasury shares) of the Company as of 28 March 2014, the latest practicable date prior to publication of this Notice.

The authority sought under Resolution 2 will expire at the conclusion of the Annual General Meeting of Shareholders to be held in 2019.

The Directors have no present intention to exercise the authority sought under this resolution.

As at the date of this Notice, [•] ordinary shares are held by the Company in treasury.

The Board recommends that shareholders vote FOR the ordinary resolution to authorise the Board to allot shares.

If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR Resolution 2. The full text of the resolution is as follows:

AN ORDINARY RESOLUTION THAT THE BOARD OF DIRECTORS BE GENERALLY AND UNCONDITIONALLY AUTHORISED TO ALLOT SHARES IN THE COMPANY AND TO GRANT RIGHTS TO SUBSCRIBE FOR OR CONVERT ANY SECURITY INTO SHARES IN THE COMPANY UP TO A NOMINAL AMOUNT OF $[•], SUCH AUTHORITY TO APPLY UNTIL THE CONCLUSION OF THE ANNUAL GENERAL MEETING OF SHAREHOLDERS HELD IN 2019, BUT DURING THIS PERIOD THE COMPANY MAY MAKE OFFERS AND ENTER INTO AGREEMENTS WHICH WOULD, OR MIGHT, REQUIRE SHARES TO BE ALLOTTED OR RIGHTS TO SUBSCRIBE FOR OR CONVERT SECURITIES INTO SHARES TO BE GRANTED AFTER THE AUTHORITY ENDS AND THE BOARD OF DIRECTORS MAY ALLOT SHARES OR GRANT RIGHTS TO SUBSCRIBE FOR OR CONVERT SECURITIES INTO SHARES UNDER ANY SUCH OFFER OR AGREEMENT AS IF THE AUTHORITY HAD NOT ENDED.

RESOLUTIONS 3, 4 AND 5

3.	AN ORDINARY RESOLUTION TO RATIFY THE AUDIT COMMITTEE'S APPOINTMENT OF KPMG LLP AS OUR U.S. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED 31 DECEMBER 2014.

4.
AN ORDINARY RESOLUTION TO RE-APPOINT KPMG AUDIT PLC AS OUR U.K. STATUTORY AUDITORS UNDER THE COMPANIES ACT 2006 (TO HOLD OFFICE FROM THE CONCLUSION OF THE MEETING UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS AT WHICH ACCOUNTS ARE LAID BEFORE THE COMPANY).

5.	AN ORDINARY RESOLUTION TO AUTHORISE THE AUDIT COMMITTEE TO DETERMINE OUR U.K. STATUTORY AUDITORS' REMUNERATION.
Our Audit Committee has appointed the U.S. accounting firm of KPMG LLP ("KPMG") to serve as our U.S. independent registered public accounting firm for the fiscal year ending 31 December 2014. KPMG has served as our U.S. independent registered public accounting firm for the fiscal year ended 31 December 2002 and every year thereafter, having been duly appointed by the Board or by the Audit Committee in conformity with then-applicable rules. Our Audit Committee has appointed KPMG Audit Plc, the U.K. affiliate of KPMG, to serve as our statutory auditors under the Companies Act. KPMG Audit Plc has served as our statutory auditors since our re-registration as a public limited company in December 2009. Our Audit Committee approves, on an annual basis, KPMG Audit Plc's remuneration as our statutory auditors after authorization by our shareholders. We are asking our shareholders to authorise the Audit Committee to determine KPMG Audit Plc's remuneration as statutory auditors in accordance with the Audit Committee's procedures and applicable law. Representatives of KPMG and KPMG Audit Plc are expected to be present at the Meeting to respond to questions as appropriate and to make a statement should they so desire.
The Board recommends that shareholders vote FOR the ordinary resolution to ratify the Audit Committee's appointment of KPMG as our U.S. independent registered public accounting firm for the year ending 31 December 2014; FOR the ordinary resolution to re-appoint KPMG Audit Plc as our U.K. statutory auditors under the Companies Act (to hold office until the conclusion of the next Annual General Meeting of Shareholders at which accounts are laid before the Company); and FOR the ordinary resolution to authorise the Audit Committee to determine our U.K. statutory auditors' remuneration.
If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR Resolutions 3, 4 and 5.

Independent Auditor Pre-approval Policies and Procedures

Consistent with SEC rules and policies regarding auditor independence, the Audit Committee has responsibility for appointing, approving the compensation of and overseeing the work of our U.S. independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our U.S. independent registered public accounting firm.
Under the policy, we submit an itemized listing of all services to the Audit Committee for which pre-approval is requested. Such listing includes a description of each proposed service, the associated estimated fees and other terms of the engagement. To the extent any such service is a non-audit service, the submission includes an explanation as to why such service qualifies as a permitted non-audit service and why providing such service would not impair the independence of our U.S. independent registered public accounting firm.
Fees and Services

The aggregate fees (excluding value added taxes) billed to us for the fiscal years ended 31 December 2013 and 2012 by KPMG and its affiliates were as follows (in thousands):

	2013	2012
Audit Fees(1)	$3,317	$3,569
Tax Fees(2)	70	11
	$3,387	$3,580
 ____________________

(1)
Includes fees for the audit of our annual consolidated financial statements and audit of the effectiveness of our internal control over financial reporting included in our Annual Report on Form 10-K, reviews of condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, the audit of our U.K. statutory accounts, audits of certain subsidiary statutory accounts, attestation services and procedures conducted in connection with consents to incorporate KPMG's reports into registration statements filed with the SEC for each respective year.

(2)	Represents fees for tax compliance services.

Our Audit Committee pre-approved the services provided during 2013 and 2012 described above, in accordance with our Audit Committee's policy and the pre-approval requirements of the Sarbanes-Oxley Act of 2002, as amended. Accordingly, there were no services for which the de minimus exception, as defined in Section 202 of the Sarbanes-Oxley Act of 2002, as amended, was applicable. Our Audit Committee has considered whether the provision of non-audit services by KPMG were compatible with maintaining KPMG's independence and has determined that the provision of such non-audit services does not undermine KPMG's independence.

CORPORATE GOVERNANCE
Corporate Governance Guidelines

We have adopted a Corporate Governance Policy, which includes governance guidelines that assist the Board and its committees in the exercise of their responsibilities under applicable law and the listing standards of the NYSE. These governance guidelines provide a framework for the Company's governance and the Board's activities, covering such matters as Board membership criteria, director independence, Board meetings, Board structure, Board access to management and independent advisors, limitations on outside directorships, conflicts of interest, director compensation, shareholder communications to the Board, director attendance at shareholder meetings, evaluation of Board and Chief Executive Officer performance, management succession planning, risk oversight, share ownership guidelines and other corporate governance practices and principles. The Corporate Governance Policy is available in the Corporate Governance section of our website (www.enscoplc.com). Paper copies also are available upon request without charge. Such requests should be directed to our Investor Relations Department at 5847 San Felipe, Suite 3300, Houston, Texas 77057.
Governance Practices

Our ethics, governance and compliance practices address all NYSE content requirements, including an annual self-evaluation of the Board and its committees and annual reviews of the committee charters, as reflected in our Code of Business Ethics and our Corporate Governance Policy. Our governance practices provide that the independent directors conduct regular executive sessions without management, chaired by the Lead Director, and a formal annual evaluation of our Chief Executive Officer's performance. The Board fulfilled these requirements during 2013.
Director Nominations

Our Nominating and Governance Committee, with direct input from the Chairman of the Board and other Board members, primarily is responsible for identifying and screening candidates for nomination to Board membership. Additionally, when and as deemed appropriate, we may retain the services of a third party to identify, evaluate or assist the Nominating and Governance Committee and Board in evaluating potential director nominees. Our Board is responsible for nominating individuals to serve on our Board.

Pursuant to our Corporate Governance Policy, candidates nominated for election or re-election to our Board should possess the following qualifications:

•	personal characteristics, including:

•	highest personal and professional ethics, integrity and values,

•	an inquiring and independent mind, and

•	practical wisdom and mature judgment;

•	experience at the policy-making level in business, government or education;

•
expertise that is useful to our Company and complementary to the background and experience of other Board members (e.g., previous executive and board experience, an international perspective, capital intensive cyclical business experience and knowledge of the global oil and gas industry are considered to be desirable);

•	willingness to devote the required amount of time to perform the duties and responsibilities of Board membership;

•	commitment to serve on the Board over a period of several years to develop knowledge about our principal operations;

•	willingness to represent the best interests of all shareholders and objectively appraise management performance; and

•	no involvement in activities or interests that create a conflict with the director's responsibilities to us and our shareholders.

The Nominating and Governance Committee will evaluate the qualifications of each director candidate, including nominees recommended by shareholders, against these criteria in making recommendations to our Board concerning director nominations. The Nominating and Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of our Board at a given point in time and periodically reviews and updates the criteria listed above as deemed necessary. Diversity in personal background, race, gender, age and nationality for the Board as a whole may be taken favourably into account in considering individual candidates. The Nominating and Governance Committee may identify potential director candidates from a number of sources, including recommendations from directors, management, shareholders and executive recruiting firms retained for such purpose.

The Nominating and Governance Committee will consider director nominations timely made by shareholders pursuant to the requirements of our Articles of Association referred to in the "Information Concerning Shareholder Proposals for the 2015 Annual General Meeting of Shareholders" section of this proxy statement. Any such nomination also must comply with the other provisions contained in our Articles of Association relating to nominations of persons for election to the Board. We did not receive any nominations for director made by any person or group beneficially owning more than 5% of our shares by the date specified in Article 46.2 of our Articles of Association.
Director Independence

The Ensco Corporate Governance Policy states that a substantial majority of the Board shall be independent, as the term is defined therein and by SEC rules and NYSE Corporate Governance Standards. Except as respects their directorships, we do not have any business or other relationships with our independent directors. Only independent directors serve on the Board's standing committees. In this regard, our Board has affirmatively determined that all director nominees and directors (with the exception of Mr. Rabun) are independent and have no material relationship with us. Accordingly, a substantial majority of our Board currently is independent as defined above.
As respects the independence determination relating to Mr. Gaut, our Board made its determination with knowledge that he has served as Chairman and Chief Executive Officer of Forum Energy Technologies, Inc., a publicly traded global provider of manufactured equipment and products to the energy industry, since August 2010. Forum has certain business relationships with Ensco, primarily involving incidental oilfield services and equipment, and Ensco paid Forum $1,573,740, $1,866,322 and $1,932,284 in 2013, 2012 and 2011, respectively. Our Board concluded that this relationship has not and will not affect the independence of Mr. Gaut and that he is independent, as the term is defined by SEC rules and NYSE Corporate Governance Standards.
As respects the independence determination relating to Mr. Kalman, our Board made its determination with knowledge that he has served on the Board of Directors and the Audit Committee of Weatherford International, Ltd., a publicly traded global provider of products and services to the energy industry, since June 2013. Weatherford has certain business relationships with Ensco, primarily involving oilfield services and equipment, and Ensco paid Weatherford $7,251,552 in 2013. Our Board concluded that this relationship has not and will not affect the independence of Mr. Kalman and that he is independent, as the term is defined by SEC rules and NYSE Corporate Governance Standards.
As respects the independence determination relating to Ms. Decyk, our Board made its determination with knowledge that she has served on the Board of Directors of Petrofac, a publicly traded global provider of products and services to the energy industry, since March 2011. Petrofac has certain business relationships with Ensco, primarily involving oilfield services and equipment, and Ensco paid Petrofac $154,000 in 2013. Our Board concluded that this relationship has not and will not affect the independence of Ms. Decyk and that she is independent, as the term is defined by SEC rules and NYSE Corporate Governance Standards.

As respects the independence determination relating to Mrs. Francis, our Board made its determination with knowledge that she has served on the Board of Directors of Swiss Re, a publicly traded global insurance provider, since April 2013. Swiss Re is one of several insurance providers for Ensco. In 2013, Swiss Re participated in our marine package, U.S. windstorm, and excess liability programs. The total premium paid to Swiss Re via our broker, Marsh, for our 2013/2014 policy period was $2,548,590. Our Board concluded that this relationship has not and will not affect the independence of Mrs. Francis and that she is independent, as the term is defined by SEC rules and NYSE Corporate Governance Standards.
Our Corporate Governance Policy provides that a director who changes his or her principal occupation shall promptly notify the Board of the change and submit a pro-forma letter of resignation to the Board. Under this policy, the other directors shall then meet in private session, determine whether the change of occupation impacts the director's independence or creates a conflict of interest and decide whether to accept or reject the pro-forma resignation.
Each of our directors has prepared a Director Declaration of Interest, disclosing existing or potential conflicts of interest, in conformity with U.K. law, custom and practice. The declarations are reviewed by the Board annually. The Board conducted an annual review of Director Declarations of Interest during the Board meeting on 25 February 2014.
Board Structure

Mr. Rabun serves as our Chairman, President and Chief Executive Officer. The Board believes that Mr. Rabun is well-qualified to serve as Chairman of the Board. The Board also believes that independent oversight of management is an important component of an effective board of directors. The independent Board members have determined that the most effective Board leadership structure for our Company at the present time is for the Chief Executive Officer to also serve as Chairman of the Board, a structure that has served Ensco well for many years. The Board has authority to modify this structure to best address the Company's unique circumstances and advance the best interests of all shareholders as and when appropriate. Also, the Board has established the position of Lead Director, who is to be appointed or re-appointed by the Board annually from among the independent directors.
The Board also believes, for the reasons set forth below, that its existing corporate governance practices achieve independent oversight and management accountability. Our governance practices provide for strong independent leadership, independent discussion among directors, independent evaluation of, and communication with, members of senior management and oversight of the Company's operational, fiscal and risk management activities. These governance practices are reflected in the Ensco Corporate Governance Policy and the standing committee charters, all of which are available on our website.
Relevant provisions of the Ensco Corporate Governance Policy include:

•
Independent directors meet at regularly scheduled executive sessions outside the presence of the Chief Executive Officer and other Company personnel at each regular Board meeting and may convene additional executive sessions during any Board meeting or by notice of a special Board meeting, which any two directors may cause to be called.

•	Independent directors have open access to Ensco's management and independent advisors, such as attorneys or auditors.

•	Independent directors are encouraged to suggest items for inclusion in the agenda for Board meetings and are free to raise subjects that are not on the meeting agenda.

•
The Lead Director acts as chairman of executive sessions of the independent directors and serves as the interface between the independent directors and the Chief Executive Officer in communicating the matters discussed during executive sessions. The Board believes that this structure facilitates full and frank discussions among all independent directors. The Ensco Corporate Governance Policy further describes the functions of the Lead Director as follows:

•
assist and advise the Chairman as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with ongoing Company operations;

•	approve, in concert with the Chairman, Board meeting agendas and meeting schedules;

•
advise the Chairman as to the quality, quantity and timeliness of the information submitted to the Board by the Company's management that is necessary or appropriate for the independent directors to perform their duties effectively and responsibly;

•	develop the agendas for and serve as Chairman of executive sessions of the Board's independent directors;

•	serve as principal liaison between the independent directors and the Chairman in respect of Board issues;

•	participate in recommendations regarding recruitment of new directors, management succession planning and annual Board performance and Chief Executive Officer evaluations; and

•	serve as acting Chairman of the Board when the Chairman is not present.
Board Meetings and Committees

The Board met 15 times during the year ended 31 December 2013. The Board has three standing committees, the Audit Committee, the Nominating and Governance Committee and the Compensation Committee. During 2013, each incumbent director attended at least 75% of the aggregate meetings held by the Board and the committees of which he or she was a member.
Our Board has affirmatively determined that all director nominees and directors (with the exception of Mr. Rabun) are independent, as the term is defined by SEC rules and the Corporate Governance Standards of the NYSE, and have no material relationships with us. Accordingly, a substantial majority of our Board currently is independent as required by SEC rules and NYSE Corporate Governance Standards. The independent directors conducted executive sessions without management during each of the four regular quarterly meetings of the Board. Only independent directors serve on the Board's standing committees.
Audit Committee

We have established and maintain an Audit Committee, which operates under a charter, in accordance with the rules promulgated under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our Audit Committee appoints our U.S. independent auditors to examine, review and audit our consolidated financial statements, reviews the general scope of services to be rendered by the independent auditors and pre-approves and authorises payment of the associated fees, reviews our financial condition and results of operations and makes inquiries as to the adequacy of our internal controls over financial reporting. Our Audit Committee met nine times during 2013. The Audit Committee currently consists of Chairman Rattie, Mrs. Francis and Messrs. Haddock and Kalman, all of whom meet the independence criteria for audit committee members prescribed by the SEC and NYSE. Mr. Kalman serves on four U.S. listed public company audit committees. The Board determined that such simultaneous service would not impair the ability of Mr. Kalman to effectively serve on our Audit Committee. None of the other members of our Audit Committee serve on more than three U.S. public company audit committees.
Our Board has determined that each of the four members of the Audit Committee meets the requisite SEC criteria to qualify as an audit committee financial expert, is financially literate and has accounting or related financial management expertise as defined in the NYSE Corporate Governance Standards. In making recommendations and determinations regarding audit committee financial experts, our Board and the Audit Committee considered the relevant academic and professional experience of the Audit Committee members.

Compensation Committee

The principal functions of our Compensation Committee, as set forth in its charter, are to review and approve executive compensation, including matters regarding our various benefit plans, independently or in conjunction with our Board, as appropriate. In 2013, the Compensation Committee met five times. The Compensation Committee currently consists of Chairman Clark, Ms. Decyk, and Mr. Gaut, all of whom meet the independence criteria prescribed by the NYSE for service on a compensation committee.
The Compensation Committee has an Executive Compensation Subcommittee, which consists of Chairman Clark and Ms. Decyk, each of whom qualifies as outside directors for purposes of Section 162(m) of the Internal Revenue Code. This Executive Compensation Subcommittee has been delegated authority to qualify compensation paid by the Company for deductibility under Section 162(m) of the Internal Revenue Code.
Nominating and Governance Committee

The principal functions of our Nominating and Governance Committee, as set forth in its charter, are to select, identify and screen candidates for nomination to our Board, to recommend the composition of committees of our Board, to recommend our slate of officers and to oversee and recommend matters of corporate governance, independently or in conjunction with our Board, as appropriate. During 2013, the Nominating and Governance Committee met five times. The Nominating and Governance Committee currently consists of Chairman Rowsey, and Messrs. Brown and Haddock, all of whom meet the independence criteria prescribed by the NYSE for service on a nominating committee.
Director Attendance at the Meetings of Shareholders

The Ensco Corporate Governance Policy provides that, barring extenuating circumstances, all members of the Board shall attend our annual general meetings of shareholders and also are encouraged to attend any and all other general meetings that may be duly convened. All of the incumbent directors serving on the Board at the time of the 2013 Annual General Meeting of Shareholders attended the meeting.
Code of Business Conduct

Our Code of Business Conduct Policy (our "Ethics Policy") applies to all of our directors and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. Our Ethics Policy addresses all NYSE content requirements and includes provisions addressing conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of our assets and compliance with our policies and with laws, rules and regulations, including laws addressing insider trading, antitrust and anti-bribery, including the U.K. Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act. No waivers of the provisions of our Ethics Policy have been requested or granted since the Ethics Policy was first issued on 1 November 2002.
Our Ethics Policy provides for confidential and anonymous submission to a management committee of reports of non-compliance with our standards, policies, practices and procedures and also establishes a means for submission of reports of accounting, auditing or other business irregularities by any employee or other person directly to our Board.

Hotline Reports and Investigations

We have established a process by which shareholders, employees and other interested parties may communicate directly with our Board, any committee of the Board, the non-employee directors as a group or any individual director. This process, which is available on our website (www.enscoplc.com), provides a means for submission of such interested parties' communications via an independent, third-party mail-forwarding service. Such communications may also be submitted by mail, addressed as follows: Ensco Shareholder Communications, 5600 W. Lovers Lane, Suite 116, Box #120, Dallas, Texas 75209-4330. Mail so addressed will be forwarded directly to the then-presiding chairmen of our Board's standing committees and cannot be viewed by management. Additionally, a telephonic Hotline system was established in 2011. This service is provided by an independent third party, and Hotline inquiries (which may be made anonymously) are investigated and addressed by a Company management committee working under the direction of, and reporting regularly to, the Audit Committee.
Risk Management Oversight

The Board and its committees are actively involved in oversight of risks that could impact our Company. At each regular meeting, the Board reviews the Company's financial condition and results of operations. The Board annually approves a capital budget, with subsequent approval required for any significant variations. The Board also receives periodic reports regarding the Company's insurance program and is apprised of all material variations in coverage or premium cost in connection with each annual insurance renewal.
On behalf of the Board, the Audit Committee plays a significant role in oversight of risks associated with the Company's financial performance, internal and external audit functions, legal and tax contingencies and other exposures. The Company's independent auditors, the Director of Internal Audit and the Chief Compliance Officer report to the Audit Committee at each regular quarterly meeting. The Audit Committee reviews and approves the annual internal audit plan and also receives reports on all internal audits. Hotline reports and related investigations conducted pursuant to our Ethics Policy are reviewed in executive session of the Audit Committee with the Chief Compliance Officer. On a quarterly basis, the Vice President, General Counsel and Secretary reports to the Audit Committee on legal matters that may have a significant impact upon the Company's financial statements. In a similar fashion, the Vice President-Tax submits a quarterly report to the Audit Committee on tax matters that may have a significant impact on the Company's financial statements.
The Nominating and Governance Committee and the Compensation Committee also have roles in risk management. In consultation with its compensation consultants, the Compensation Committee endeavours to establish performance goals for the Company's various compensation plans that are intended to drive behaviour that does not encourage or result in any material risk of adverse consequences to the Company or its shareholders. The Committees and Board also are actively involved in succession planning both from a general standpoint and with respect to a potential emergency situation that might impact the ability of our Chairman, President and Chief Executive Officer to continue the performance of his functions and responsibilities.
We maintain an enterprise risk management program designed to identify significant risks to us. Our treasury and risk management departments are responsible for implementing the program, which involves the identification of risks within and facing the Company, the assessment of existing and required mitigation plans for those risks and ongoing monitoring of both. These departments meet with a cross-functional Enterprise Risk Committee on a quarterly basis to assess risk trends, identify new potential risks and review mitigation plans. The Enterprise Risk Committee reports its results to the Board on a quarterly basis. The Board reviews the identified risks, mitigation plans and quarterly monitoring reports.

Governance Transparency

Our Board, its standing committees and management are committed to continually pursuing best practices of corporate governance, accountability and transparency. The Corporate Governance section of our website (www.enscoplc.com/About-Us/Corporate-Governance/Corporate-Documents) contains the Audit Committee Charter, the Nominating and Governance Committee Charter, the Compensation Committee Charter, the Ensco Corporate Governance Policy and the Ethics Policy. Additional data available in the Corporate Governance section of our website includes information on the composition and functions of the Board and its committees as well as instructions for submission of Hotline reports and submission of general shareholder communications to our Board. Additionally, our website has a link to our public filings with the SEC, including equity ownership reports by our directors and executive officers required under Section 16 of the Exchange Act.

Shareholder Outreach Program

In our continuous effort to improve our corporate governance and communications with our shareholders, we are implementing a program to proactively seek input from our top 20 shareholders on a variety of matters important to shareholders generally.  After the filing of our proxy statement, our Investor Relations Department and certain non-employee directors will reach out to those shareholders to discuss various matters relating to the Company, including corporate governance and executive compensation.  Our outreach program will at all times be conducted in accordance with applicable law, including Regulation FD, and we will not share material non-public information with any shareholder without first disclosing it to the public.  Further, our outreach program in no way replaces or diminishes other ways shareholders can communicate with management or the Board, as summarized above in “Governance Transparency.”
Related Party Transactions

In accordance with our Audit Committee Charter, except with respect to compensatory agreements with our directors or officers that fall within the purview of the Compensation Committee, the Audit Committee is responsible for reviewing and approving the terms and conditions of all proposed transactions between our Company, any of our subsidiaries or affiliates and any of our directors or officers, or relatives or affiliates of any such directors or officers, to ensure that such related party transactions are fair and are in our overall best interest. There were no related party transactions required to be reported for 2013.
Compensation Committee Interlocks and Insider Participation

During 2013, Ms. Decyk and Messrs. Clark and Gaut served on our Compensation Committee. No member of the Compensation Committee is involved in a relationship requiring disclosure as an interlocking director/executive officer or under Item 404 of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors of Ensco plc (the “Company”) is composed of four independent directors who satisfy the requirements of independence as established by Section 10A of the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange listing standards. The Audit Committee is governed by a written Charter adopted by the Board of Directors. To fulfill its responsibilities, the Audit Committee of the Company met nine times during the 2013 fiscal year.
Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm employed by the Company (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm reports directly to the Audit Committee.
The Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
The Audit Committee has recommended, and the Board of Directors, in the exercise of its business judgment, has approved, inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended 31 December 2013, to be filed with the Securities and Exchange Commission. The recommendation was based upon the Audit Committee’s review, the exercise of its business judgment, the discussions referred to above and reliance upon the Company’s management and independent registered public accounting firm.
Submitted by the Audit Committee,
Keith O. Rattie, Chairman
Mary E. Francis CBE
Gerald W. Haddock
Francis S. Kalman
20 February 2014
In accordance with the recommendation of our Audit Committee, our Board approved inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended 31 December 2013, and nine of our directors acknowledged such approval by signing the Annual Report on Form 10-K as filed with the SEC on 26 February 2014.
The U.K. statutory auditor is responsible for conducting the statutory audit of the Company's U.K. statutory accounts in accordance with the requirements of the U.K. Companies Act 2006.

COMPENSATION COMMITTEE REPORT
The functions of the Compensation Committee of the Board, among others, are to review and approve executive officer compensation and employee compensation matters, including matters regarding the Company's various benefit plans, and to continually assess the effectiveness of these programs in consideration of the stated compensation strategy, independently or in conjunction with the Board, as appropriate. The Compensation Committee operates independently of management.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the "CD&A") for the year ended 31 December 2013 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the CD&A be included in the Company's proxy statement on Schedule 14A for the Meeting to be filed with the SEC.
Submitted by the Compensation Committee,

J. Roderick Clark, Chairman
Roxanne J. Decyk
C. Christopher Gaut
[•] March 2014
In accordance with the recommendations of the Compensation Committee, our Board approved inclusion of the CD&A in this proxy statement on [•] March 2014.

COMPENSATION DISCUSSION AND ANALYSIS
DIRECTORS' REMUNERATION REPORT - Part 1

The Compensation Discussion & Analysis (the "CD&A") describes our compensation practices and the executive compensation policies, decisions and actions of our Compensation Committee and its Executive Compensation Subcommittee (referred to collectively as the "Compensation Committee"). The CD&A focuses specifically on compensation earned during 2013 by our Chief Executive Officer, Chief Financial Officer and the other executive officers listed as named executive officers in our Summary Compensation Table, collectively referred to in this CD&A as our named executive officers ("NEOs").

Compensation Philosophy Overview

Our executive compensation philosophy is based on the principles that the creation of shareholder value is the paramount measure of executive officer performance and that this principle should be reflected in overall compensation. The business objectives against which we measure our performance include:

•	profitable financial performance;

•	preservation of a strong balance sheet;

•	strategic and opportunistic enhancement of our asset base;

•	positioning assets in markets that offer prospects for long-term growth in profitability;

•	safety performance;

•	operational efficiency; and

•	customer satisfaction.
We believe that achievement of these business objectives will contribute to growth in shareholder value. We stress the importance of these objectives through the structure of our executive compensation program by placing the majority of executive pay at risk and subjecting a significant portion of each officer’s potential compensation to specific annual and long-term performance requirements.

NEO Target Total Direct Compensation
Chief Executive Officer	Other NEOs

Fixed
15%
Salary
15%
Target Bonus
17%
Performance
Units
34%
Restricted
Stock
34%
Variable/
at Risk
85%

Fixed
21%
Salary
21%
Restricted
Stock
31%
Target Bonus
17%
Performance
Units
31%
Variable/
at Risk
79%

32% Annual Cash 68% Long-term Equity	38% Annual Cash 62% Long-term Equity
Variable components represent opportunities to earn/realize value in the future depending upon individual performance and Company financial and stock price performance.

Best Practices: Characteristics of Our Programs that Align Management and Directors with Shareholders

•	Vast majority of officer pay at risk based on annual financial performance and growth in long-term shareholder value

•	50% of officers’ equity awards subject to achievement of specific performance criteria relative to our performance peer group

•	Executive and director share ownership guidelines (Chief Executive Officer guideline increased for 2014)

•	Minimum holding periods for stock and options until share ownership guidelines are met

•	Compensation clawback that applies to cash and equity awards

•	Prohibitions on the pledging or hedging of company stock

•	Prohibition on buyouts of underwater stock option awards

•	Prohibition on repricing of stock option awards

•	Prohibition on share/option recycling

•	No excise tax gross-ups

•	No single-trigger change-in-control severance benefits

•	No single-trigger vesting of time-based equity awards upon a change-of-control

2013 Business Highlights

2013 was a strong year for Ensco, with milestones reached in the following key areas:

•	Safety: We achieved the best safety performance in Ensco’s history, as measured by total recordable incident rate ("TRIR")

•	Revenues and Earnings: We achieved record revenues and net income

•	Customer Service: We were rated the #1 company in our industry in total customer satisfaction for a fourth consecutive year

•	Shareholder Returns: Our Total Shareholder Return ("TSR") of 17.6% for the three years ended 31 December 2013 was at the 75th percentile of our compensation peer group

2013 Compensation Highlights

Below are highlights of the compensation-related decisions that impacted our NEOs during 2013:

•	NEO base salaries: NEO salaries increased an average of 5.1% during 2013.

•
Annual long-term incentive awards: In February 2013, the Compensation Committee approved annual long-term incentive awards for our NEOs, which were composed of 50% performance units and 50% time-vested restricted shares. In addition, as part of our Chief Executive Officer succession process for 2014, the Compensation Committee approved additional grants of time-vested restricted shares to Messrs. Burns and Lowe during the fourth quarter of 2013.

•
Annual formula-derived bonuses for 2013 performance paid out at 107.3% of target: We fell short of target performance for earnings per share ("EPS") and return on capital employed ("ROCE"), but achieved the best TRIR performance in Company history and exceeded expectations on achievement of Strategic Team Goals ("STGs").

•
Long-term performance units paid out at 92.5% of target: For the three-year performance period ended 31 December 2013, we achieved a rank of 5th out of 10 performance peer group companies in TSR performance. Our average annual ROCE for the period (8.4%) was 70% of our absolute target, and ranked 4th out of 10 performance peer group companies.

2013 Ensco Cash Incentive Plan ("ECIP") Payout (percent of target)			2011 - 2013 Performance Unit Payout (percent of target)

Measures	Performance Level		Measure	Performance Level
EPS	$6.09	(93% of target)	TSR (relative)	5th out of 10
ROCE	9.1%	(93% of target)	ROCE (relative)	4th out of 10
Safety (TRIR)	0.39	(Above maximum goal)	ROCE (absolute)	8.4%	(Target 12%)
Strategic Goals	3.125	(Exceeded expectations)
Throughout the CD&A, we use the terms "compensation peer group" and "performance peer group" and derivations thereof. For a complete description of our compensation peer group companies and the rationale for their selection, see "Benchmarking" below in this CD&A. For a list of our performance peer group companies and the rationale for their selection, see "Long-Term Incentives" below in this CD&A. For further information regarding performance measure definition, see "Components of 2013 Compensation" below.
Alignment of Pay and Performance

Absolute Alignment: Net Realizable Pay by Year vs. TSR
The chart and accompanying table below demonstrate the alignment of Chief Executive Officer "net realizable pay" with Ensco’s TSR performance by year. Net realizable pay for each year includes:

•	Annual Cash Compensation: salary and annual incentive earned for each fiscal year

•	Net Change in Realizable Time-Based Equity: the sum of:

◦	Realized equity value (Value realized upon exercise of options + Value realized upon vesting of restricted stock)

◦	Change in Realizable Equity Value (Change in year-end "in the money" value of exercisable options + Change in year-end value of unvested restricted shares)

•	Long-Term Performance Unit Plan Payout: for the performance period ending in the most recent fiscal year.

CEO Realizable Pay: Realizable Value Dependent Upon TSR Performance

CEO Realizable Pay ($ Thousands)
Indexed TSR
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$-
$(2,000)
250
200
150
100
50
0
$5,689
$7,835
$7,153
$10,960
$6,748
2009
2010
2011
2012
2013
Salary
Bonus
Change in Realizable Equity
Performance Unit Payout
TSR Indexed to 2008

During 2012, our strong stock price performance resulted in significant appreciation on unvested restricted share awards, helping to drive up net realizable pay. With TSR relatively flat for 2013, Chief Executive Officer net realizable equity value only increased by an amount roughly equal to the value of Mr. Rabun’s 2013 restricted stock grant - resulting in a smaller net realizable pay figure for 2013 as compared to 2012.

Relative Alignment: Realizable Pay as a Percent of Target vs. Performance Against Peers
In order to demonstrate the alignment of Chief Executive Officer pay relative to peers, we compared (a) Chief Executive Officer realizable pay as a percent of target total direct compensation for the three-year period from 2011 to 2013 to (b) our performance relative to our performance peer group over the same period.

Components of Relative Alignment Review
	Target Total Direct Compensation (3 year cumulative)	Realizable Total Direct Compensation (3 year cumulative)
Base salary	Actual salary paid in each year	Actual salary paid in each year
Annual Incentive	Target annual incentive opportunity	Actual cash bonus earned for each year
Stock Options	Grant date value of target annual award	In-the-money value of vested options granted during period - valued at 31 December 2013
Restricted Stock	Grant date value of target annual award	Value of all shares granted during period - valued at 31 December 2013
Performance Units	Grant date value of target annual award	• Amount earned: for awards granted and earned based on performance during period • Target award: for awards granted during period but still outstanding at end of period - valued at 31 December 2013

The results of this review for pay opportunities granted to our Chief Executive Officer for the fiscal years 2011-2013 are presented in the chart below.
CEO Realizable Pay: Well Aligned With Performance Relative to Peers

200%
100%
0%
CEO Realizable Pay As a Percent of Target
Pay Above Target
Performance Above Median
ESV
113%
61%ile
Pay Below Target
Performance Below Median
0%ile
50%ile
100%ile
Ensco TSR & ROCE Performance vs. Peers 2011 - 2013

Advisory Vote on Executive Compensation

At our 2013 Annual General Meeting, we received 170,329,120 votes in favour of our executive compensation program, 13,182,349 votes in opposition, and 1,079,415 abstentions, for total support of 92%.
The Compensation Committee values shareholders' input on the design of our executive compensation program. The Compensation Committee also believes that our programs are structured to deliver realized pay that is commensurate with performance and that we have a pay for performance approach to executive pay that holds management accountable for producing profitable growth in shareholder value. The Compensation Committee also believes that we have adopted multiple compensation governance "best practices," as presented at the beginning of the CD&A.
Based upon the strong level of shareholder support for our programs expressed through our 2013 vote, and the Compensation Committee’s views on our current approach to executive compensation, we did not make any significant structural or philosophical changes to our programs this year.

Executive Compensation Program Design

In support of our philosophy that executive performance should be measured (and rewarded) based on the creation of shareholder value, and in continued support of our business objectives, we designed our executive compensation programs to accomplish the following primary goals:

•	Attract, retain and motivate highly qualified individuals capable of leading us to achieve our business objectives;

•
Pay for performance by providing competitive pay opportunities that result in realized pay which increases when we have strong financial performance and declines when we have weak financial performance; and

•	Ensure alignment with shareholders through an emphasis on long-term equity-based compensation and enforcement of robust share ownership guidelines.

Executive officer compensation is composed of three principal components: base salary, cash bonus and long-term incentives, each of which contributes to the accomplishment of our compensation program goals.

Principal Components of Executive Compensation Program		Primary Goals of our Executive Compensation Program
		Attract/ Retain/ Motivate	Pay for Performance	Shareholder Alignment
Base Salary	• Current (fixed) cash payment is an essential factor in attracting and retaining qualified personnel	X
Annual Cash Bonus
 • Provided to executive officers through the ECIP
• Awards are tied to achievement of specific annual financial, operational, safety and Strategic Team Goals, all of which contribute to the creation of shareholder value
		X	X	X
Long-term incentives
• Provided through a combination of:
○ Restricted shares
○ Performance unit awards
• Promotes alignment with shareholders by tying the majority of executive compensation to creation of long-term shareholder value and encouraging executives to build meaningful equity ownership stakes
		X	X	X

We refer to the three principal components as "Total Direct Compensation," as shown in the diagram below.
Defining Target Total Direct Compensation

ANNUAL (TOTAL CASH)	Base Salary	FIXED

	Target Annual Incentive Opportunity (ECIP)	VARIABLE/ AT RISK

LONG-TERM (EQUITY)	Expected Value of Performance Units at Target
Grant Date Value of Restricted Stock

We generally target the 50th percentile, or median, of our competitive market for base salaries and target incentive opportunities. However, the Compensation Committee believes that realized executive officer compensation generally should:

•	Exceed the market median during years of exemplary performance relative to our compensation peer group companies; and

•	Fall below the market median during years of poor performance relative to our compensation peer group companies.

Based upon a review of our executive compensation program performed by Pearl Meyer & Partners ("PM&P") in November 2013, we found that target Total Direct Compensation ("TDC") for our NEOs as a group fell just below the market median.
Various factors may affect the relationship between target TDC and the market reference point for individual executives, including: retention concerns; tenure and job responsibilities; year-over-year volatility of market data; internal equity considerations; and differences in the strategic value of individual positions.
No changes were made to 2013 targeted compensation levels as a result of this review, although the Compensation Committee has approved some changes to targeted pay opportunities for 2014, as discussed in greater detail below, intended to bring our NEOs closer to the targeted (i.e., median) level of the market.
The Compensation Committee annually reviews the mix of base salary, cash bonus and long-term incentives. It does not target a fixed percentage allocation among the compensation elements, but generally aims to provide the majority of NEO compensation opportunities in the form of incentive compensation, with an emphasis on long-term incentives as shown in the executive summary.
Compensation Methodology and Process

Role of the Compensation Committee's Consultant
In carrying out its responsibilities for establishing, implementing and monitoring the effectiveness of our general and executive compensation philosophy, plans and programs, our Compensation Committee relies on outside experts to assist in its deliberations. During 2013, the Compensation Committee received compensation advice and data from PM&P, which has served the Compensation Committee as an independent compensation consultant since 2008.
PM&P was engaged by the Compensation Committee to provide counsel regarding our compensation philosophy and practices, including executive and non-executive director compensation. Regarding executive compensation, the services provided to the Compensation Committee by PM&P during 2013 included a review of the principal components of compensation (base salary, cash bonus and long-term incentives), peer group selection (both compensation and performance peers), pay for performance assessment, and short and long-term incentive plan design. With respect to non-executive director compensation, PM&P reviewed the Company’s philosophy and practices regarding general Board compensation, committee compensation, committee chair compensation and non-executive director equity award programs. In connection with these reviews, PM&P provided the Compensation Committee comparative market assessments of executive and non-executive director compensation levels, including information relative to compensation trends and prevailing practices.
In addition to providing the Compensation Committee information regarding compensation trends in the general marketplace, compensation practices of other companies in the drilling and oilfield services industries and regulatory compliance developments, PM&P also evaluated certain data that our Human Resources Department submitted to the Compensation Committee regarding incentive compensation calculations for awards payable under the ECIP and the Long-Term Incentive Plan ("LTIP").
The Compensation Committee regularly reviews the services provided by its outside consultants and believes that PM&P is independent in providing executive compensation consulting services. In making this determination, the Compensation Committee noted that during 2013:

•	PM&P did not provide any services to the Company or management other than services requested by or with the approval of the Compensation Committee, and its services were limited to executive and non-executive director compensation consulting. Specifically, aside from administration of industry-specific surveys in which Ensco is a participant, PM&P does not provide, directly or indirectly through affiliates, any non-executive compensation services, including pension consulting or human resource outsourcing;

•	The Compensation Committee meets regularly in executive session with PM&P outside the presence of management;

•	PM&P maintains a conflicts policy, which was provided to the Compensation Committee with specific policies and procedures designed to ensure independence;

•	Fees paid to PM&P by Ensco during 2013 were less than 1% of PM&P’s total revenue;

•	None of the PM&P consultants working on Company matters had any business or personal relationship with Compensation Committee members;

•	None of the PM&P consultants working on Company matters (or any consultants at PM&P) had any business or personal relationship with any executive officer of the Company; and

•	None of the PM&P consultants working on Company matters own Company stock.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.
Role of Management
The Compensation Committee also received data regarding compensation trends, issues and recommendations from management, including our Vice President of Human Resources, who attends all Compensation Committee meeting general sessions. In determining compensation for our executive officers other than the Chief Executive Officer, our Chief Executive Officer reviews market compensation information and individual performance factors and recommends compensation adjustments to the Compensation Committee.
Compensation Benchmarking
We compete for executive-level talent with oilfield service companies as well as other industries and professions. To provide guidance to the Compensation Committee, comparative salary data are obtained from several sources, including PM&P, industry-specific surveys, and compensation peer company proxy statements. Each year PM&P reviews with the Compensation Committee the composition of the compensation and performance peer groups.
Our compensation peer group, which was approved by the Compensation Committee for 2013 in consultation with PM&P, was composed of 13 drilling and oilfield services companies of a similar overall size and historical financial performance. The compensation peer group for 2013 was the same as our compensation peer group for 2012.

2013 Compensation Peer Group Companies

Ticker	Company Name	Primary Business	Financial Size
			2013 Fiscal Year Revenues ($MM)	December 2013 Market Cap ($MM)

NOV	National Oilwell Varco, Inc.	Oilfield Services	$22,869	$34,047
BHI	Baker Hughes Incorporated	Oilfield Services	$22,364	$24,493
WFT	Weatherford International Ltd.	Oilfield Services	$15,263	$11,918
CAM	Cameron International Corporation	Oilfield Services	$9,838	$14,160
RIG	Transocean Ltd.	Drilling	$9,484	$17,820
FTI	FMC Technologies, Inc.	Oilfield Services	$7,126	$12,352
SPN	Superior Energy Services, Inc.	Oilfield Services	$4,612	$4,244
NE	Noble Corp.	Drilling	$4,234	$9,495
HP	Helmerich & Payne, Inc.	Drilling	$3,388	$9,009
OII	Oceaneering International, Inc.	Oilfield Services	$3,287	$8,535
DO	Diamond Offshore Drilling, Inc.	Drilling	$2,920	$7,914
MDR	McDermott International Inc.	Oilfield Services	$2,659	$2,167
RDC	Rowan Companies plc	Drilling	$1,579	$4,393

	75th Percentile		$9,838	$14,160
	MEDIAN		$4,612	$9,495
	25th Percentile		$3,287	$7,914

ESV	Ensco plc		$4,920	$13,357
	Percentile ranking		51%ile	71%ile
Source: Standard & Poor's Capital IQ Database
The Compensation Committee, in consultation with its independent compensation consultant, reviews the compensation peer group annually to ensure that it provides an appropriate reference point in terms of the business focus and financial size of the companies in the group. The Compensation Committee will conduct a similar review during 2014.
Chief Executive Officer Compensation
Our independent directors believe the principal components of Chief Executive Officer compensation should be subject to their consultation and concurrence. As provided in the Compensation Committee charter, the Chief Executive Officer’s base salary, cash bonus, long-term incentive equity and performance unit awards are reviewed and approved by the Compensation Committee following consultation with and concurrence by our independent directors.
The base salary for our Chief Executive Officer is reviewed annually, consistent with our salary administration policy for all executive officers as discussed above. The Compensation Committee considers adjustments to base salary based upon a subjective evaluation of our Chief Executive Officer's contributions to our progress in achieving certain business objectives and by reference to the median salary paid to chief executive officers of our compensation peer group companies.

Clawbacks
We have compensation recoupment policies in place in the ECIP and in our long-term incentive award agreements. Using this authority, the Compensation Committee will seek to claw back or reduce the size of cash incentive awards or proceeds from equity incentive awards for executive officers who violate our Code of Business Conduct Policy, or in the case of certain financial restatements (including application of the provisions of the Sarbanes-Oxley Act of 2002, as amended, in the event of a restatement of our earnings).
Compensation Risk
The Compensation Committee carefully considers the relationship between risk and our overall compensation policies, programs and practices for executive officers and other employees. The Compensation Committee continually monitors the Company’s general compensation practices, specifically the design, administration and assessment of our incentive plans, to identify any components, measurement factors or potential outcomes that might create an incentive for excessive risk-taking detrimental to the Company. The Compensation Committee has determined that the Company’s compensation plans and policies do not encourage excessive risk taking.
The Compensation Committee also paid particular attention to potential unintended consequences associated with establishment of ECIP and performance unit award goals and related measurement criteria. In formulating such goals and performance criteria, the Compensation Committee focused on matters such as safety performance, financial performance, relative TSR, absolute and relative ROCE and STGs. The Compensation Committee determined that such goals and performance criteria did not encourage participation in high-risk activities that are reasonably likely to have a material adverse effect on the Company.
In addition, the Compensation Committee believes that there are numerous good governance characteristics of our compensation programs that serve to mitigate excessive risk taking. These risk-mitigating characteristics are listed in the section "Best Practices: Characteristics of Our Programs that Align Management and Directors with Shareholders" and several are discussed in greater detail below.
Hedging Policy
The Company has a Securities Trading Policy and Procedure that specifically prohibits NEOs and other employees from engaging in short-sales of the Company’s shares or buying or selling any derivative securities of the Company in the form of call or put options or otherwise.
Pledging Policy
Beginning in 2013, the Company adopted a policy prohibiting any form of pledging Company shares by any officer or director. The policy further provides that any shares that were subject to a pledging arrangement prior to 2013 will not be counted for purposes of our share ownership guidelines. The Compensation Committee requires that the officers and directors confirm annually that they do not hold any shares subject to a pledging arrangement. Upon the adoption of the policy, Mr. Haddock indicated that he would cancel by 2016 a long-standing pledging arrangement, wherein some of his shares were held in a collateral account as security for a loan. As noted in our beneficial ownership table, [•] of his shares remain subject to this arrangement. Excluding the pledged shares, Mr. Haddock holds approximately twice the number of shares needed to satisfy our robust share ownership guidelines.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code generally disallows a U.S. federal income tax deduction to any publicly-held corporation for compensation paid in excess of $1.0 million in any taxable year to its principal executive officer, principal financial officer or any of its three other most highly-compensated officers (other than the principal executive officer and principal financial officer), unless such compensation meets certain specific requirements. The Compensation Committee considers the implications of Section 162(m) and generally prefers to grant awards that will be deductible without limitation where doing so will further the purposes of our executive compensation philosophy. The Executive Compensation Subcommittee, which consists solely of two or more "outside directors" as defined by Section 162(m), has authority to approve awards relative to our most highly-compensated officers. The Executive Compensation Subcommittee will, however, take into consideration the various other factors, together with Section 162(m) considerations, in making executive compensation decisions.

Components of 2013 Compensation

Base Salary
Our Compensation Committee generally designates the 50th percentile of our compensation peer group companies as a target for base salary because it believes our executive officers should receive a base salary that approximates the base salaries of their counterparts in the compensation peer group and other drilling and oilfield service companies.
During 2013, in light of salary movement in the competitive market, the Compensation Committee approved the following salary increases:

Executive	2012 Salary	2013 Salary	Percent Increase
Mr. Rabun	$1,000,000	$1,050,000	5.0%
Mr. Swent	$525,000	$550,000	4.8%
Mr. Burns	$550,000	$580,000	5.5%
Mr. Lowe	$475,000	$500,000	5.3%
Mr. Robert	$390,000	$410,000	5.1%
Following the changes shown for 2013, salaries for our NEOs averaged slightly below the competitive market median as presented by PM&P in November 2013.
Cash Bonus (ECIP)
Our Compensation Committee believes that a significant portion of executive officer bonus compensation should be tied to the performance of the executives as a group as measured by pre-established annual financial goals and non-financial goals, including safety performance, strategic team goals and individual goals.
Annual cash bonus opportunities for our executive officers and other key personnel are provided through the ECIP, a primary objective of which is to create a strong link between annual cash bonus awards and achievement of specific goals and objectives. The ECIP was approved by our shareholders effective 1 January 2005 and was re-approved by shareholders, including the material terms and the performance goals therein for purposes of Section 162(m) of the Internal Revenue Code, at the 2011 Annual General Meeting.
Annual formula-derived cash bonuses for 2013 performance paid out at 107.3% of target. We fell short of target performance for EPS and ROCE, but achieved record results for Safety (TRIR) and exceeded expectations on the achievement of our STGs.
Impact of Discretion
The ECIP provides that failure to achieve some or all of the pre-established individual goals for executive officers could result in a reduction in the formula-derived award by up to 25%. Conversely, achievement of individual goals that significantly exceeds targeted performance could result in a discretionary increase of the formula-derived awards by up to 25%. The Compensation Committee’s general intention and practice is to utilize individual discretionary adjustments sparingly so that individual bonus awards do not differ significantly from the overall formulaic level of achievement for the year.
In recognition of contributions toward the achievement of the Company’s strategic objectives, the Compensation Committee increased the formula-derived bonus for Mr. Lowe by 10% for the 2013 plan year.
The Compensation Committee also has authority to make discretionary awards to provide a means of redressing unanticipated inequities or to reward exemplary performance. However, this discretion only has been used in limited circumstances.

2013 Target Award Opportunities
The ECIP uses a performance band around our targeted goals in order to determine annual payments. For 2013, the Compensation Committee approved a range of performance at threshold, target and maximum levels for each of the performance measures in the plan. If the threshold for the year is not met, no bonus will be paid for that component. Payments are calculated using straight-line interpolation for performance between threshold and target and between target and maximum for each component, with a maximum opportunity established at 200% of target (as shown in the diagram below).
The executive officer target bonuses shown below were intended to approximate the 50th percentile for target annual incentive opportunities in the competitive market data.

Executive	2013 Target Opportunity (% of salary)
	Threshold (0.5x target)	Target	Maximum (2.0x target)
Mr. Rabun	57.5%	115%	230%
Mr. Swent	40.0%	80%	160%
Mr. Burns	45.0%	90%	180%
Mr. Lowe	35.0%	70%	140%
Mr. Robert	32.5%	65%	130%
The Compensation Committee administered the ECIP bonus awards for 2013 through the application of pre-established performance measures. In relation to executive officer compensation, the bonus administration was formula-derived, based upon achievement of pre-established targets in terms of:

•	EPS (from continuing operations)

•
ROCE is defined as (i) net income, adjusted for any nonrecurring gains and losses, plus after-tax net interest expense, divided by (ii) total equity as of 1 January plus the average of the long-term debt balances as of 1 January and 31 December of the respective year

•	Safety, as measured by TRIR

•	Strategic team goals, discussed in greater detail below

Strategic Team Goals (STGs)
Strategic Team Goals include pre-established quantitative and qualitative goals in the categories of Operational Excellence, Leadership & Strategic Issues, Human Resources, Systems, Corporate Compliance, and Supply Chain. STGs are intended to reward management for focusing on key strategic performance measures that are only indirectly captured through financial metrics like ROCE and EPS. We believe that achievement relative to these goals is imperative to achievement of sustainable, profitable growth.
Achievement relative to pre-established goals in each category is evaluated in terms of both quantity and quality of achievement, using a scale from 0 to 4:

•	0 - represents unacceptable performance, and results in a 0% payout

•	2 - represents expected or target performance, and results in a 100% payout

•	4 - represents outstanding performance which far exceeds expectations, and results in a 200% payout
Scores for each category are combined on a weighted-average basis in order to arrive at our final score. The Compensation Committee determines achievement relative to the goals after evaluating management’s assessment of its own performance.

Based upon achievement relative to our 2013 STGs, the Compensation Compensation Committee approved a final score of 3.125 ("Exceeds Expectations"), resulting in a payout at 156% of target for this component. Included in that final score were the following achievements, among others:

•
Operational Excellence: establishment of "Vision and Values" campaign, reiterating to employees worldwide the importance of our core values and recognizing employees who have exemplified those values; development and dissemination of key training and "lessons-learned" initiatives; establishment of key performance indicators for vendors to improve performance; and enhancement of between-well-maintenance procedures

•
Leadership & Strategic Issues: continued implementing long-term strategy of divestiture of older rigs and addition of newer units; active participation in a leadership role in key industry groups and initiatives; and marketing and contracting of key assets

•
Human Resources: enhanced employee retention and engagement; implementation of new HR delivery model to improve responsiveness; and enhancement of leadership training programs and accelerated development programs

•	Systems: implementation of secure and cost-effective upgrades of key systems to enhance organizational efficiency

•	Corporate Compliance: restructuring of trade compliance policies and procedures and implementation of new online training tool for ethics and compliance

•
Supply Chain: improvements to processes for capital spares; leadership in industry groups on supply chain matters; and completion of virtual inventory model to improve rationalization of excess inventories

Actual 2013 Performance
As summarized in the table below, a formulaic review of our 2013 performance relative to pre-established goals resulted in a determination by the Compensation Committee that the overall formula-derived bonus calculation amounted to 107.3% of target.

Performance Measure	2013 Performance Goals			Actual Performance	Resulting % of Target Earned		Weighting	Weighted % of Target Earned
	Threshold	Target	Maximum			x
EPS[1]	$5.53	$6.56	$7.60	$6.09	77.1%		32.5%	25.1%
ROCE	8.2%	9.8%	11.3%	9.1%	79.1%		32.5%	25.7%
TRIR	0.67	0.60	0.48	0.39	175.0%[2]		10.0%	17.5%
STGs	1.0	2.0	4.0	3.125	156.0%		25.0%	39.0%
TOTAL								107.3%

[1]	For 2013, the EPS calculation did not exclude any charges and is calculated in accordance with U.S. generally accepted accounting principles.

[2]
Based upon record performance for TRIR, our safety goal would have paid out at maximum (200%) on a purely formulaic basis. However, in light of a qualitative review of safety performance beyond TRIR, the Compensation Committee approved a 25% discretionary reduction to the TRIR percentage of target earned for 2013.

Individual Award Calculation

Executive Officer	Prorated 2013 Target Opportunity ($)		Weighted % of Target Earned	=	Formula-Derived ECIP Award	+	Discretionary Adjustment	=	Actual ECIP Award
		x
Mr. Rabun	$1,198,875		107.3%		$1,286,393		—		$1,286,393
Mr. Swent	$437,040		107.3%		$468,944		-10%		$422,050
Mr. Burns	$517,950		107.3%		$555,760		—		$555,760
Mr. Lowe	$347,410		107.3%		$372,771		+10%		$410,048
Mr. Robert	$264,615		107.3%		$283,932		—		$283,932

The 2013 ECIP bonus payouts to our NEOs generally ranged between the 50th and 75th percentile of our compensation peer group companies.
2014 Awards
For the 2014 plan year, the Compensation Committee again approved three performance bands (a threshold, target and maximum) for each of the measures under the ECIP. The performance categories and weights were unchanged.
Following consideration of compensation data presented by PM&P in November 2013, the Compensation Committee approved the following target incentive opportunities for our NEOs for 2014 (including an increase to Mr. Lowe’s target award opportunity), consistent with our philosophy of targeting market median pay opportunities:

Executive Officer	2013 Year-end Award Opportunity (as a % of Salary)	2014 Incentive Award Opportunity (as a % of Salary)
		Threshold (0.5x target)	Target	Maximum (2x target)
Mr. Rabun	115%	57.5%	115%	230%
Mr. Swent	80%	40.0%	80%	160%
Mr. Burns	90%	45.0%	90%	180%
Mr. Lowe	70%	40.0%	80%	160%

Long-Term Incentives
A longstanding objective of the Compensation Committee has been to motivate, reward and retain our executive officers by means of equity compensation through our LTIP. The value of equity awards over time bears a direct relationship to the market price of our shares, which the Compensation Committee believes will promote alignment with shareholders, instill a sense of ownership and shareholder perspective that will manifest itself in positive and sustainable long-term performance and provide a strong retentive element to our compensation program.
In order to accomplish these goals, our approach to long-term incentive compensation includes a combination of time-vested and performance-based equity awards, as shown in the table below.

Long-Term Incentive Approach

Device	Description	Percent of Target annual grant date value
Time-vested Restricted Shares	• Time vested awards vesting at the rate of 33.3% per year over three years. • Consistent with our general practices (and those among our peer group companies) our unvested shares of restricted stock have dividend and voting rights on the same basis as our outstanding shares.	50%
Performance Units	• Performance unit awards earned at the end of a three-year period subject to Company performance in terms of TSR relative to peers and ROCE relative to peers (as described in greater detail later in this section). • Awards are denominated and settled in shares. • Dividends are accrued over the performance period and paid out at the end of the performance period based upon the actual number of shares earned.	50%
Share Ownership Guidelines
• Intended to further encourage accumulation of share ownership, NEOs are required to own shares having a fair market value of at least:

• CEO: 6x base salary (increased in 2014 from 3x base salary)
• EVPs: 2x base salary
• Other NEOs: 1x base salary

Officers who are not in compliance are required to retain any after-tax proceeds from vesting of shares or exercise of stock options in the form of shares until compliance is achieved.

The guidelines are included in our Corporate Governance Policy.

Our long-term incentive compensation program is designed to provide our executive officers aggregate long-term incentive award opportunities (i.e., assuming target performance) in amounts that approximate the median value of long-term incentives awarded to executive officers of our compensation peer group companies.
However, target opportunities also are based on an evaluation of individual performance. Consequently, in determining the target award amounts, the Compensation Committee considers market data, individual contributions, potential to impact long-term shareholder value and the need to provide a strong retentive component in executive officer compensation.
The program is reviewed continually to ensure that it is compliant and tax efficient with the overall objective of providing an optimum link between executive compensation and the creation of shareholder value.

For 2013, Mr. Rabun’s target long-term incentive award was increased from $4.5 million to $5.0 million in order to bring his target total direct compensation closer to the market median, consistent with our compensation philosophy.
Timing of Annual Awards
The Compensation Committee has adopted a single grant date for normal annual long-term incentive awards. The Compensation Committee also has a practice of granting special equity awards to newly-hired or promoted officers and key employees and may grant special equity awards to ensure the retention of officers and key employees and to further support our succession planning efforts. During 2013:

•	Annual performance-based and time-vested long-term incentive awards were granted on 26 February 2013 in the form of performance units and restricted shares consistent with the terms described above;

•
On 18 November 2013, the Compensation Committee also approved special grants of restricted shares to Messrs. Burns and Lowe. These additional awards were intended to provide an additional recognition and retention incentive related to our succession planning efforts. Unlike our normal annual restricted share awards, which vest 33.3% per year over a three year period, these special awards vest 100% at the end of three years.

Performance Unit Award Design
The Compensation Committee believes utilization of time-vested equity awards provides compensation opportunities that are aligned with our shareholders, encourages accumulation of equity ownership and enhances retention. Furthermore, the Compensation Committee also believes that the use of an explicitly performance-based long-term incentive award (as part of our long-term incentive mix) provides an important additional incentive for executives. The Compensation Committee believes that doing so drives growth in shareholder value that exceeds our performance peer group and drives performance against specific longer-term financial goals.
Performance unit awards under the LTIP are earned based upon Company performance over a three-year cycle, using pre-determined absolute and relative measures, as shown in the diagram below.
Long-term Performance Plan Cycles

Grant Cycle	2011	2012	2013	2014	2015
2011 – 2013 Grant	X			Paid out at 92.5%
2012 – 2014 Grant		X
2013 – 2015 Grant			X

Grant cycle
	X	Grant date

2013 Awards
The Compensation Committee granted performance unit awards to our executive officers based upon long-term relative performance criteria during 2013 for the performance period beginning 1 January 2013 and ending 31 December 2015, as described in the table below:

2013 Performance Award Matrix
Performance Measure	Weight		Threshold	Target	Maximum
Relative TSR	50%	Rank Award Multiplier	8 of 10 0.25	5 of 10 1.00	1 of 10 2.00
Relative ROCE	50%	Rank Award Multiplier	8 of 10 0.25	5 of 10 1.00	1 of 10 2.00

For the purpose of the 2013 performance unit award, the performance peer group against which we measure our performance is composed of the drilling companies listed below:

Performance Peer Group
Atwood Oceanics, Inc. Diamond Offshore Drilling Inc. Helmerich & Payne, Inc. Hercules Offshore, Inc. Nabors Industries Ltd. Noble Corporation Parker Drilling Company Rowan Companies plc Transocean Ltd

Our performance peer group is made up of drilling companies who have global operations and are engaged in offshore drilling. We have selected these companies as performance peers due to similarity of business focus, capital structure and competitive conditions as well as the fact they are potential competitors within our industry. In addition, we consider our performance peers to be companies with whom we compete for capital from the equity market and which our shareholders might consider as alternative investments to Ensco.
The performance peer group includes several companies from our compensation peer group along with four drilling companies not included in our compensation peer group (Atwood Oceanics, Hercules Offshore, Nabors Industries, and Parker Drilling). These companies are included as performance peers but not compensation peers due to:

•	Significantly smaller size and scope in comparison to Ensco, in the case of Atwood, Hercules and Parker; and

•	Differences in pay approach and structure among the NEO group, which create challenges for direct pay benchmarking, in the case of Nabors.

To account for the possibility of consolidation or other changes to the performance peer group over the performance period, actual performance will be measured against the companies that remain in the performance peer group at the end of the period. The schedule below provides a summary of how payout varies with performance depending upon the size of the performance peer group.
Relative Performance Measure Payout
(2013 - 2015 Performance Units)

Ensco Rank Against Peers	2013 - 2015 Award Multiplier (9 peers)	Multiplier (8 peers)	Multiplier (7 peers)
1	2.00	2.00	2.00
2	1.75	1.72	1.66
3	1.50	1.44	1.33
4	1.25	1.16	1.00
5	1.00	0.88	0.66
6	0.75	0.60	0.33
7	0.50	0.32	—
8	0.25	—	—
9	—	—
10	—

Target award opportunities for performance units granted to our NEOs under the LTIP during 2013 for the performance period beginning 1 January 2013 and ending 31 December 2015 were as follows:

2013 - 2015 Performance - Target Award Opportunities
Named Officer	Relative TSR (50%)	Relative ROCE (50%)	Total (100%)	Corresponding Performance Units (#)
Mr. Rabun	$1,250,000	$1,250,000	$2,500,000	42,846
Mr. Swent	$400,000	$400,000	$800,000	13,713
Mr. Burns	$475,000	$475,000	$950,000	16,284
Mr. Lowe	$305,000	$305,000	$610,000	10,455
Mr. Robert	$300,000	$300,000	$600,000	10,284

The Compensation Committee selected relative TSR and ROCE as the measures for the performance unit awards due, in part, to their prevalence in performance-based plans within our industry. Both measures also serve to align performance with shareholder interests and, as respects ROCE, constitute a meaningful measure of efficiency in a capital intensive industry.

•
TSR is defined as dividends paid during the performance period plus the ending share price of the performance period minus the beginning share price of the performance period, divided by the beginning share price of the performance period. Beginning and ending share prices are based on the average closing prices during the quarter preceding the performance period and the final quarter of the performance period, respectively.

•
ROCE is defined as net income, adjusted for any nonrecurring gains and losses, plus after-tax net interest expense, divided by total equity as of 1 January of the respective year plus the average of the long-term debt balances as of 1 January and 31 December of the respective year.

For more detailed information, refer to the Grants of Plan-Based Awards Table and related footnotes. All 2013 restricted share and performance unit awards granted under the LTIP to our NEOs are reported in the "Grants of Plan-Based Awards Table."

Payout of 2011 - 2013 Performance Awards
Awards for the 2011 - 2013 performance period were subject to a similar performance matrix to that utilized for our 2013 grants, except that the ROCE component was split into relative ROCE and absolute ROCE against an objective internal target. Those awards are expected to be paid in cash in April 2014. The tables below summarize the calculation of final payout for those awards:

Performance Measure	Actual Performance	Corresponding Multiplier	Weight		Weighted Average Multiplier
				=
Relative TSR	5 of 10	1.10	50%		55.0%
Relative ROCE	4 of 10	1.40	25%		35.0%
Absolute ROCE	8.4%	0.10	25%		2.5%
TOTAL					92.5%

Executive Officer	Target Value 2011 - 2013 Performance Cycle	x	Weighted Average Multiplier		Total Award
				=
Rabun	$2,170,000		92.5%		$2,007,250
Swent	$610,000		92.5%		$564,250
Burns	$610,000		92.5%		$564,250
Lowe	$610,000		92.5%		$564,250
Robert	$600,000		92.5%		$555,000
2014 Target Award Opportunities

Annual awards for the 2014 plan year were approved for each of our NEOs in February 2014 using the same performance measures, weights, and payout schedule as apply to the 2013 grants. Award values were approved following review of competitive data provided by PM&P in November 2013 and were established at levels consistent with the Company’s philosophy of targeting the market median.

Name	2014 Target Value of Awards			2014 Awards[1]
	Restricted Shares Grant Date Value (50%)	Performance Unit Target Value (50%)	Total	Restricted Shares (#)	Performance Units (#)
Mr. Rabun	$2,500,000	$2,500,000	$5,000,000	47,340	47,340
Mr. Swent	$900,000	$900,000	$1,800,000	15,149	15,149
Mr. Burns	$1,000,000	$1,000,000	$2,000,000	17,989	17,989
Mr. Lowe	$675,000	$675,000	$1,350,000	11,551	11,551
____________________
1 2014 long-term incentive awards were granted on 26 February 2014.
Grant date value for restricted shares reflects the number of shares granted times the fair market value of our stock on the date of grant. Target value for performance unit awards reflects the number of performance units granted times the fair market value of our stock on the date of grant.

Other Executive Compensation Matters

Benefits
We offer health and welfare and retirement savings programs to all eligible employees. Our executive officers and management generally are eligible for the same benefit programs and on the same basis as our other employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. The health and welfare programs we offer include medical, wellness, pharmaceutical, dental, vision, life insurance and accidental death and disability insurance. We also offer the U.S.-taxpaying employee participants in our health and welfare program the option of participating in a flexible spending account, thus permitting deferral of pre-tax dollars for use in paying qualified medical and childcare expenses.
Executive officers may participate on the same basis as other employees in the employer matching and profit sharing provisions of our defined contribution savings plans on a tax-deferred basis. For 2013, the maximum total matching contribution available to executive officers and other employees who participated in the Ensco Savings Plan (a qualified 401(k) plan) and 2005 Supplemental Executive Retirement Plans ("SERP") was 5% of eligible salary.
Discretionary profit sharing contributions, which are directly aligned with our financial performance and profitability, amounted to 10% of eligible wages for executive officers and other employees in respect of 2013. The profit sharing awards are determined annually by our Board, following due consideration of the recommendation of the Compensation Committee. The annual profit sharing distributions generally are limited to the lesser of 4% of annual net income or 10% of eligible employee wages. The matching contributions and profit sharing awards to our NEOs are reported in the "All Other Compensation" column of the Summary Compensation Table.
The 2005 SERP was created to provide an additional tax-deferred savings vehicle for certain highly-compensated employees, including our NEOs, whose participation in the profit sharing and 401(k) savings plan features of the Ensco Savings Plan is restricted due to funding and contribution limitations of the Internal Revenue Code. Executive officers who participate in the 2005 SERP may elect to defer a portion of their base salary and/or annual cash bonus payments up to a percentage specified annually by our Compensation Committee and ratified by our Board. For 2013, the maximum salary deferral was 50%, inclusive of the 5% 401(k) contribution, and 100% of annual ECIP bonus payments, consistent with prior years.
Executive officers who elect to defer compensation in the 2005 SERP must do so annually and may direct the investment of the amount deferred and retained by us. The 2005 SERP is administered by a third party, and deferred compensation may be invested in authorised funds similar to the investment options available under the Ensco Savings Plan. Investments also may be made in funds or publicly-traded securities on a self-directed basis. Additional information regarding deferred compensation of our NEOs is reported in the table entitled "Nonqualified Deferred Compensation."
Employment Agreements and Potential Post-Termination Payments
During 2006, the Company entered into an employment agreement with our executive director, Mr. Rabun. Under the agreement, Mr. Rabun will be entitled to a severance payment of two times his most recent base salary and target bonus as well as immediate vesting of 20% of the initial awards granted to Mr. Rabun upon his employment if he is involuntarily terminated other than by reason of gross negligence, malfeasance, breach of fiduciary duty or similar cause ("for cause"). Separately, in the event of an actual or constructive termination other than "for cause" within two years following a change in control, Mr. Rabun will be entitled to three times his most recent base salary and target bonus, as well as full vesting of all outstanding equity awards. The contract does not provide for any gross-up payments to cover taxes incurred as a result of such termination-related benefits. The agreement also provides that Mr. Rabun receive other benefits generally available to our executive officers and credits him with six years of prior service for purposes of determining normal retirement age under the terms of the LTIP.
In connection with the announcement of Mr. Rabun’s retirement on 13 November 2013, the Company entered into a Restated and Superseding Employment Agreement with Mr. Rabun under which Mr. Rabun will continue serving in his role as Chairman, President and Chief Executive Officer until a new Chief Executive Officer is appointed. Following the appointment of the new Chief Executive Officer, Mr. Rabun will serve only as Chairman of the Board. Under the agreement, the Company agrees to employ Mr. Rabun as Chairman through at least the 2014 Annual

General Meeting. Mr. Rabun will continue as an employee and officer of the Company until at least the later of either the appointment of a new Chief Executive Officer or the 2014 Annual General Meeting (the "Transition Date").
Until the appointment of a new Chief Executive Officer, Mr. Rabun’s employment, compensation and benefits will continue as provided in his current employment arrangements. Following the appointment of a new Chief Executive Officer, if Mr. Rabun is serving as Chairman of the Board, those employment arrangements will cease, and he will be provided the compensation and benefits set forth in the new employment agreement, including:

•	An annualized base salary of $525,000;

•	Participation in the ECIP with a target bonus percentage at 115% of his base salary;

•	Participation in the LTIP with a target award of $2,500,000 annually; and

•	Continued eligibility for the SERP, the Ensco Savings Plan and all other benefits and insurance coverage available to executive officers.

Because Mr. Rabun’s employment with the Company has continued past 1 January 2014, he has received repatriation benefits equal to $87,500 (1/12th of his base salary) plus $10,000, as well as any other repatriation benefits generally provided by the Company. Mr. Rabun will also continue to receive the tax equalization benefits currently provided to other Company executives. Upon termination of his employment, Mr. Rabun and his spouse will be eligible to continue to participate in the Company’s group health plan until Mr. Rabun or his spouse, as applicable, becomes eligible for and covered by Medicare. The new employment agreement also provides customary non-competition and non-solicitation covenants.
On the Transition Date, Mr. Rabun’s unvested restricted stock units, restricted stock awards, unvested stock options and unvested performance unit awards (subject to achievement of performance metrics) will fully vest (other than any awards granted on or after 1 January 2014, which will be governed by the terms of the applicable award when granted). In the event Mr. Rabun’s employment is terminated by the Company for cause or by Mr. Rabun without good reason prior to the Transition Date, any remaining unvested equity is forfeited; however, in the event Mr. Rabun’s employment is terminated by the Company without cause, by Mr. Rabun for good reason or if he tenders a letter of resignation to the Board and the Board accepts his resignation, he will be eligible to receive the benefits following the appointment of a new Chief Executive Officer prior to the 2014 Annual General Meeting.

The Compensation Committee determined that the terms of the agreement were reasonable in light of competitive practice, Mr. Rabun’s length of service with the Company and the significant role he played in Ensco's success while serving as Chief Executive Officer.

Retirement and Other Benefits
All full-time U.S. taxpayer employees are eligible to participate in the Ensco Savings Plan, and certain of our non-U.S. employees are eligible to participate in the Ensco Multinational Savings Plan. Executive officers and other key personnel are entitled to participate in the 2005 SERP. We do not have a defined benefit pension plan for our executive officers or our employees in the United States.
Perquisites and Other Personal Benefits
In conformity with our Compensation Committee’s philosophy, and except as respects the redomestication benefits described below, our executive officers receive only limited perquisites involving items such as wholly or partially-paid club memberships and, on the same basis as other employees in our corporate headquarters, subsidized office parking. Our executive officers are eligible to receive company-paid or company-subsidized life insurance, medical and disability coverage on the same basis as our other employees.
Overseas Allowances and Reimbursements
We redomesticated from the U.S. to the U.K. during 2009. As part of the redomestication, the Compensation Committee and PM&P developed allowances and reimbursements for our executive officers who were asked to relocate to our principal executive offices in London. We review these allowances and reimbursements annually to determine whether they are appropriate. As described in further detail below, the Committee believes that these allowances:

•	have been instrumental in ensuring the continuity of our management team through the redomestication;

•	are competitively appropriate and consistent with the philosophy and objectives of our compensation program; and

•	have an incremental cost that is significantly outweighed by the economic and non-economic benefits of the redomestication to our shareholders.

Components: these allowances and reimbursements currently consist of:

•	foreign service premium equal to approximately 15% of the executive’s base salary;

•	cost of living allowance equal to a percentage of the executive’s base salary - approximately 15% for the Chief Executive Officer and approximately 16% for vice presidents and senior managers;

•	lump sum relocation allowance and standard outbound services, including “house hunting” trips, tax preparation services, home sales assistance, shipment of personal effects and other relocation costs;

•	monthly housing allowance;

•	monthly transportation allowance;

•	annual home leave allowance including air fare for the employee, spouse and eligible dependents;

•	eligible dependents’ schooling assistance; and

•
reimbursement designed to equalize the income tax paid by the employee so that his or her total income tax costs will be no more or less than an amount that would have been incurred had the employee not accepted the expatriate assignment and, instead, remained in the home country in the same position.

Consistency with our compensation program philosophy & objectives: the Compensation Committee believes that the overseas allowances and reimbursements are consistent with the philosophy and objectives of our executive compensation program because:

•
They are "make-whole" payments, putting the executive officer in approximately the same financial position in which he or she would have been had he or she not been asked to relocate to London. They are eliminated in the event the executive is reassigned to his or her home country.

•
They promote stability among our members of our executive management team, some of whom may otherwise decide to retire or take positions with other companies based in the U.S. if they were put at a financial disadvantage caused by relocating to London.

•	They are internally consistent with the overseas allowances and reimbursements paid to our other salaried employees who relocate overseas at our request.

•
They maintain the alignment of the executive officers' interests with those of our shareholders as to our domicile, making the executive officer indifferent from a compensation perspective to the financial and personal aspects of the location of our corporate headquarters.

•	The components of the overseas allowances and reimbursements are customary for expatriate assignments in our industry.

Benefits of redomestication to our shareholders: The redomestication, which was designed to achieve various benefits to the Company and our shareholders, has been successful primarily due to the willingness of our executive officers to relocate to London. Specifically, by redomesticating to the U.K., Ensco has realized the following benefits:

•
Increased proximity to our Eastern Hemisphere operations and to shipyards in Singapore and South Korea, where our newbuild drillships and jackup rigs are being constructed, and elsewhere in the Eastern Hemisphere, where certain shipyard upgrade projects are being executed. A more advantageous time-zone overlap and reduced travel time have allowed us to better support, and improve executive oversight of, these operations.

•	Improved access to key customers in the U.K. and Europe without losing access to key customers elsewhere, as most of them routinely travel to London for financial, insurance and other matters.

•	Improved access to institutional investors in the U.K. and other European Union countries, increasing the frequency of our meetings with those parties in an effort to expand our investor base.

•
Enhanced perception (with customers and the investment community) of Ensco as an international deepwater driller. For instance, according to the EnergyPoint annual customer satisfaction survey in February 2014, we earned the #1 position in total satisfaction among offshore drilling contractors (for the fourth year in a row) and top honors in seven of 13 additional categories, including North Sea.

•
Lower corporate tax rate and more beneficial tax treatment of repatriated earnings than we had in the U.S. As a result of the redomestication and a corporate reorganization completed subsequent to the redomestication, we have achieved a global effective tax rate that is comparable to that of our global competitors and lower than it would have been had the redomestication not occurred. The reduction in taxes resulting from the redomestication has been considerably greater than the cost of overseas allowances and reimbursements for our executive officers who relocated to London, as well as all other incremental costs associated with establishing and maintaining our office in London.

For the reasons listed above, the Compensation Committee believes that the cost-benefit analysis for providing overseas allowances to relocated NEOs is clear. However, the overseas allowances and reimbursements remain subject to continued periodic review by the Compensation Committee to ensure that they are appropriate on an individual basis and as a whole and that they remain consistent with the philosophy and objectives of our executive compensation program.

EXECUTIVE COMPENSATION
Summary Compensation Table

The table below summarizes the total compensation earned by each of our NEOs for the fiscal years ended 31 December 2013, 2012 and 2011:
Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Share Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)(5)	All Other Compensation ($)(6)		Total ($)
Daniel W. Rabun	2013	1,042,500	5,343,804	—	1,286,393	4,547,776		12,220,473
Chairman, President and Chief Executive Officer	2012	975,000	4,162,557	—	1,507,984	1,975,995		8,621,536
	2011	920,261	5,713,806	723,359	1,120,859	1,341,423		9,819,708
James W. Swent III	2013	546,296	1,710,151	—	422,050	2,537,182		5,215,679
Executive Vice President and Chief Financial Officer	2012	484,375	1,598,655	—	499,209	700,902	(7)	3,283,141
	2011	435,785	1,863,175	203,334	334,531	1,073,782	(7)	3,910,607
J. Mark Burns	2013	575,500	3,530,804	—	555,760	2,257,198		6,919,262
Executive Vice President and Chief Operating Officer	2012	483,333	1,969,321	—	503,275	1,213,787		4,169,716
	2011	435,785	1,863,175	203,334	334,531	554,265		3,391,090
P. Carey Lowe	2013	496,250	2,803,934	—	410,048	2,119,406		5,829,638
Senior Vice President—Eastern Hemisphere	2012	462,500	1,128,620	—	464,962	1,122,374		3,178,456
	2011	435,785	1,863,175	203,334	334,531	873,919	(7)	3,710,744
Kevin C. Robert	2013	407,037	1,282,569	—	283,932	401,787		2,375,325
Former Senior Vice President - Marketing	2012	382,500	1,110,144	—	338,054	275,131		2,105,829
____________________

(1)
The amounts disclosed in this column include amounts voluntarily deferred under the Ensco Savings Plan and the 2005 Ensco Supplemental Executive Retirement Plan (referred to collectively along with the Ensco Supplemental Retirement Plan as the "SERP" in the Executive Compensation tables and related footnotes) as disclosed in the Nonqualified Deferred Compensation Table.

(2)	The amounts disclosed in this column represent the aggregate grant-date fair value of restricted share awards and performance unit awards as follows:

	Year	Restricted Share Awards ($)	Performance Unit Awards ($)	Total ($)
Daniel W. Rabun	2013	2,500,064	2,843,740	5,343,804
	2012	2,250,057	1,912,500	4,162,557
	2011	4,794,811	918,995	5,713,806
James W. Swent III	2013	800,154	909,997	1,710,151
	2012	800,380	798,275	1,598,655
	2011	1,626,800	236,375	1,863,175
J. Mark Burns	2013	2,450,183	1,080,621	3,530,804
	2012	950,171	1,019,150	1,969,321
	2011	1,626,800	236,375	1,863,175
P. Carey Lowe	2013	2,110,061	693,873	2,803,934
	2012	610,120	518,500	1,128,620
	2011	1,626,800	236,375	1,863,175
Kevin C. Robert*	2013	600,071	682,498	1,282,569
	2012	600,144	510,000	1,110,144
Grant-date fair value for restricted share and performance unit awards is measured using the market value of our shares on the date of grant and the estimated probable payout on the date of grant, respectively, as described in Note 8 to our 31 December 2013 audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on 26 February 2014. If the maximum level of payout is achieved under the 2013 performance unit award grants, the aggregate grant-date fair value of the related performance unit awards would be as follows:

Maximum Payout
Daniel W. Rabun	$5,000,000
James W. Swent III	$1,600,000
J. Mark Burns	$1,900,000
P. Carey Lowe	$1,220,000
Kevin C. Robert*	$1,200,000
Performance unit awards granted during 2013 will be settled in shares of the Company and performance unit awards granted prior to 2013 may be settled in shares of the Company, cash or combination thereof at the Compensation Committee's discretion.

*
We entered into a separation agreement with Mr. Robert effective 10 January 2014. In connection with the separation agreement, all restricted share awards and performance unit awards granted during 2013 were forfeited upon departure from the Company.

The performance measures and actual results for performance unit awards granted under the LTIP during 2011 for the performance period beginning 1 January 2011 and ending 31 December 2013 were as follows:

Performance Measure	Weight		Threshold	Target	Maximum	Actual Results	% of Target Payout Achieved
Relative TSR	50%	Rank Award Multiplier	8 of 10 0.30	5 of 10 1.10	1 of 10 2.33	5	110%
Relative ROCE	25%	Rank Award Multiplier	8 of 10 0.30	5 of 10 1.10	1 of 10 2.33	4	140%
Absolute ROCE	25%	Percentage Achieved Award Multiplier	8% 0.00	12% 1.00	≥18% 2.33	8.4%	10%

Performance unit awards granted under the LTIP during 2011 for the performance period beginning 1 January 2011 and ending 31 December 2013 are expected to be paid to our NEOs in cash during April 2014, subject to the Compensation Committee's final review and approval, as follows:

	Relative TSR	Relative ROCE	Absolute ROCE	Total
Daniel W. Rabun	$1,193,500	$759,500	$54,250	$2,007,250
James W. Swent III	$335,500	$213,500	$15,250	$564,250
J. Mark Burns	$335,500	$213,500	$15,250	$564,250
P. Carey Lowe	$335,500	$213,500	$15,250	$564,250
Kevin C. Robert	$330,000	$210,000	$15,000	$555,000

(3)
The amounts disclosed in this column represent the grant-date fair value of share options. We did not grant share option awards during the years ended 31 December 2013 and 31 December 2012. The grant-date fair value of each share option granted during the year ended 31 December 2011 was estimated using the Black-Scholes option valuation model. Assumptions used in this model are disclosed in Note 8 to our 31 December 2013 audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on 26 February 2014.

(4)
The amounts disclosed in this column represent bonuses awarded for the 2013, 2012 and 2011 plan years pursuant to the ECIP. Under the ECIP, our executive officers and other employees may receive an annual cash bonus based upon achievement of pre-determined financial, safety performance and strategic team goals. The ECIP uses performance bands to determine annual payments: a threshold, a target and a maximum for each of our executive officers. If the threshold for the fiscal year is not met, no bonus is paid for that component. Payments are calculated using straight-line interpolation for performance between the threshold and target and between the target and maximum for each component.

In February 2013, the Compensation Committee approved financial, safety performance and strategic team goals for our executive officers for the 2013 plan year. The ECIP performance measures and actual results for the executive officers for the 2013 plan year were as follows:
2013 ECIP PERFORMANCE MEASURES

Performance Measure	Weighting	Threshold	Target	Maximum	Actual Results	% of Target Earned*
EPS	32.5%	$5.53	$6.56	$7.60	$6.09	77.1%
ROCE	32.5%	8.2%	9.8%	11.3%	9.1%	79.1%
Safety (TRIR)**	10.0%	0.67	0.60	0.48	0.39	175.0%
STGs	25.0%	1.0	2.0	4.0	3.125	156.0%
TOTAL AWARD	100%					107.3%
____________________

*	The Compensation Committee set a maximum percentage target achievement of 200% for 2013.

**	The Compensation Committee approved a 25% discretionary reduction to the TRIR percentage of target earned from 200% to 175% as discussed in the CD&A.
The Compensation Committee administered the ECIP bonus awards for 2013 by reference to pre-established performance measures and goals. The bonus administration, which was formula-derived and based upon achievement of pre-established financial, safety performance and strategic team goals, following a 10% discretionary decrease in the total formula-derived payout for Mr. Swent and a 10% discretionary increase in the total formula-derived payout for Mr. Lowe, was processed as discussed in the CD&A. During 2013, the Compensation Committee approved increases in base salaries for all of our NEOs. Threshold, target and maximum estimated possible payouts for our NEOs were prorated to reflect the timing of salary and bonus opportunity changes made during the year. The threshold, target and maximum estimated possible payouts for our NEOs for the 2013 plan year are included in the "Grants of Plan-Based Awards Table."

(5)
Bonuses were awarded and paid during the following year based upon the achievement of pre-determined financial, safety performance and strategic team goals during the plan year. The 2013 amounts disclosed in this column include amounts voluntarily deferred under the SERP as follows: Mr. Rabun $1,286,393, Mr. Swent $211,025 and Mr. Burns $127,825.

(6)	See All Other Compensation Table.

(7)
The amounts presented for 2012 for Mr. Swent and 2011 for Messrs. Swent and Lowe were increased by $45,396, $31,397 and $25,902, respectively, to reflect additional compensation with respect to the annual home leave allowance provided to the executive officers asked to relocate to our principal executive offices in London, which were reported in amended Forms W-2 provided to such executive officers following the date of the proxy statement for the 2013 Annual General Meeting of Shareholders.

Base salary for our executive officers is set relative to the median of a compensation peer group of drilling and oilfield services companies approved by our Compensation Committee. Our 2013 compensation peer group companies are described under the heading "Compensation Methodology and Process" in the CD&A. Actual salaries are based on the Compensation Committee's assessment of each executive's overall contribution to the achievement of our business objectives as well as comparisons to similar positions at our compensation peer group companies.

All Other Compensation Table

The table below summarizes overseas allowances, premiums paid for group term life insurance, contributions to various benefit plans we sponsor and other payments (see footnotes) for the fiscal year ended 31 December 2013:
All Other Compensation Table
For the Year Ended 31 December 2013

Name	Overseas Allowances(1)	Group Term Life Insurance(2)	Ensco Savings Plan(3)	Profit Sharing Plan(4)	SERP(5)	Dividends on Non- Vested Restricted Share Awards(6)	Other(7)(8)(9)	Total
Daniel W. Rabun	$4,107,679	$10,062	$12,750	$104,251	$39,375	$273,659	$—	$4,547,776
James W. Swent III	$2,314,617	$15,444	$12,750	$54,630	$14,564	$85,268	$39,909	$2,537,182
J. Mark Burns	$1,968,028	$6,966	$12,750	$57,551	$16,025	$111,072	$84,806	$2,257,198
P. Carey Lowe	$1,678,627	$10,019	$12,750	$49,626	$12,062	$86,523	$269,799	$2,119,406
Kevin C. Robert	$276,879	$3,943	$12,750	$40,704	$7,602	$59,909	$—	$401,787
 ____________________

(1)
In connection with the redomestication, the Compensation Committee and PM&P participated in development of allowances and reimbursements for our executive officers who attained expatriate status by relocating to our principal executive offices in London, as described in further detail under the heading "Overseas Allowances and Reimbursements" in the CD&A. Such benefits paid to our NEOs for the year ended 31 December 2013 included the following:

	Cost of Living Allowance	Foreign Service Premium	Housing Allowance	Tax Equalization	Transportation Allowance	Dependent Tuition Allowance	Annual Home Leave Allowance	Total
Daniel W. Rabun	$148,790	$156,375	$334,445	$3,419,854	$31,785	$—	$16,430	$4,107,679
James W. Swent III	$—	$—	$181,429	$2,116,101	$9,034	$8,053	$—	$2,314,617
J. Mark Burns	$84,423	$86,325	$277,773	$1,486,043	$33,464	$—	$—	$1,968,028
P. Carey Lowe	$72,257	$74,438	$247,445	$1,251,181	$33,306	$—	$—	$1,678,627
Kevin C. Robert	$—	$—	$254,759	$22,120	$—	$—	$—	$276,879

(2)	The amounts disclosed in this column represent the group term life insurance premiums paid for each NEO in excess of the first $50,000 of coverage.

(3)	The amounts disclosed in this column represent the maximum allowable portion of our matching contributions paid into each NEO's Ensco Savings Plan account.

(4)	The amounts disclosed in this column represent our profit sharing contributions for 2013 paid into each NEO's Ensco Savings Plan and/or SERP account during the first quarter of 2014.

(5)	The amounts disclosed in this column represent matching contributions paid into each NEO's SERP account.

(6)	The amounts disclosed in this column represent the dividends earned and paid on the NEO's restricted shares during 2013.

(7)
Mr. Swent was relocated from our principal executive offices in London to our U.S. administrative offices in Houston during July 2012. The amounts disclosed in this column for Mr. Swent represent expenses paid by the Company during 2013 related to relocation expenses and temporary housing.

(8)
Mr. Burns was relocated from our U.S. administrative offices in Houston to our principal executive offices in London during August 2012. The amounts disclosed in this column for Mr. Burns represent expenses paid by the Company during 2013 related to moving and other relocation expenses, the majority of which were attributable to costs incurred in connection with the sale of Mr. Burns' residence in the Houston, Texas area.

(9)
During 2010, the Company agreed to purchase Mr. Lowe's residence in the Dallas, Texas area after he was unable to consummate a sale within a specified time-frame subsequent to his relocation to our principal executive offices in London. The amounts disclosed in this column for Mr. Lowe include the loss incurred by the Company upon the sale of Mr. Lowe's residence to a third party buyer during 2013, commissions and other selling costs paid by the Company in connection with the sale and certain maintenance costs paid by the Company during 2013 prior to the sale.

Grants of Plan-Based Awards Table

The table below contains information regarding grants of performance unit awards, bonuses pursuant to the ECIP and restricted share awards for the fiscal year ended 31 December 2013:
Grants of Plan-Based Awards Table
For the Year Ended 31 December 2013

Name	Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)(3)			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(4)			All Other Restricted Share Awards (#)(5)	Grant-Date Fair Value of Restricted Share & Performance Awards ($)
			Threshold (#)	Target (#)	Maximum (#)	Threshold ($)	Target ($)	Maximum ($)
Daniel W. Rabun	2/25/2013	2/25/2013							42,846	2,500,064
	2/25/2013	2/25/2013	10,712	42,846	85,692					2,843,740
	2/25/2013	2/25/2013				599,438	1,198,875	2,397,750		N/A
James W. Swent III	2/25/2013	2/25/2013							13,713	800,154
	2/25/2013	2/25/2013	3,428	13,713	27,426					909,997
	2/25/2013	2/25/2013				218,520	437,040	874,080		N/A
J. Mark Burns	11/18/2013	11/18/2013							24,506	1,500,012
	2/25/2013	2/25/2013							16,284	950,171
	2/25/2013	2/25/2013	4,071	16,284	32,568					1,080,621
	2/25/2013	2/25/2013				258,975	517,950	1,035,900		N/A
P. Carey Lowe	11/18/2013	11/18/2013							24,506	1,500,012
	2/25/2013	2/25/2013							10,455	610,049
	2/25/2013	2/25/2013	2,614	10,455	20,910					693,873
	2/25/2013	2/25/2013				173,705	347,410	694,820		N/A
Kevin C. Robert(6)	2/25/2013	2/25/2013							10,284	600,071
	2/25/2013	2/25/2013	2,571	10,284	20,568					682,498
	2/25/2013	2/25/2013				132,308	264,615	529,230		N/A
____________________

(1)
The amounts disclosed in this column represent the number of Company shares associated with future payouts under the LTIP for the performance unit awards approved by the Compensation Committee during 2013. The performance unit awards were granted to certain of the Company's executive officers and are based upon two relative financial performance measurements, each measured over a three-year performance period. These awards are denominated in Company shares and will be settled in Company shares upon attainment of specified performance goals based on relative TSR and relative ROCE as defined in Note (2) below. The goals for the performance unit awards granted during 2013 have three performance bands: a threshold, a target and a maximum. If the minimum threshold for the respective financial performance measure is not met, no amount will be paid for that component. Payments are calculated using straight-line interpolation for performance between the threshold and target and between the target and maximum for each component. The related performance measures and possible payouts are disclosed in Note (3) below.

(2)
In respect of the performance unit awards, TSR is defined as dividends paid during the performance period plus the ending share price of the performance period minus the beginning share price of the performance period, divided by the beginning share price of the performance period. Beginning and ending share prices are based on the average closing prices during the quarter preceding the performance period and the final quarter of the performance period, respectively. ROCE is defined as net income, adjusted for any nonrecurring gains and losses, plus after-tax net interest expense, divided by total equity as of 1 January of the respective year plus the average of the long-term debt balances as of 1 January and 31 December of the respective year.

(3)
The Company's relative performance is evaluated against a group of nine performance peer companies, consisting of Atwood Oceanics, Inc., Diamond Offshore Drilling, Inc., Helmerich & Payne, Inc., Hercules Offshore, Inc., Nabors Industries Ltd., Noble Corporation, Parker Drilling Company, Rowan Companies plc and Transocean Ltd. If the performance peer group decreases in size during the performance period as a result of mergers, acquisitions or economic conditions, the applicable multipliers will be adjusted to pre-determined amounts based on the remaining number of performance peer group companies for the two relative performance measures.

Performance unit awards were granted under the LTIP for the performance period beginning 1 January 2013 and ending 31 December 2015 as follows:

Performance Measure	Weight		Threshold	Target	Maximum
Relative TSR	50%	Rank Award Multiplier	8 of 10 0.25	5 of 10 1.00	1 of 10 2.00
Relative ROCE	50%	Rank Award Multiplier	8 of 10 0.25	5 of 10 1.00	1 of 10 2.00
In February 2014, the Compensation Committee approved performance unit awards for certain of our executive officers for the 2014 plan year. These awards are settled in Company shares upon attainment of specified performance goals based on relative TSR and relative ROCE. The resulting threshold, target and maximum estimated possible payouts in Company shares for our NEOs for the performance unit awards granted in February 2014 were as follows:

	Threshold (#)	Target (#)	Maximum (#)
Daniel W. Rabun	11,835	47,340	94,680
James W. Swent III	3,787	15,149	30,298
J. Mark Burns	4,497	17,989	35,978
P. Carey Lowe	2,888	11,551	23,102

(4)
The amounts disclosed in this column represent the threshold, target and maximum possible payouts that potentially could have been earned by our NEOs for 2013 based upon the achievement of performance goals under the 2013 ECIP. The amounts actually earned by our NEOs under the 2013 ECIP were paid in March 2014 or will be paid in April 2014 and are reflected in the "Summary Compensation Table."

For the 2014 plan year, three performance bands were approved: a threshold, a target and a maximum. If the threshold for the fiscal year is not met, no bonus will be paid for that component. Payments are calculated using straight-line interpolation for performance between the threshold and target and between the target and maximum for each component.

The threshold, target and maximum estimated possible payouts for our NEOs under the ECIP for the 2014 plan year were approved by the Compensation Committee in February 2014 as follows:

	Threshold	Target	Maximum
Daniel W. Rabun	$603,750	$1,207,500	$2,415,000
James W. Swent III	$228,500	$457,000	$914,000
J. Mark Burns	$276,300	$552,600	$1,105,200
P. Carey Lowe	$210,200	$420,400	$840,800

(5)	The amounts disclosed in this column reflect the number of restricted shares granted to each NEO pursuant to the LTIP.

(6)
We entered into a separation agreement with Mr. Robert effective 10 January 2014. In connection with the separation agreement, Mr. Robert's eligibility was accelerated for payment of his annual performance bonus for the 2013 plan year pursuant to the ECIP as disclosed in the "Summary Compensation Table" within Executive Compensation. All other Plan-based awards granted during 2013 were forfeited upon departure from the Company.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding the number of unexercised share options segregated by those that were exercisable and those that were unexercisable as of 31 December 2013 and the number and amount of restricted shares and performance unit awards that had not vested as of 31 December 2013:
Outstanding Equity Awards at Fiscal Year-End Table
For the Year Ended 31 December 2013

	Option Awards					Share Awards			Equity Incentive Plan Awards
Name	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)	Unearned Shares, Units or Other Rights That Have Not Vested(1) (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Daniel W. Rabun	125,000	—		60.74	6/1/2014	113,779	(2)	6,505,883	202,607	11,585,062
	32,499	—		41.29	6/1/2016
	50,499	—		34.45	6/1/2017
	19,264	9,632	(3)	55.34	3/1/2018
	6,180	3,090	(4)	52.73	7/25/2018
James W. Swent III	40,000	—		60.74	6/1/2014	33,248	(5)	1,901,121	64,680	3,698,405
	—	3,510	(6)	55.34	3/1/2018
J. Mark Burns	11,844	—		41.29	6/1/2016	61,977	(7)	3,543,845	72,812	4,163,416
	18,402	—	—	34.45	6/1/2017
	7,020	3,510	(6)	55.34	3/1/2018
P. Carey Lowe	11,844	—		41.29	6/1/2016	52,184	(8)	2,983,881	54,380	3,109,430
	18,402	—		34.45	6/1/2017
	7,020	3,510	(6)	55.34	3/1/2018
Kevin C. Robert	16,666	—		42.25	1/2/2018	24,902	(9)	1,423,896	53,489	3,058,480
	18,074	—		21.54	1/2/2019
	10,000	—		38.87	1/29/2020
	20,000	—		42.63	1/3/2021
	7,166	3,583	(9)	54.30	4/10/2014
 ____________________

(1)
The number of unearned performance unit awards and market value of unearned performance unit awards disclosed in these columns assume that each unearned performance unit award grant is paid out at the threshold level of performance in Company shares using the closing share price on 31 December 2013, except where the performance during the completed fiscal years over which performance for each grant is measured has exceeded the threshold, in which case the amounts are based on the next highest performance measure (target or maximum). Performance unit award grants are based upon a three-year cycle with vesting at the end of the cycle. Performance unit awards granted during 2013 will be settled in Company shares and performance awards granted prior to 2013 may be settled in Company shares, cash or a combination thereof at the Compensation Committee's discretion.

(2)
21,408 shares vest on 7 February 2014; 6,722 shares vest on 1 March 2014; 2,091 shares vest on 25 July 2014; 12,856 shares vest annually until 28 February 2015; 14,282 shares vest annually until 25 February 2016, and 5,000 shares vest annually until 20 March 2016; in each case except as may be deferred during certain specified regular or special blackout periods.

(3)	9,632 options vest on 1 March 2014, except as may be deferred during certain specified regular or special blackout periods.

(4)	3,090 options vest on 25 July 2014, except as may be deferred during certain specified regular or special blackout periods.

(5)
7,801 shares vest on 7 February 2014; 2,450 shares vest on 1 March 2014; 3,486 shares vest annually until 28 February 2015; 1,156 shares vest annually until 1 August 2015; and 4,571 shares vest annually until 25 February 2016, in each case except as may be deferred during certain specified regular or special blackout periods.

(6)	3,510 options vest on 1 March 2014, except as may be deferred during certain specified regular or special blackout periods.

(7)
7,801 shares vest on 7 February 2014; 2,450 shares vest on 1 March 2014; 3,486 shares vest annually until 28 February 2015; 1,982 shares vest annually until 4 September 2015; 5,428 shares vest annually until 25 February 2016; and 24,506 shares vest on 18 November 2016, in each case except as may be deferred during certain specified regular or special blackout periods.

(8)
7,801 shares vest on 7 February 2014; 2,450 shares vest on 1 March 2014; 3,486 shares vest annually until 28 February 2015; 3,485 shares vest annually until 25 February 2016; and 24,506 shares vest on 18 November 2016, in each case except as may be deferred during certain specified regular or special blackout periods.

(9)
We entered into a separation agreement with Mr. Robert effective 10 January 2014. In connection with the separation agreement, Mr. Robert received a payment in the amount of $440,380, the approximate value as of 6 January 2014 of the restricted share awards granted on 1 June 2011 that would have vested if his employment with the Company had continued through 1 June 2014. All other unvested restricted share awards and options were forfeited upon departure from the Company.

Our Compensation Committee grants special equity awards to officers and key employees who are newly-hired or promoted and may grant special equity awards to ensure the retention of officers and key employees. During 2013, the Compensation Committee approved special grants of restricted shares to Messrs. Burns and Lowe. These additional awards were intended to provide additional retention incentive related to our succession planning efforts.

Option Exercises and Shares Vested Table

The following table sets forth information regarding aggregate share option exercises during the year ended 31 December 2013 and aggregate restricted shares that vested during the year ended 31 December 2013:
Option Exercises and Shares Vested Table
For the Year Ended 31 December 2013

	Option Awards		Share Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel W. Rabun	75,000	747,000	74,208	4,426,755
James W. Swent III	54,766	972,221	28,496	1,695,123
J. Mark Burns	—	—	28,521	1,695,993
P. Carey Lowe	—	—	21,572	1,272,965
Kevin C. Robert	58,881	1,755,453	11,189	673,139

Nonqualified Deferred Compensation Table

The SERP provides a tax-deferred savings plan for certain highly-compensated employees, including all of the NEOs, whose participation in the profit sharing and 401(k) savings plan features of the Ensco Savings Plan is restricted due to funding and contribution limitations of the Internal Revenue Code. The SERP is a nonqualified plan where eligible employees may voluntarily defer a portion of their compensation for use after separation of employment. The basis upon which the deferred funds are paid following separation of employment are determined by each NEO upon establishment of an election to defer compensation in accordance with, and within the parameters of, the applicable Internal Revenue Code provisions and generally may not be modified thereafter. Payment elections include lump sum payment and substantially equal monthly payments with the option to delay the lump sum payment or the initial monthly payment up to 24 months from separation of employment.
Executive officers who participate in the SERP may elect to defer a portion of their base salary and/or annual cash bonus payments up to a percentage specified annually by our Compensation Committee and ratified by our Board. For 2013, the maximum salary deferral was 50%, inclusive of the 5% 401(k) contribution, and 100% of annual ECIP bonus payments, consistent with prior years.
Executive officers who elect to defer compensation in the SERP must do so annually prior to the beginning of each calendar year and may direct the investment of the amount deferred and retained by us. The SERP is administered by a third party, and deferred compensation may be invested in authorised funds that are similar to the investment options available under the Ensco Savings Plan, except with respect to the option to self-direct investments in a brokerage account. The following table sets forth information regarding the activity in each NEO's SERP account for the year ended 31 December 2013:
Nonqualified Deferred Compensation Table
For the Year Ended 31 December 2013

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Daniel W. Rabun	1,511,921	111,876	671,480	—	8,412,862
James W. Swent III	264,170	38,003	776,686	—	2,980,285
J. Mark Burns	131,779	39,359	115,912	—	801,040
P. Carey Lowe	58,559	33,313	228,189	—	1,367,468
Kevin C. Robert	7,602	20,852	6,215	—	48,176
 ____________________

(1)	The amounts disclosed in this column also are reported in the "Salary" or "Non-Equity Incentive Plan Compensation" column for each of the NEOs in the Summary Compensation Table.

(2)	The amounts disclosed in this column also are disclosed in the "All Other Compensation" column of the Summary Compensation Table and are further described in the All Other Compensation Table.

(3)	The amounts disclosed in this column represent earnings on invested funds in each NEO's individual SERP account.

Potential Payments Upon Termination or Change in Control

The following tables and narrative disclosures set forth, as of 31 December 2013, certain information with respect to compensation that would be payable to our NEOs upon a variety of termination or change in control scenarios.
Potential Payments to Chief Executive Officer
The Company has an employment agreement in place with Mr. Rabun that provides for certain benefits upon termination. This agreement does not provide for any gross-up payments to cover taxes incurred as a result of such termination-related benefits. This agreement is described in further detail under the heading "Employment Agreements and Potential Post-Termination Payments" in the CD&A.
In connection with the announcement of Mr. Rabun's retirement on 13 November 2013, the Company entered into a Restated and Superseding Employment Agreement with Mr. Rabun under which Mr. Rabun will continue serving in his role as Chairman, President and Chief Executive Officer until a new Chief Executive Officer is appointed. Following the appointment of the new Chief Executive Officer, Mr. Rabun will serve only as Chairman of the Board. Under the agreement, the Company agrees to employ Mr. Rabun as Chairman through at least the 2014 Annual General Meeting. Mr. Rabun will continue as an employee and officer of the Company until at least the later of either the appointment of a new Chief Executive Officer or the 2014 Annual General Meeting of Shareholders. This agreement is described in further detail under the heading "Employment Agreements and Potential Post-Termination Payments" in the CD&A.
Until the appointment of a new Chief Executive Officer, Mr. Rabun's employment, compensation and benefits will continue as provided in his current employment arrangements.
The table below summarizes Mr. Rabun's estimated severance entitlement (assuming that a triggering event took place on 31 December 2013, prior to the appointment of a new Chief Executive Officer, and based on the closing market price of the Company's Class A ordinary shares of $57.18 per share on 31 December 2013):
Daniel W. Rabun
Estimated Severance for Involuntary
Termination Without Cause

Base Salary as of 31 December 2013(1)	Target Bonus as of 31 December 2013	Initial Grants and Awards
		Restricted Shares	Total
		75,000 shares
$1,050,000	$1,198,875	x 20% = 15,000
x 2	x 2	x $57.18
$2,100,000	$2,397,750	$857,700	$5,355,450
Estimated Severance for Actual or Constructive Termination
Following a Change in Control

Base Salary as of 31 December 2013(1)	Target Bonus as of 31 December 2013	Outstanding on 31 December 2013
		Restricted Shares	Options		Performance Unit Awards		Total
$1,050,000	$1,198,875	113,779 shares x100% = 113,779	12,722 shares x100% = 12,722
x 3	x 3	x$57.18	x $2.47	(2)
$3,150,000	$3,596,625	$6,505,883	$31,423		$6,869,877	(3)	$20,153,808
____________________

(1)	The amount disclosed in this column represents Mr. Rabun's base salary as of 31 December 2013, which reflects the increase in base salary approved by the Compensation Committee during 2013.

(2)
This amount represents the weighted-average intrinsic value (equal to the difference between the applicable closing market price and exercise price) of Mr. Rabun's 12,722 unvested options based on the closing market price of the Company's Class A ordinary shares of $57.18 per share on 31 December 2013.

(3)
The amount disclosed in this column represents the target level of performance for each of Mr. Rabun's unearned performance unit award grants as of 31 December 2013. Performance unit awards granted during 2013 will be settled in shares while performance unit awards granted prior to 2013 can be settled in shares, cash or a combination thereof at the Compensation Committee's discretion. The value of performance unit awards granted during 2013 was determined based on the closing market price of the Company's Class A ordinary shares of $57.18 per share on 31 December 2013.

Estimated Severance for Termination Without Cause,
For Good Reason or by Resignation Accepted by the Board Following the Appointment of a New Chief Executive Officer

Following the appointment of a new Chief Executive Officer and prior to the 2014 Annual General Meeting of Shareholders, in the event Mr. Rabun's employment is terminated by the Company without cause, by Mr. Rabun for good reason or if he tenders a letter of resignation to the Board and the Board accepts his resignation, he will be eligible to receive benefits under the Restated and Superseding Employment Agreement.
The following table summarizes Mr. Rabun's estimated benefits under the Restated and Superseding Employment Agreement (assuming that a triggering event took place on 31 December 2013, subsequent to the appointment of a new Chief Executive Officer).

	Restricted Share Awards(1)	Share Options(2)	Performance Unit Awards(3)	Non-Equity Incentive Plan Compensation(4)	Continuation of Medical Benefits(5)	Tax Equalization(6)	Total
Daniel W. Rabun	$6,505,883	$31,423	$6,319,658	$1,286,393	$156,291	$2,022,726	$16,322,374
____________________

(1)
The amount disclosed in this column represents the value of Mr. Rabun's 113,779 unvested restricted share awards, based on the closing market price of the Company's Class A ordinary shares of $57.18 per share on 31 December 2013.

(2)
The amount disclosed in this column represents the intrinsic value (equal to the difference between the applicable closing market price and exercise price) of Mr. Rabun's 12,722 unvested options based on the closing market price of the Company's Class A ordinary shares of $57.18 per share on 31 December 2013.

(3)
The amount disclosed in this column represents the value of unearned performance unit awards measured based on achievement of performance metrics as of 31 December 2013. Performance unit awards granted to Mr. Rabun will be paid out subject to achievement of performance metrics on each respective future payout date originally established at the grant-date, as if he remained employed by the Company. Performance unit awards granted during 2013 will be settled in shares while performance unit awards granted prior to 2013 can be settled in shares, cash or a combination thereof at the Compensation Committee's discretion. The value of performance unit awards granted during 2013 was determined based on the closing market price of the Company's Class A ordinary shares of $57.18 per share on 31 December 2013.

(4)
The amount disclosed in this column represents the annual cash bonus for the 2013 plan year under the ECIP based on the actual level of achievement of the performance metrics. The award is payable on prorated basis to reflect the amount of time Mr. Rabun was employed by the Company during the plan year. Assuming the triggering event occurred on 31 December 2013, Mr. Rabun would receive 100% of ECIP bonus award.

(5)
The amount disclosed in this column represents the present value of estimated average future payments for both Mr. Rabun and his spouse assuming the medical benefits continue until the date on which Mr. Rabun or his spouse, as applicable, becomes eligible for Medicare.

(6)
Tax equalization payments are provided to Mr. Rabun with respect to payments and other compensation received from the Company for any tax periods in which Mr. Rabun is subject to taxation in the U.K. in respect of his employment with the Company. The tax equalization amounts disclosed in this column primarily relate to the accelerated vesting of restricted share awards, share option awards and performance unit awards, annual cash bonus under the ECIP for the 2013 plan year and payment of funds deferred under the SERP.

Potential Payments to Named Executive Officers Under the LTIP

The LTIP provides certain benefits in the event of a dissolution, liquidation, reorganisation or change in control of the Company. If the Company is dissolved or liquidated, all outstanding equity awards will immediately vest or become exercisable or payable in full, and all forfeiture restrictions will lapse, at least 30 days in advance of the effective date of the dissolution or liquidation. Any options that are not exercised will terminate on the effective date of the dissolution or liquidation.

Upon the occurrence of a reorganisation, the Company will negotiate for the surviving entity or other purchaser involved to assume all of its obligations under all outstanding awards or convert all outstanding awards into awards of at least equal value as to capital shares of that surviving entity or purchaser. If that surviving entity or purchaser does not agree to assume or convert all outstanding awards, then all outstanding awards will immediately vest or become exercisable or payable, and all forfeiture restrictions will lapse, at least 30 days in advance of the effective date of the reorganisation. Any options that are not exercised will terminate on the effective date of the reorganisation.

A reorganisation is deemed to occur if there is:

•	scheme of arrangement;

•	a statutory merger;

•	a statutory consolidation; or

•
a sale of all of the assets of the Company, or sale, pursuant to any agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the reorganisation.

If the employment of an LTIP participant is terminated without cause or if a participant resigns from his or her employment for "good reason" within the two-year period following a change in control of the Company, all of his or her outstanding awards under the LTIP will immediately vest or become exercisable or payable, and all forfeiture restrictions will lapse. A "change in control" will be deemed to have occurred under the LTIP if any person acquires beneficial ownership of 50% or more of our voting securities or there is a change in the composition of a majority of the then-incumbent Board. A participant will be deemed to have resigned for "good reason" if, after notice and a 30-day period to cure, any of the following events have occurred: (i) without the participant's express written consent, the assignment of the participant to any position which is not at least equivalent to the participant's duties, responsibilities and status within the Ensco group immediately prior to the change in control; (ii) a reduction of the participant's base salary or of any bonus compensation formula applicable to him or her immediately prior to the change in control; (iii) a failure to maintain, or the taking of any action that would materially affect the participant's participation in or reduce the participant's benefits under, any of the employee or material fringe benefits to which participant is entitled at a level substantially equal to or greater than the value to him or her and his or her dependents of those employee benefits in effect immediately prior to the change in control; (iv) the failure to permit the participant to take substantially the same number of paid vacation days and leave to which the participant is entitled immediately prior to the change in control; or (v) requiring the participant who is based in the office in Houston, Texas on the date a change in control occurs to be based anywhere other than within a fifty (50) mile radius of the office in Houston, Texas, except for required travel on business to an extent substantially consistent with the participant's business travel obligations immediately prior to the change in control.
Estimated severance entitlements under the LTIP following a dissolution or liquidation for Mr. Rabun are as follows (assuming that a triggering event took place on 31 December 2013 and based on the closing market price of the Company's Class A ordinary shares of $57.18 per share on 31 December 2013):

	Restricted Shares	Share Options(1)	Performance Unit Awards(2)	Total
Daniel W. Rabun	$6,505,883	$31,423	$6,869,877	$13,407,183
____________________

(1)
This amount represents the aggregate intrinsic value of Mr. Rabun's unvested options at 31 December 2013 based on the closing market price of the Company's Class A ordinary shares of $57.18 per share on that date.

(2)
The amount disclosed in this column assumes that each unearned performance unit award grant is paid out at the target level of performance on 31 December 2013 consistent with the terms under the LTIP. Performance unit awards granted during 2013 will be settled in shares while performance unit awards granted prior to 2013 can be settled in shares, cash or a combination thereof at the Compensation Committee's discretion. The target value of performance unit awards granted during 2013 was determined based on the closing market price of the Company's Class A ordinary shares of $57.18 per share on 31 December 2013.

Estimated severance entitlements under the LTIP following a dissolution or liquidation or an actual or constructive termination upon a change of control, for Messrs. Swent, Burns, Lowe and Robert are as follows (assuming that a triggering event took place on 31 December 2013 and based on the closing market price of the Company's Class A ordinary shares of $57.18 per share on 31 December 2013):

	Restricted Shares	Share Options(1)	Performance Unit Awards(2)	Total
James W. Swent III	$1,901,121	$6,458	$2,193,938	$4,101,517
J. Mark Burns	$3,543,845	$6,458	$2,490,498	$6,040,801
P. Carey Lowe	$2,983,881	$6,458	$1,817,760	$4,808,099
Kevin C. Robert(3)	$1,423,896	$10,319	$1,787,982	$3,222,197
____________________

(1)
These amounts represent the aggregate intrinsic value of unvested options at 31 December 2013 based on the closing market price of the Company's Class A ordinary shares of $57.18 per share on that date.

(2)
The amounts disclosed in this column assume that each unearned performance unit award grant is paid out at the target level of performance on 31 December 2013 consistent with the severance entitlement terms under the LTIP. Performance unit awards granted during 2013 will be settled in shares while performance unit awards granted prior to 2013 can be settled in shares, cash or a combination thereof at the Compensation Committee's discretion. The target value of performance unit awards granted during 2013 was determined based on the closing market price of the Company's Class A ordinary shares of $57.18 per share on 31 December 2013.

(3)
We entered into a separation agreement with Mr. Robert effective 10 January 2014. In connection with the separation agreement, Mr. Robert received a payment in the amount of $440,380, the approximate value as of 6 January 2014 of the restricted share awards granted on 1 June 2011 that would have vested if his employment with the Company had continued through 1 June 2014. All other unvested restricted share awards and options were forfeited upon departure from the Company. Additionally, Mr. Robert's eligibility was accelerated for payment of $283,932 annual performance bonus for the 2013 plan year pursuant to the ECIP as disclosed in the "Summary Compensation Table". Performance unit awards granted to Mr. Robert during 2011 were modified to accelerate vesting on the separation date and to pay out subject to achievement of performance metrics on the respective future payout date originally established at the grant-date, as if he remained employed by the Company. All other unvested performance unit awards were forfeited upon departure from the Company.

Director Compensation

Compensation of Non-Executive Directors
Our Compensation Committee periodically reviews non-executive director compensation, which includes review of data received from PM&P, and, from time to time, recommends changes thereto to the Board. Total non-executive director compensation generally is intended to approximate the median of our compensation peer group companies. The Compensation Committee uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board. Compensation of our non-executive directors currently is composed of an annual retainer of $100,000; a Lead Director retainer of $20,000; an Audit Committee Chair retainer of $20,000; a Compensation Committee Chair retainer of $15,000; and a Nominating and Governance Committee Chair retainer of $15,000. All retainer fees are paid quarterly in advance and will be prorated for a partial quarter of service as a director, Lead Director or committee chair. Additionally, our 2012 LTIP provides that non-executive directors receive an automatic annual grant of equity compensation following each annual general meeting of shareholders. In accordance with the compensation policy, restricted share units equivalent to an aggregate value of $250,000, based on the closing price of the Company's shares on the date of grant, were granted to our non-executive directors effective 1 June 2013. Prior to 2011, the Company granted restricted shares to non-executive directors which vest (restrictions lapse) at a rate of 20% each year over a five-year period or, if earlier, upon retirement from the Board. During 2011, the Company began granting restricted share units in place of restricted shares to non-executive directors. Restricted share units vest (restrictions lapse) at a rate of 33.3% each year over a three-year period or, if earlier, upon retirement from the Board.
Equity accumulation by our non-executive directors is encouraged, and we have specific security ownership guidelines, which are included in the Ensco Corporate Governance Policy. The policy provides that each non-executive director, within five years of appointment to the Board, should hold a number of shares of the Company having a fair market value of at least five times the director's annual retainer. Each of our directors is in compliance with these guidelines.
Under the Non-Employee Director Deferred Compensation Plan and the 2005 Non-Employee Director Deferred Compensation Plan, our non-executive directors could elect to defer their cash compensation (annual retainer and committee chair fees) up to a percentage specified annually in advance by our Compensation Committee and ratified by our Board. Following the redomestication, the 2005 Non-Employee Director Deferred Compensation Plan was frozen to new contributions. Non-executive directors who continue to have deferred compensation under either plan continue to direct the investment of the amounts deferred and retained by us. The deferred compensation may be invested in authorised funds, which are similar to the investment options available under the Ensco Savings Plan. Investments also may be made in funds or publicly-traded securities on a self-directed basis.
Non-executive directors also are eligible to participate in our U.S. and U.K. group health and welfare insurance plans on the same basis and cost as our full-time employees. A non-executive director's contribution to group health and welfare insurance premium costs is paid in cash or withheld from the quarterly installments of the director's annual retainer.

Directors who also are our executives do not receive any additional compensation for their services as directors. The compensation paid to our non-executive directors for the fiscal year ended 31 December 2013 is reported in the Director Compensation Table as follows:
Director Compensation Table
For the Year Ended 31 December 2013

Name	Fees Earned or Paid in Cash ($)	Dividends on Non-Vested Restricted Share Awards ($)(1)	Share Awards ($)(2)	Option Awards ($)(3)	Other ($)(4)	Total ($)
David A. B. Brown	98,626	19,793	250,148	—	493	369,060
J. Roderick Clark	113,626	30,031	250,148	—	9,787	403,592
Roxanne J. Decyk	86,264	7,235	250,148	—	5,972	349,619
Mary E. Francis CBE	86,264	7,235	250,148	—	—	343,647
C. Christopher Gaut	98,626	30,031	250,148	—	—	378,805
Gerald W. Haddock	98,626	29,831	250,148	—	9,787	388,392
Francis S. Kalman	98,626	19,793	250,148	—	9,787	378,354
Thomas L. Kelly II	12,364	7,431	951,465	—	860	972,120
Keith O. Rattie	117,940	30,031	250,148	—	9,787	407,906
Rita M. Rodriguez	12,364	7,431	951,465	—	14,091	985,351
Paul E. Rowsey, III	133,626	29,831	250,148	—	950	414,555
____________________

(1)	The amounts disclosed in this column represent the dividends earned and paid on the directors' unvested restricted shares and share units during 2013.

(2)
The amounts disclosed in this column represent the aggregate grant-date fair value of restricted share units granted to current directors during 2013 and the incremental fair value of restricted share awards subject to accelerated vesting upon retirement of former directors during 2013. Grant-date fair value for restricted share awards is measured using the market value of our shares on the date of grant as described in Note 8 to our 31 December 2013 audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on 26 February 2014. The amount attributable to the acceleration of vesting of previously granted restricted share awards was based on the $64.02 closing price of the Company's shares on 20 May 2013, the date on which Thomas Kelly and Rita Rodriguez retired from the Board. As of 31 December 2013, the total number of restricted share awards (shares and units) held by each non-executive director was as follows:

David A. B. Brown	9,016
J. Roderick Clark	12,800
Roxanne J. Decyk	4,134
Mary E. Francis CBE	4,134
C. Christopher Gaut	12,800
Gerald W. Haddock	12,800
Francis S. Kalman	9,016
Thomas L. Kelly II	—
Keith O. Rattie	12,800
Rita M. Rodriguez	—
Paul E. Rowsey, III	12,800

(3)	No share options were granted to our directors during 2013. As of 31 December 2013, the total number of share options held by each non-executive director was as follows:

David A. B. Brown	25,685
Gerald W. Haddock	4,500
Paul E. Rowsey, III	4,500

(4)
The amounts disclosed in this column represent payments made by the Company on the behalf of the directors during 2013 for contributions to group health and welfare insurance and settlement of certain U.K. tax obligations from prior tax year(s).

RESOLUTION 6

6.	AN ORDINARY RESOLUTION TO APPROVE THE DIRECTORS' REMUNERATION POLICY.
The proposed Directors' Remuneration Policy has been prepared in accordance with the provisions of the Companies Act and The Large and Medium Sized Companies and Groups (Accounts and Reports) Regulations 2013 (the "Regulations"). Shareholders are invited to vote on the Directors' Remuneration Policy for the three years ended 31 December 2017, which may be found in the first section of Annex 1 to this proxy statement and contains details of our policy. It is intended that the Directors' Remuneration Policy, if approved, will, for the purposes of section 226D(6)(b) of the Companies Act, take effect after the Meeting on 19 May 2014.
The Board recommends that shareholders vote FOR the approval of the Directors' Remuneration Policy, as described in the first section of Annex 1 set forth in this proxy statement.
If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR Resolution 6.

RESOLUTION 7

7.	A NON-BINDING ADVISORY VOTE TO APPROVE THE DIRECTORS' REMUNERATION REPORT FOR THE YEAR ENDED 31 DECEMBER 2013.
In accordance with sections 439 and 440 of the Companies Act and Schedule 8 of the Large and Medium Sized Companies and Groups (Accounts and Reports) Regulations 2008 (SI 2008/410), shareholders are invited to vote on the Directors' Remuneration Report for the year ended 31 December 2013, which may be found in Annex 1 to this proxy statement.
Because this vote is advisory, it will not be binding upon our Board. However, we value constructive dialogue with our shareholders on director compensation and other important governance topics and encourage all shareholders to vote their shares on this matter. We will take into account the outcome of this vote when considering future director compensation arrangements. We currently intend to hold this vote annually.
The Board recommends that shareholders vote FOR the approval of the Directors' Remuneration Report, as described in Annex 1 set forth in this proxy statement.
If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR Resolution 7.

RESOLUTION 8

8.	A NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are providing our shareholders the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, which is described in the the CD&A and Executive Compensation sections of this proxy statement.

Our executive compensation program is designed to provide a competitive level of compensation necessary to attract, employ, retain and reward individuals and to motivate them to lead us to achieve short-term and long-term business objectives that enhance shareholder value.
Overall operational efficiency and safety performance are among our core values and key business objectives. Achievement of these objectives is measured against specific annual goals and published industry safety standards and serves as a means of determining performance-based compensation. Our executive bonus and long-term incentive compensation philosophy includes the concept that such compensation should increase when we have strong financial performance and should decline when we have weak financial performance. Our philosophy is also grounded in the principle that the creation of shareholder value is a paramount measure of executive officer performance and overall compensation.
Shareholders are urged to read the CD&A section of this proxy statement, which more thoroughly discusses how our compensation policies and procedures support our compensation philosophy. We believe that these policies and procedures are effective in supporting our compensation philosophy and in achieving its goals.
Because this vote is advisory, it will not be binding upon our Board. However, we value constructive dialogue with our shareholders on executive compensation and other important governance topics and encourage all shareholders to vote their shares on this matter. We will take into account the outcome of this vote when considering future executive compensation arrangements. We currently intend to hold this vote annually.
The Board recommends that shareholders vote FOR the approval of the overall compensation of our named executive officers, as described in the CD&A and Executive Compensation sections set forth in this proxy statement.
If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR Resolution 8.

RESOLUTION 9

9.
A NON-BINDING ADVISORY VOTE TO APPROVE THE REPORTS OF THE AUDITORS AND THE DIRECTORS AND THE U.K. STATUTORY ACCOUNTS FOR THE YEAR ENDED 31 DECEMBER 2013 (IN ACCORDANCE WITH THE LEGAL REQUIREMENTS APPLICABLE TO U.K. COMPANIES).

For each financial year, the directors must present a directors' report, audited accounts and an independent auditor's report on the financial statements to shareholders at a general meeting of shareholders. Those to be presented at the Meeting are in respect of the year ended 31 December 2013 and will be delivered to the Registrar of Companies in the United Kingdom following the Meeting. Copies of our U.K. statutory accounts, the U.K. statutory directors' report, and the auditors' report for the year ended 31 December 2013 have been included in our annual report to shareholders accompanying this proxy statement. The shareholders will be provided an opportunity to raise questions in relation to the accounts and reports at the Meeting. The full accounts and reports of Ensco plc will be available for inspection prior to and during the Meeting. The vote on this resolution is advisory and will not be binding on the Board.
The Board recommends that shareholders vote FOR the approval of the reports of the auditors and the directors and the accounts for 2013.
If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR Resolution 9.

RESOLUTION 10

10.	A SPECIAL RESOLUTION TO APPROVE A CAPITAL REORGANISATION TO CONVERT UNDISTRIBUTABLE RESERVES TO DISTRIBUTABLE RESERVES BY WAY OF A REDUCTION OF CAPITAL.
As a U.K. public company governed in part by the Companies Act, we may generally only pay dividends on our shares or repurchase shares out of accumulated distributable reserves on our stand alone balance sheet, without regard to our consolidated financial statements. Furthermore, we can make a distribution only if, among other things, the amount of our net assets (that is, the total excess of assets over liabilities) is greater than the total of our share capital and undistributable reserves (the “Net Assets Test”). Our undistributable reserves include our share premium account and our merger reserve.
As of 31 December 2013, the Company had, on the basis of our audited U.K. statutory accounts, (i) net assets of $6.01 billion, (ii) share capital of $24.1 million, (iii) undistributable reserves of $4.68 billion (our share premium account of $184.6 million and our merger reserve of $4.50 billion), and (iv) distributable reserves of $1.40 billion. The merger reserve of $4.50 billion was recognised in the Company’s accounts in connection with our acquisition of Pride in 2011.
The Company paid dividends totalling $525.6 million during 2013 and $175.3 million during the first quarter of 2014. While we currently have substantial distributable reserves, the Board believes it to be in the best interest of the Company to preserve a prudent level of distributable reserves to provide flexibility and to enhance our ability to continue to pay regular dividends and to purchase shares where appropriate pursuant to the $2.0 billion share buy-back program approved by our shareholders during 2013.
The Board has concluded that a capital reorganisation is the most appropriate course of action for the Company to take in order to reduce the amount of our undistributable reserves for the purposes of the Net Assets Test and to create a corresponding increase in our distributable reserves out of which future distributions to shareholders and share repurchases can be made. The resolution would not of itself change the total amount of shareholders’ equity as reflected on our balance sheet.
In order to accomplish this capital reorganisation, the Board proposes that:

•	part of the Company’s merger reserve in the amount of $3.0 billion be capitalised by issuing newly-created capital reorganisation shares (the "Capital Reorganisation Shares"); and

•	the Capital Reorganisation Shares be cancelled and the $3.0 billion par value of those shares be credited to the Company's distributable reserves.
This process is known under U.K. law as a "reduction of capital." We refer to it in this proxy statement as the "Capital Reorganisation."
Following the Capital Reorganisation, the Company's distributable reserves would be increased by a total of $3.0 billion. If the Capital Reorganisation is approved by shareholders at the Meeting, then the Company must receive an order of the U.K. Court that the Capital Reorganisation Shares be cancelled, followed by delivery and registration of the court order with the Registrar of Companies in the U.K before the Capital Reorganisation becomes effective.
The Court only has the power to reduce share capital and other statutory reserves, including share premium and capital reserves, but not merger reserves. Therefore, it is necessary that we first convert our merger reserves to share capital (in the form of Capital Reorganisation Shares), in order for the Court thereafter to be able to cancel the Capital Reorganisation Shares and effectively convert the merger reserves to distributable reserves.
It is proposed that $3.0 billion of the Company's merger reserve be used to pay in full for new Capital Reorganisation Shares prior to the Court Hearing. The Capital Reorganisation Shares will then be alloted and issued either as a bonus issue to holders of Ordinary Shares of the Company on a Capital Reorganisation record date to be determined by the Board on the basis of one Capital Reorganisation Share for every one Ordinary Share or to one or more affiliates of the Company selected by the Board.

It is anticipated that the Court will confirm the cancellation of the Capital Reorganisation Shares at the Court Hearing on the day immediately after they have been issued. Accordingly, the Capital Reorganisation Shares will not be admitted to trading on the NYSE or any other market. No share certificates will be issued in respect of the Capital Reorganisation Shares. The Capital Reorganisation Shares will have extremely limited rights. In particular, the Capital Reorganisation Shares will carry no right (i) to receive any dividends or other distribution, whether capital or income, (ii) to receive notice of or to attend or vote at any general meeting of shareholders, (iii) to participate in the profits of the Company, or (iv) to participate in the Company’s assets, except on a winding-up of the Company. The Company will have the right to cancel the Capital Reorganisation Shares without making any payment to the holders thereof. The Capital Reorganisation Shares will be transferable, but no market will exist for them.
In order to approve the proposed cancellation of the Capital Reorganisation Shares, the Court will need to be satisfied that the interests of the Company’s creditors will not be prejudiced as a result of the cancellation. In order to accomplish this, the Company will need to satisfy the Court that there is no real likelihood that the Capital Reorganisation would result in the Company being unable to discharge the debts or claims of any creditor when they fall due, giving such undertakings or other form of creditor protection as the Court may require for the benefit of the Company’s creditors on the date that the Capital Reorganisation becomes effective. The terms upon which the Court is willing to confirm the proposed cancellation are, ultimately, for the Court to determine, and the Company will provide the Court with such undertakings as it is advised are appropriate, but only if such undertakings are advisable in the Company's discretion.
It is anticipated that the initial directions hearing in relation to the Capital Reorganisation will take place on or around [•] June 2014, with the final hearing taking place on or around [•] July 2014 and the Capital Reorganisation becoming effective on that day, following the necessary registration of the court order.
The Capital Reorganisation will not involve any distribution or repayment of capital by the Company and will not reduce the underlying net assets of the Company. The distributable reserves arising from the Capital Reorganisation will, subject to the discharge of any undertakings required by the Court as explained above, support the Company’s ability to continue to pay regular dividends and to repurchase shares (where appropriate).
The Board recommends that shareholders vote FOR the approval of the Capital Reorganisation.
If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR Resolution 10. The full text of the resolution is as follows:
(A) $3.0 BILLION ($3,000,000,000) STANDING TO THE CREDIT OF THE MERGER RESERVE OF THE COMPANY SHALL BE CAPITALISED AND APPLIED IN PAYING UP IN FULL AT PAR SUCH NUMBER OF NEW C SHARES (THE “CAPITAL REORGANISATION SHARES”) EQUAL TO THE NUMBER OF ORDINARY SHARES OF $[•] EACH IN THE CAPITAL OF THE COMPANY (“ORDINARY SHARES”) IN ISSUE AT THE CAPITAL REORGANISATION RECORD TIME (AS SPECIFIED BY THE BOARD), SUCH CAPITAL REORGANISATION SHARES HAVING A NOMINAL VALUE EQUAL TO THE SUM THAT IS OBTAINED BY DIVIDING THE NUMBER OF CAPITAL REORGANISATION SHARES TO BE ISSUED AS SET OUT ABOVE INTO $3.0 BILLION, AS SHALL BE REQUIRED TO EFFECT SUCH CAPITALISATION, AND THE DIRECTORS BE AND THEY ARE HEREBY ARE AUTHORISED FOR THE PURPOSES OF SECTION 551 OF THE COMPANIES ACT 2006 (THE “ACT”) TO ALLOT AND ISSUE ALL THE CAPITAL REORGANISATION SHARES THEREBY CREATED TO SUCH MEMBERS OF THE COMPANY INCLUDING ONE OF THEIR NUMBER AS THEY SHALL IN THEIR ABSOLUTE DISCRETION DETERMINE UPON TERMS THAT THEY ARE PAID UP IN FULL BY SUCH CAPITALISATION, AND SUCH AUTHORITY SHALL FOR THE PURPOSES OF SECTION 551 OF THE ACT EXPIRE ON 31 DECEMBER 2014;
(B) THE CAPITAL REORGANISATION SHARES CREATED AND ISSUED PURSUANT TO PARAGRAPH (A) ABOVE SHALL HAVE THE FOLLOWING RIGHTS AND RESTRICTIONS:
(I) THE HOLDERS OF CAPITAL REORGANISATION SHARES SHALL HAVE NO RIGHT TO RECEIVE ANY DIVIDEND OR OTHER DISTRIBUTION WHETHER OF CAPITAL OR INCOME;
(II) THE HOLDERS OF CAPITAL REORGANISATION SHARES SHALL HAVE NO RIGHT TO RECEIVE NOTICE OF OR TO ATTEND OR VOTE AT ANY GENERAL MEETING OF SHAREHOLDERS;

(III) THE HOLDERS OF CAPITAL REORGANISATION SHARES SHALL ON A RETURN OF CAPITAL ON A LIQUIDATION, BUT NOT OTHERWISE, BE ENTITLED TO RECEIVE THE NOMINAL AMOUNT OF EACH SUCH SHARE BUT ONLY AFTER THE HOLDER OF EACH ORDINARY SHARE SHALL HAVE RECEIVED THE AMOUNT PAID UP OR CREDITED AS PAID UP ON SUCH A SHARE AND THE HOLDERS OF CAPITAL REORGANISATION SHARES SHALL NOT BE ENTITLED TO ANY FURTHER PARTICIPATION IN THE ASSETS OR PROFITS OF THE COMPANY;
(IV) A REDUCTION BY THE COMPANY OF THE CAPITAL PAID UP OR CREDITED AS PAID UP ON THE CAPITAL REORGANISATION SHARES AND THE CANCELLATION OF SUCH SHARES WILL BE TREATED AS BEING IN ACCORDANCE WITH THE RIGHTS ATTACHING TO THE CAPITAL REORGANISATION SHARES AND WILL NOT INVOLVE A VARIATION OF SUCH RIGHTS FOR ANY PURPOSE. THE COMPANY WILL BE AUTHORISED AT ANY TIME WITHOUT OBTAINING THE CONSENT OF THE HOLDERS OF CAPITAL REORGANISATION SHARES TO REDUCE ITS CAPITAL (IN ACCORDANCE WITH THE ACT);
(V) THE COMPANY SHALL HAVE IRREVOCABLE AUTHORITY AT ANY TIME AFTER THE CREATION OR ISSUE OF THE CAPITAL REORGANISATION SHARES TO APPOINT ANY PERSON TO EXECUTE ON BEHALF OF THE HOLDERS OF SUCH SHARES A TRANSFER THEREOF AND/OR AN AGREEMENT TO TRANSFER THE SAME WITHOUT MAKING ANY PAYMENT TO THE HOLDERS THEREOF TO SUCH PERSON OR PERSONS AS THE COMPANY MAY DETERMINE AND, IN ACCORDANCE WITH THE PROVISIONS OF THE ACT, TO PURCHASE OR CANCEL SUCH SHARES WITHOUT MAKING ANY PAYMENT TO OR OBTAINING THE SANCTION OF THE HOLDERS THEREOF AND PENDING SUCH A TRANSFER AND/OR PURCHASE AND/OR CANCELLATION TO RETAIN THE CERTIFICATES, IF ANY, IN RESPECT THEREOF, PROVIDED ALSO THAT THE COMPANY MAY IN ACCORDANCE WITH THE PROVISIONS OF THE ACT PURCHASE ALL BUT NOT SOME ONLY OF THE CAPITAL REORGANISATION SHARES THEN IN ISSUE AT A PRICE NOT EXCEEDING 1 PENCE FOR ALL THE CAPITAL REORGANISATION SHARES; AND
(C) THE CAPITAL REORGANISATION SHARES CREATED AND ISSUED PURSUANT TO PARAGRAPH (A) ABOVE SHALL BE CANCELLED (SUBJECT TO THE APPROVAL OF THE CAPITAL REORGANISATION OF THE COURT ORDER APPROVING THE CAPITAL REORGANISATION).
RESOLUTION 11

11.	A SPECIAL RESOLUTION TO APPROVE THE DISAPPLICATION OF PRE-EMPTION RIGHTS.
As a U.K. public company governed in part by the Companies Act, before we can raise additional capital through the issuance of ordinary shares of the Company for cash, we are required first to offer those shares to current shareholders. The Companies Act permits shareholders to waive, or disapply, those pre-emption rights for up to five years. If our shareholders approve the disapplication of pre-emption rights, and provided they approve the allotment of shares in Resolution 2, their approval for this Resolution 11 would be effective for a period of five years. Our shareholders last approved the disapplication of pre-emption rights during 2009; therefore, we are now required to return to the shareholders to renew their approval for an additional five-year period.
This resolution would give the Board the ability to raise additional capital by selling ordinary shares and shares held in the Company's treasury for cash without first offering them to existing shareholders in proportion to their existing shareholdings, subject to the limits set out in the resolution. The resolution would provide the Directors with additional flexibility to pursue strategic transactions and to finance growth with equity.
If approved, the power will expire at the conclusion of the Annual General Meeting of Shareholders to be held during 2019.
The Board recommends that shareholders vote FOR the approval of disapplication of pre-emption rights.
If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR Resolution 11. The full text of the resolution is as follows:

IF RESOLUTION 2 IS PASSED, THE BOARD SHALL BE GIVEN POWER TO ALLOT EQUITY SECURITIES (AS DEFINED IN THE COMPANIES ACT 2006) FOR CASH UNDER THE AUTHORITY GIVEN BY THAT RESOLUTION AND/OR TO SELL ORDINARY SHARES HELD BY THE COMPANY AS TREASURY SHARES FOR CASH AS IF SECTION 561 OF THE COMPANIES ACT 2006 DID NOT APPLY TO ANY SUCH ALLOTMENT OR SALE, SUCH POWER TO BE LIMITED:

(A) TO THE ALLOTMENT OF EQUITY SECURITIES AND SALE OF TREASURY SHARES IN CONNECTION WITH AN OFFER OF, OR INVITATION TO APPLY FOR, EQUITY SECURITIES:
(I) TO ORDINARY SHAREHOLDERS IN PROPORTION (AS NEARLY AS MAY BE PRACTICABLE) TO THEIR EXISTING HOLDINGS; AND
(ll) TO HOLDERS OF OTHER EQUITY SECURITIES, AS REQUIRED BY THE RIGHTS OF THOSE SECURITIES, OR AS THE BOARD OF DIRECTORS OTHERWISE CONSIDERS NECESSARY,
AND SO THAT THE BOARD OF DIRECTORS MAY IMPOSE ANY LIMITS OR RESTRICTIONS AND MAKE ANY ARRANGEMENTS WHICH IT CONSIDERS NECESSARY OR APPROPRIATE TO DEAL WITH TREASURY SHARES, FRACTIONAL ENTITLEMENTS, RECORD DATES, LEGAL, REGULATORY OR PRACTICAL PROBLEMS IN, OR UNDER THE LAWS OF, ANY TERRITORY OR ANY OTHER MATTER; AND
(B) IN THE CASE OF THE AUTHORITY GRANTED UNDER RESOLUTION 2 AND/OR IN THE CASE OF ANY SALE OF TREASURY SHARES, TO THE ALLOTMENT OF EQUITY SECURITIES OR SALE OF TREASURY SHARES (OTHERWISE THAN UNDER RESOLUTION 2 ABOVE) UP TO A NOMINAL AMOUNT OF $[•],
SUCH POWER TO APPLY UNTIL THE CONCLUSION OF THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD IN 2019, BUT DURING THIS PERIOD THE COMPANY MAY MAKE OFFERS, AND ENTER INTO AGREEMENTS, WHICH WOULD, OR MIGHT, REQUIRE EQUITY SECURITIES TO BE ALLOTTED (AND TREASURY SHARES TO BE SOLD) AFTER THE POWER ENDS AND THE BOARD OF DIRECTORS MAY ALLOT EQUITY SECURITIES (AND SELL TREASURY SHARES) UNDER ANY SUCH OFFER OR AGREEMENT AS IF THE POWER HAD NOT ENDED.

GENERAL AND OTHER MATTERS
Resolutions 1 through 11 are the only matters that will be brought before the Meeting. Article 45.2 of our Articles of Association limits the business transacted at the Meeting to the purposes stated in the Notice.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Class A ordinary shares ("Section 16 reports"). Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of the copies of such Section 16 reports furnished to us during the year ended 31 December 2013 and on written representations from our directors and executive officers, all Section 16 reports applicable to our directors, executive officers and holders known to us to beneficially own more than 10% of any class of our equity securities were filed on a timely basis except one Form 4 for Robert W. Edwards III, one Form 4 for Kevin C. Robert and one Form 4 for David A. B. Brown that in each case did not report a sale of shares in a timely manner, all of which have now been filed.
HOUSEHOLDING OF SHAREHOLDER MATERIALS

We participate, and some brokers, banks and other nominee record holders may be participating, in the practice of householding proxy materials, which means that we and any participating brokers, banks and other nominee record holders will deliver only one Notice of Internet Availability of Proxy Materials, proxy statement and annual report, as available, to multiple shareholders sharing an address unless we have, or such broker, bank or other nominee record holder has, received contrary instructions from one or more shareholders at such address. This procedure allows multiple shareholders residing at the same address the convenience of receiving a single Notice of Internet Availability of Proxy Materials, proxy statement and annual report, as applicable. Upon request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials, proxy statement and annual report, as applicable, to any shareholder at a shared address to which a single copy of such documents was delivered. You may request a separate copy of the Notice of Internet Availability of Proxy Materials, proxy statement and the 2013 annual report, and request that you receive a single copy or multiple copies in the future, by calling 1-800-579-1639 or e-mailing sendmaterial@proxyvote.com. You also may request paper copies when prompted after you vote at www.proxyvote.com.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON 19 May 2014

We provide shareholders access to the proxy materials for the Meeting over the Internet as permitted under applicable SEC rules. We believe the rules enable us to provide shareholders the information they need in a more timely manner, while lowering the costs of printing and delivering the proxy materials.
To access and review the proxy materials for the 2014 Meeting, go to www.proxyvote.com and follow the instructions on the website.
We encourage you to access and review all information contained in the proxy materials before voting. If you would like to attend the Meeting in person, please refer to Notice of Annual General Meeting of Shareholders included with this proxy statement.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS FOR THE
2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Any of our shareholders intending to present a proposal at the 2015 Annual General Meeting of Shareholders must deliver such proposal to our principal executive offices, in writing and in accordance with SEC Rule 14a-8, no later than 8 December 2014, for inclusion in the proxy statement related to that meeting. The proposal should be delivered to our secretary by certified mail, return receipt requested.

In addition, apart from the SEC Rule 14a-8 process described above, a shareholder whose proposal is not included in the proxy statement related to the 2015 Annual General Meeting of Shareholders, but who still intends to submit a proposal at that meeting, is required by our Articles of Association to deliver such proposal, in proper form, in writing, to our secretary at our principal executive offices and to provide certain other information, not earlier than the close of business on the 75th day and not later than the close of business on the 50th day prior to the first anniversary of the preceding year's Annual General Meeting of Shareholders, subject to any other requirements of law; provided, however, that in the event that the date of the Annual General Meeting of Shareholders is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 75th day prior to the date of such annual general meeting of shareholders and not later than the close of business on the later of the 50th day prior to the date of such annual general meeting of shareholders or, if the first public announcement of the date of such Annual General Meeting of Shareholders is less than 65 days prior to the date of such Annual General Meeting of Shareholders, the 15th day following the day on which public announcement of the date of such meeting is first made. In the case of the 2015 Annual General Meeting of Shareholders, references to the anniversary date of the preceding year's Annual General Meeting of Shareholders shall mean the first anniversary of 19 May 2014.

Any such proposal must also comply with the other provisions contained in our Articles of Association relating to shareholder proposals, including provision of the information specified in our Articles of Association, such as information concerning the nominee of the proposal, if any, and the shareholder and the beneficial owner, as the case may be. Any proposals that do not meet the requirements set forth in our Articles of Association, other than proposals submitted in compliance with SEC Rule 14a-8 under the Exchange Act, will be declared out of order and will not be considered at the 2015 Annual General Meeting of Shareholders.

In addition to the SEC and Articles of Association processes described above, under the U.K. Companies Act 2006, shareholders representing at least 5% of the total voting rights of all shareholders who have a right to vote at the Meeting can require the Company to give shareholders notice of a resolution which may be and is intended to be moved at the Meeting. Such a request, made by the requisite number of shareholders, must be received by the Company not later than six weeks before the Meeting.

OTHER MATTERS
The Company has not been notified of, and our Board is not aware of, any other matters to be presented for action at the Meeting.
The following materials are being distributed to shareholders with this proxy statement: the letter to shareholders from our Chairman, President and Chief Executive Officer and our 2013 annual report to shareholders, which includes our consolidated financial statements for the year ended 31 December 2013 filed in our Annual Report on Form 10-K with the SEC and also includes our U.K. statutory accounts and reports of the directors and auditors of Ensco. None of these materials constitute a part of the proxy soliciting material.
Upon request in writing, we will provide each person solicited by this proxy statement, without charge except for exhibits, a copy of our Annual Report on Form 10-K for the year ended 31 December 2013 as filed with the SEC, including the financial statements and financial statement schedules. Please direct your request to our Investor Relations Department, 5847 San Felipe, Suite 3300, Houston, Texas 77057.
Whether or not you intend to be present at the Meeting, we urge you to vote your shares.

By Order of the Board,

Brady K. Long
Vice President, General Counsel and Secretary
2 April 2014

Annex 1
DIRECTORS' REPORTS

Introduction

Ensco plc ("Ensco," "we," "our" or the "Company") is subject to disclosure regimes in the United States and United Kingdom. While some of the disclosure requirements in these jurisdictions overlap or are otherwise similar, some differ and require distinct disclosures. As a result, our reports appear in two sections. Section 1 is the Directors' Remuneration Policy (the "Remuneration Policy ") included in this Annex 1. Section 2 includes two parts: (i) the information included in "Compensation Discussion and Analysis" (the "CD&A") within this proxy statement, comprising the first part of Section 2 of the Directors' Remuneration Report (the "Remuneration Report") and including disclosure required by the U.S. Securities and Exchange Commission ("SEC") as well as English law, and (ii) the information included in this Annex 1, comprising the second part of Section 2 of the Remuneration Report and including disclosure only required by English law. Annex 1 should be read in conjunction with the CD&A. Pursuant to English law, the Remuneration Policy and the Remuneration Report form part of the statutory annual report of Ensco plc for the year ended 31 December 2013 and have been prepared in accordance with Schedule 8 of The Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008, as amended in October 2013. The Remuneration Policy will be subject to a binding shareholder vote during the Annual General Meeting of Shareholders to be held on 19 May 2014, and the Policy will take effect on approval. The Remuneration Report provides details on remuneration in the period, and other information, required by the Regulations. It will be subject to an advisory shareholder vote at the Annual General Meeting of Shareholders. The Companies Act 2006 requires the auditors to report to the shareholders on certain parts of the Remuneration Report and to state whether, in their opinion, those parts of the report have been properly prepared in accordance with the Regulations. The Remuneration Policy is not subject to audit.

DIRECTORS' REMUNERATION POLICY

This part of the report sets out the Remuneration Policy which will be subject to a binding vote by shareholders during the Annual General Meeting of Shareholders on 19 May 2014.

The Chief Executive Officer is the only executive director on our Board, and all other directors are non-executive directors. This Remuneration Policy will first address our compensation philosophy for the executive director, followed by our compensation philosophy for non-executive directors.
Our executive director compensation philosophy is based on the principles that the creation of shareholder value is the paramount measure of executive director performance and that this principle should be reflected in overall compensation. The business objectives against which we measure our performance include:

•	profitable financial performance;

•	preservation of a strong balance sheet;

•	strategic and opportunistic enhancement of our asset base;

•	positioning assets in markets that offer prospects for long-term growth in profitability;

•	safety performance;

•	operational efficiency; and

•	customer satisfaction.
We believe that achievement of these business objectives will contribute to growth in shareholder value. We stress the importance of these objectives through the structure of our compensation program by placing the majority of the executive director's pay at risk and subjecting a significant portion of his potential compensation to specific annual and long-term performance requirements.

Annex 1 - 1

In setting the remuneration policy for our executive director, the Compensation Committee takes into account certain characteristics that align the executive director with shareholders:

•	Vast majority of executive director pay at risk based on annual financial performance and growth in long-term shareholder value

•	50% of the executive director's equity awards subject to achievement of specific performance criteria relative to our performance peer group

•	Executive director share ownership guidelines

•	Minimum holding periods for stock and options until share ownership guidelines are met

•	Compensation clawback that applies to cash and equity awards

•	Prohibitions on the pledging or hedging of company stock

•	Prohibition on buyouts of underwater stock option awards

•	Prohibition on repricing of stock option awards

•	Prohibition on share/option recycling

•	No excise tax gross-ups

•	No single-trigger change-in-control severance benefits

•	No single-trigger vesting of time-based equity awards upon a change-of-control
In support of our philosophy that executive director performance should be measured (and rewarded) based on the creation of shareholder value, and in continued support of our business objectives, we designed our executive director compensation program to accomplish the following primary goals:

•	Attract, retain and motivate highly qualified individuals capable of leading us to achieve our business objectives;

•
Pay for performance by providing competitive pay opportunities that result in realized pay which increases when we have strong financial performance and declines when we have weak financial performance; and

•	Ensure alignment with shareholders through an emphasis on long-term equity-based compensation and enforcement of robust share ownership guidelines.
Ensco's Compensation Committee believes that the design of our current program is competitive and appropriate within the market where we primarily compete for executive talent and that the characteristics of our programs listed above which align our executive directors with our shareholders are consistent with "best practices" in compensation governance for other companies listed on the New York Stock Exchange (the "NYSE"), the exchange where we are listed.

Legacy arrangements

For the avoidance of doubt, in approving this Remuneration Policy, authority is given to the Company to honor any commitments entered into with current or former directors that have been disclosed to shareholders in remuneration reports before the Policy takes effect. Details of any payments to former directors will be set out in the Annual Report on Remuneration as they arise.

Annex 1 - 2

Remuneration Policy for Executive Directors

It is intended that the Remuneration Policy, if approved, take effect after the Annual General Meeting of Shareholders on 19 May 2014 and will apply until the Annual General Meeting of Shareholders in 2017, unless revised by a vote of shareholders ahead of that time. The following is a summary of the Remuneration Policy as it applies to executive directors:

Element	Purpose and Link to Strategy	Operation	Maximum Opportunity(1)	Performance Measures	Clawback(2)
Salary and Fees	Attract and retain high performing individuals reflecting market value of role and the executive director’s skills, experience and performance.
Reviewed annually by the Compensation Committee taking into account the executive director’s contributions to our progress in achieving certain business objectives and by reference to the median salary paid to executive directors of our compensation peer group companies.

Salary increases will ordinarily be in line with increases awarded to other employees in the Company, and will not ordinarily exceed 10% per annum. The Compensation Committee reserves the discretion to increase total compensation in appropriate circumstances such as where the nature or scope of the executive director's role or responsibilities changes or in order to be competitive at the median level of peer companies.
				None, although overall performance of the individual is considered by the Compensation Committee when setting salaries annually.	Not applicable
Benefits	Competitive benefits taking into account market value of role and benefits offered to the wider U.K. and U.S. management population.
Benefits include, but are not limited to, health insurance, life insurance and annual executive health physicals.
Provision of relocation assistance upon appointment if/when applicable. Components include: foreign service premium equal to approximately 15% of base salary; cost of living allowance; standard outbound services; monthly housing allowance; monthly transportation allowance; annual home leave allowance; dependents' schooling assistance; and equalization payments for income taxes.

Set at a level the Compensation Committee considers appropriate as compared to benefits offered in connection with comparable roles by companies of a similar size in the relevant market.

The Compensation Committee reserves the discretion to introduce new benefits where it concludes that it is in the interests of the Company to do so, having regard for the particular circumstances.
				None	Not applicable

Annex 1 - 3

Annual Cash Bonus	Incentivise delivery of Company strategic objectives and enhance performance.	Awards are tied to achievement of specific annual financial, operational, safety and strategic team goals. Provided to the executive director through the Ensco Cash Incentive Plan.
Discretionary increase of 25% above Ensco Cash Incentive Plan formula-derived awards.(3)
The Compensation Committee reserves the discretion to increase or decrease total compensation in appropriate circumstances such as where the nature or scope of a director's role or responsibilities changes or in order to be competitive at the median level of peer companies.

Formula-derived awards through the Ensco Cash Incentive Plan include annual goals with the potential for discretionary increases or decreases for individual performance of up to 25%.
The Compensation Committee uses this discretion sparingly to address exceptional circumstances.

The Compensation Committee will seek to claw back or reduce the size of cash incentive awards for executive directors who violate our Code of Business Conduct Policy, or in the case of certain financial restatements.

Employer Matching and Profit Sharing Programs	Incentivise the delivery of Company strategic targets.	The executive director may participate in the employer matching and profit sharing provisions of our defined contribution savings plans on a tax-deferred basis.	The maximum total matching contribution annually is 5% of eligible salary. Annual profit sharing distributions are limited to the lesser of 4% of annual net income or 10% of eligible employee wages.	None	Not applicable
Long-Term Incentive Plan
Incentivise long-term Company financial performance in line with the Company’s strategy and long-term shareholder returns.

Promotes alignment with shareholders by tying the majority of executive compensation to creation of long-term shareholder value and encouraging executives to build meaningful equity ownership stakes.

Provided through a combination of restricted shares and performance unit awards.
Performance unit awards under the LTIP are earned based upon Company performance over a three-year cycle, using pre-determined measures.
100% of target for restricted shares. 200% of target for performance unit awards.
Restricted shares are time-based and are not subject to performance measures.
Performance unit awards are earned at the end of a three-year period subject to Company performance against pre-determined measures.

The Compensation Committee will seek to claw back or reduce the proceeds from equity incentive awards for executive directors who violate our Code of Business Conduct Policy, or in the case of certain financial restatements.

(1)
The Compensation Committee reserves the right to make payments outside the Remuneration Policy in exceptional circumstances. The Compensation Committee would only use this right where it believes the use is in the best interests of the Company and when it would be impractical to seek prior specific approval of the shareholders of the Company at a general meeting.

(2)
The Company has compensation recoupment policies in place in the ECIP and in our long-term incentive award agreements. Using this authority, the Compensation Committee will seek to claw back or reduce the size of cash incentive awards or proceeds from equity incentive awards for executive directors who violate our Code of Business Conduct Policy, or in the case of certain financial restatements (including application of the provisions of the Sarbanes-Oxley Act of 2002, as amended, in the event of a restatement of our earnings).

(3)	The Compensation Committee also has the discretion to decrease awards by up to 25% below the Ensco Cash Incentive Plan formula-derived awards.

Annex 1 - 4

Payments from Existing Awards

Subject to the achievement of the applicable performance conditions, the executive director is eligible to receive payment from any award made prior to the approval and implementation of the Remuneration Policy.

Performance Measure Selection

The ECIP performance measures are selected annually by the Compensation Committee to reflect the Company’s key strategic initiatives for the year and reflect both financial and non-financial objectives.

The Compensation Committee annually reviews the combination of performance measures in the LTIP, which currently include relative Total Shareholder Return ("TSR") and relative Return on Capital Employed ("ROCE"), to assess whether these remain the most appropriate measures of long-term performance for the Company. TSR aligns with the Company’s focus on shareholder value creation and rewards the executive director for exceeding the performance of our performance peer group. ROCE provides a clear goal for the executive director and supports the Company’s long-term strategy.

Performance targets are set to be aspirational and achievable, taking into account the Company’s strategic priorities and the economic environment. Ensco's approach to long-term incentive compensation for the executive director includes a combination of time-vested and performance-based equity awards, as shown in the table below:

Long-Term Incentive Approach

Device	Description	Percent of TARGET annual grant date value
Time-vested Restricted Shares	Time vested awards vesting at the rate of 33.3% per year over three years. Consistent with our general practices (and those among our peer group companies), our unvested restricted shares have dividend and voting rights on the same basis as our outstanding shares.	50%
Performance Units	Performance unit awards are earned at the end of a three-year period subject to Company performance in terms of TSR relative to peers and ROCE relative to peers (as described in greater detail later in the Directors' Remuneration Report). Awards are denominated and settled in cash or shares, although the Compensation Committee expects to settle them in shares beginning with the awards granted for the 2013-2016 period. Dividends are accrued over the performance period and paid out at the end of the performance period based upon the actual number of shares earned.	50%
Share Ownership Guidelines
Intended to further encourage accumulation of share ownership, our share ownership guidelines require the executive director to own shares having a fair market value of at least 6x base salary (increased in 2014 from 3x base salary).

Executive directors who are not in compliance are required to retain any after-tax proceeds from vesting of shares or exercise of stock options in the form of shares until compliance is achieved.

The guideline is included in our Corporate Governance Policy.

Our long-term incentive compensation program is designed to provide our executive director aggregate long-term incentive award opportunities (i.e., assuming target performance) in amounts that approximate the median value of long-term incentives awarded to executive directors of our compensation peer group companies.
However, target opportunities also are based on an evaluation of individual performance. Consequently, in determining the target award amounts, the Compensation Committee considers market data, individual

Annex 1 - 5

contributions, potential to impact long-term shareholder value and the need to provide a strong retentive component in executive officer compensation.
The program is reviewed annually to ensure that it is compliant and tax efficient with the overall objective of providing an optimum link between executive compensation and the creation of shareholder value.
Remuneration Policy for Other Employees

The Company’s approach to annual salary reviews is consistent across the Company, with consideration given to the scope of the role, level of experience, responsibility, individual performance and pay levels in comparable companies.

All managers are eligible to participate in an annual bonus plan with similar metrics to those used for the executive director. Other employees are eligible to participate in performance-based annual bonus plans. Opportunities and specific performance conditions vary by organizational level with business area-specific metrics incorporated where appropriate.

Total Remuneration by Performance

The total expected remuneration during fiscal 2014 for our executive director for a minimum, target and maximum performance is presented in the chart below.

Thousands
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$-
Long-term Incentive
Annual Variable
Fixed
$3,550
70%
30%
$7,258
69%
17%
14%
$10,965
68%
22%
10%
Minimum
Target
Maximum

The chart assumes no share price movement and excludes dividend accruals. Assumptions made for each scenario are as follows:

Annex 1 - 6

Performance Level	Fixed	Annual Variable Compensation (ECIP)	Long-term Incentive Compensation (LTIP)
Minimum (Below Threshold)	Base salary	0% earned if performance is below threshold/ minimum acceptable on all performance measures
Restricted stock earned at 100%

Performance units at 0% (ROCE and TSR rank ninth or tenth in performance peer group).

Actual value of awards will vary further based on dividend accrual and share price at date of settlement.

Target (In Line with Expectation)	Base salary	100% of target earned (115% of salary) if financial and safety performance is at 100% of goals and strategic team goals achievement “meets expectations”
Restricted stock earned at 100%

Performance units at 100% of target (ROCE and TSR rank fifth in the performance peer group)

Actual value of awards will vary further based on dividend accrual and share price at date of settlement.

Maximum	Base salary	200% of target earned (230% of salary) if financial and safety performance exceeds maximum goals and strategic team goals are all achieved at an outstanding level (far exceeding expectations)
Restricted stock earned at 100%

Performance units at 200% of target (ROCE and TSR rank first in performance peer group)

Actual value of awards will vary further based on dividend accrual and share price at date of settlement.

Employment Agreements and Potential Post-Termination Payments

During 2006, the Company entered into an employment agreement with our executive director, Mr. Rabun. The agreement provides for certain benefits upon termination. The agreement does not provide for any gross-up payments to cover taxes incurred as a result of such termination-related benefits. In connection with the announcement of Mr. Rabun’s retirement on 13 November 2013, the Company entered into a Restated and Superseding Employment Agreement with Mr. Rabun. For a description of these agreements, please refer to the discussion under "Employment Agreements and Potential Post-Termination Payments" within the CD&A.

Annex 1 - 7

Remuneration Policy for Non-Executive Directors

Element	Purpose and Link to Strategy	Operation	Maximum Opportunity
Fees	Attract and retain qualified candidates.
Reviewed annually by the Board.
Fee increases, if applicable, are normally effective from on or around 1 June.
The Board considers pay data at our compensation peer group companies.
The Lead Director and the chairs of the Audit, Compensation and Nominating and Governance Committees receive additional retainers.
No eligibility for bonuses or retirement benefits.
Compensation includes an element of stock-based compensation that is not subject to performance tests.
No prescribed maximum annual increase.
Benefits	Travel to the Company’s registered office. Attract and retain qualified candidates.	Travel to the Company’s registered office is recognized as a taxable benefit. Eligible to participate in U.S. and U.K. group health and welfare insurance plans.	None

Agreements with Non-Executive Directors

There are no agreements or letters of appointment in place with our non-executive directors. All directors are subject to annual nomination by our Board and re-election by our shareholders.

Recruitment of Directors

The remuneration package for a new executive director would be set in accordance with the terms of the approved remuneration policy in force at the time of appointment. However, the Compensation Committee reserves the right to make payments of base salary and make benefit or annual cash bonus provisions outside of the scope of the general policy (and its caps) for executive directors to meet individual circumstances of recruitment (recognizing that it would be impractical to seek shareholder approval in such circumstances). The Compensation Committee may offer additional cash and/or share-based elements when it considers these to be in the best interests of the Company and, therefore, the shareholders. Shareholders will be informed of any such payments at the time of appointment. The Compensation Committee has the discretion to offer awards of variable remuneration in excess of the maximums stated in the policy table if judged necessary to compensate a candidate for loss of awards or benefits as a result of leaving a previous employment (taking into account whether such benefits or awards would have been subject to performance criteria). Any use of the discretion would be disclosed to shareholders and, where practicable, shareholders would be consulted in advance.

In the case of an internal appointment, any variable remuneration awarded in respect of the prior role may be allowed to pay out according to its terms on grant. In addition, any other ongoing remuneration obligations existing prior to appointment may continue, provided that they are put to shareholders for approval at the first Annual General Meeting of Shareholders following their appointment.

Annex 1 - 8

The remuneration package for a new non-executive director would be set in accordance with the terms of the approved remuneration policy in force for current non-executive directors at the time of appointment.

Loss of Office Payment Policy

For executive directors, the Compensation Committee will take into account all relevant factors (including, but not limited to, the circumstances of the loss of office, the performance of the relevant director during office and any commercial justifications) when considering making any payments for loss of office.

The Compensation Committee reserves the discretion to:

•	make additional exit payments by way of settlement or compromise of any claim arising in connection with the termination of an executive director's office or employment;

•	pay an annual bonus for the financial year in which the relevant executive director ceases to hold office with the Company;

•
retain or accelerate the vesting of unvested restricted stock units, restricted stock awards, unvested stock options and/or unvested performance units (subject to achievement of performance metrics); and

•	make other payments such as legal fees or outplacement costs, if considered commercially appropriate.
Following dissolution, liquidation, reorganisation or change in control of the Company, both executive and non-executive directors receive certain benefits as described in the Company's Long-Term Incentive Plan (the "LTIP"), which was approved by shareholders in 2012. Under the LTIP, if the Company is dissolved or liquidated, all outstanding equity awards will immediately vest or become exercisable or payable in full, and all forfeiture restrictions will lapse, at least 30 days in advance of the effective date of the dissolution or liquidation. Any options that are not exercised will terminate on the effective date of the dissolution or liquidation. Upon the occurrence of a reorganisation, the Company will negotiate for the surviving entity or other purchaser involved to assume all of its obligations under all outstanding awards or convert all outstanding awards into awards of at least equal value as to capital shares of that surviving entity or purchaser. If that surviving entity or purchaser does not agree to assume or convert all outstanding awards, then all outstanding awards will immediately vest or become exercisable or payable, and all forfeiture restrictions will lapse, at least 30 days in advance of the effective date of the reorganisation. Any options that are not exercised will terminate on the effective date of the reorganisation.

A reorganisation is deemed to occur if there is:

•	scheme of arrangement;

•	a statutory merger;

•	a statutory consolidation; or

•
a sale of all of the assets of the Company, or sale, pursuant to any agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the reorganisation.

Our policy on termination payments upon a change in control is intended to reflect market practice in the U.S.
If the employment of an executive director is terminated without cause or if an executive director resigns from his or her employment for good reason within the two-year period following a change in control of the Company, all of his or her outstanding awards will immediately vest or become exercisable or payable, and all forfeiture restrictions will lapse. Any share options that are not exercised by the executive director will terminate 90 days after the date his or her employment terminates, or such other date as may be determined by the Compensation Committee.

Annex 1 - 9

For purposes of the LTIP, the following constitute good reason for resignation:

•
the executive director is assigned to any position which is not at least equivalent to the executive director’s prior duties, responsibilities and status immediately prior to the change in control, without the executive director’s written consent;

•	a reduction of the executive director’s base salary or of any bonus compensation formula applicable to him or her immediately prior to the change in control;

•
a failure to maintain any of the employee benefits to which the executive director is entitled at a level substantially equal to or greater than the value to him or her (including participant’s dependents) of those employee benefits in effect immediately prior to the change in control or the taking of any action that would materially affect the executive director's participation in or reduce the participant’s benefits under such plans;

•	the failure to permit the same number of paid vacation days and leave that the executive director was entitled to immediately prior to the change in control; or

•
requiring the executive director who is based in the office of Ensco International Incorporated in Houston, Texas on the date of a change in control to be based anywhere other than within a 50-mile radius of the Ensco International Incorporated office in Houston, Texas, except for required travel or business to an extent substantially consistent with the participant’s business travel obligations immediately prior to the change in control.

A change in control shall mean the occurrence of any of the following events:

•
a change in the ownership of the Company, which occurs on the date that any one person, or more than one person acting as a group, acquires ownership of shares that, together with shares held by such person or group, constitutes more than 50 percent of the total voting power of the shares; or

•
a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

There are no payments for loss of office in place for our non-executive directors, other than in connection with a liquidation, dissolution, reorganisation or change in control under the LTIP. All directors are subject to annual re-election by our shareholders.

Shareholding Guidelines

While placing significant weight on our annual performance, our overall remuneration package aligns the long-term interests of our shareholders and other stakeholders with those of management by incentivising growth in the value of the business over the long term. To support this alignment, we have adopted a set of share ownership guidelines as we believe our executive director and other senior managers should be encouraged to hold a substantial portion of their personal wealth in our shares. Over a period of five years from appointment, our executive director is required to build a holding in the Company's shares to a minimum value broadly equivalent to six times his or her base salary. Other executive officers named in our proxy statement are expected to invest at a level equivalent to between one and two times base salary, dependent upon grade. Officers who are not in compliance are required to retain any after-tax proceeds from vesting of shares or exercise of stock options in the form of shares until compliance is achieved.

Non-executive directors are required, within five years of appointment to the Board, to hold a number of Ensco shares having a fair market value of at least five times the director's annual retainer, which they are required to retain for the duration of their directorship.

Annex 1 - 10

Differences in Remuneration Policy for the Executive Director Compared to Other Employees

The Remuneration Policy for the executive director is designed with regard to the policy for employees across the Company. However, there are some differences in the structure of the remuneration policy for the executive director and other senior employees, which the Compensation Committee believes are necessary to reflect the different levels of responsibility. The key difference in policy is the increased emphasis on performance related pay for the executive director.

Consultation with Employees

Although the Compensation Committee does not consult directly with employees on the Remuneration Policy, the Compensation Committee does consider the general basic salary increase, remuneration arrangements and employment conditions for the broader employee population when determining remuneration policy for the executive director.

Consideration of Shareholder Views

The Compensation Committee values shareholders' input on the design of our employee compensation program. The Compensation Committee also believes that our programs are structured to deliver realized pay that is commensurate with performance and that we have a pay for performance approach to executive pay that holds management accountable for producing profitable growth. The Compensation Committee also believes that we have adopted multiple compensation governance "best practices."

At our 2013 Annual General Meeting of Shareholders, we received 170,329,120 votes in favour of our executive compensation program, 13,182,349 votes in opposition, and 1,079,415 abstentions, for total support of 92%.
Based upon the strong level of shareholder support for our programs expressed through our 2013 vote, and the Compensation Committee’s views on our current approach to executive compensation, we did not make any significant structural or philosophical changes to our programs this year.

DIRECTORS' REMUNERATION REPORT

Program Design Considerations

Ensco's Compensation Committee believes that our current program is competitive and appropriate within the market where we primarily compete for directors and for executive talent. However, Ensco is sensitive to the compensation governance practices prevalent in the United Kingdom and recognizes that some characteristics of our current programs may not be consistent with those practices. Some characteristics of our programs that differ from typical U.K. practice but are common and competitively appropriate within our market include:

•
Awards of time-vested restricted shares to executives: restricted shares are a common award type among our compensation and performance peer groups and are intended to help encourage retention, facilitate long-term share ownership and further align our Chief Executive Officer with our shareholders' interests. Time-vested restricted shares make up 50% of our Chief Executive Officer's annual equity grant. The other 50% is granted in the form of performance unit awards, which are contingent upon achievement of certain levels of total shareholder return ("TSR") and return on capital employed ("ROCE") relative to our performance peer group.

•	The use of equity for compensating non-executive directors: equity is a common component of non-executive director compensation within our compensation and performance peer groups, where it is widely

Annex 1 - 11

considered to be a "best practice" for non-executive directors to receive at least 50% of their annual compensation in equity.

Board and Committee Membership

The following table describes the current members of the committees of the Board:

Directors	Audit Committee	Nominating and Governance Committee	Compensation Committee
Daniel W. Rabun
David A. B. Brown		X
J. Roderick Clark			Chairman
Roxanne J. Decyk			X
Mary E. Francis CBE	X
C. Christopher Gaut			X
Gerald W. Haddock	X	X
Francis S. Kalman	X
Keith O. Rattie	Chairman
Paul E. Rowsey, III		Chairman

Mr. Rabun is the only executive director to sit on the Board. All other members of the Board are non-executive directors. Thomas L. Kelly II and Rita M. Rodriguez retired from the Board on 20 May 2013. David A.B. Brown is retiring from the Board effective as of the Annual General Meeting of Shareholders on 19 May 2014.

Compensation Consultant

In carrying out its responsibilities for establishing, implementing and monitoring the effectiveness of our general and executive compensation philosophy, plans and programs, our Compensation Committee relies on outside experts to assist in its deliberations. Please refer to the discussion under "Compensation Methodology and Process" within the the CD&A, which describes the role of the Compensation Committee's consultant.

Determination of Directors' Remuneration for 2013, 2014 and Following

The Compensation Committee is responsible for the review of executive remuneration. As an executive director, Mr. Rabun is remunerated in line with our compensation practices and policies, as discussed in detail in the CD&A. A detailed summary of the performance conditions, methods for assessing performance and comparisons with external factors (such as benchmarking) can be found in the CD&A.

In addition to its review of executive remuneration, our Compensation Committee periodically reviews non-executive director compensation (including the review of data received from our compensation consultant) and, from time to time, recommends changes thereto to the Board. A description of the remuneration of our non-executive directors can be found under "Compensation of Non-Executive Directors" within Executive Compensation.

The Compensation Committee reviews the Company's compensation program for all executives and non-executive directors annually. Those programs are set taking into account a number of factors, including the remuneration and other employment terms offered by the Company's competitors and a desire to ensure that remuneration and employment terms are equitable between employees.

Annex 1 - 12

Other Benefits

Our chairman, as our only executive director, is eligible for the benefits outlined in "Other Executive Compensation Matters" within the CD&A.

Non-executive directors also are eligible to participate in our U.S. and U.K. group health and welfare insurance plans on the same basis and cost as our full-time employees. A non-executive director's contribution to group health and welfare insurance premium costs is paid in cash or withheld from the quarterly installments of the director's annual retainer.

Annex 1 - 13

Director Option Ownership

The number of shares subject to options at the beginning and end of fiscal year ended 31 December 2013 for each director serving on the Board during 2013 is set forth in the following table. The options are not subject to performance conditions. During 2013, there were no options granted to directors serving on the Board and no previously granted options were varied.

	Date of Grant		Earliest Option Exercise Date		Option Expiration Date	Option Exercise Price ($)	Shares Subject to Options at Beginning of FY (#)	Options Exercised in 2013 (#)	Market Price on Date of Option Exercise ($)	Gain Realized Upon Option Exercise ($)	Options Expired in 2013	Shares Subject to Options at End of FY (#)
Daniel W. Rabun	3/20/2006	(1)	3/20/2007	(3)	3/20/2013	47.12	75,000	75,000	57.08	747,000	—	—
	6/1/2007	(1)	6/1/2008	(3)	6/1/2014	60.74	125,000	—	N/A	N/A	—	125,000
	6/1/2009	(1)	6/1/2010	(4)	6/1/2016	41.29	32,499	—	N/A	N/A	—	32,499
	6/1/2010	(1)	6/1/2011	(4)	6/1/2017	34.45	50,499	—	N/A	N/A	—	50,499
	3/1/2011	(1)	3/1/2012	(4)	3/1/2018	55.34	28,896	—	N/A	N/A	—	28,896
	7/25/2011	(1)	7/25/2012	(4)	7/25/2018	52.73	9,270	—	N/A	N/A	—	9,270
David A. B. Brown	1/3/2005	(2)	1/3/2006	(5)	1/3/2015	24.58	5,553	5,553	62.00	207,818	—	—
	5/18/2005	(2)	5/18/2006	(5)	5/18/2015	25.76	3,471	—	N/A	N/A	—	3,471
	1/12/2006	(2)	1/12/2007	(5)	1/12/2016	40.57	11,107	—	N/A	N/A	—	11,107
	1/3/2007	(2)	1/3/2008	(5)	1/3/2017	35.12	11,107	—	N/A	N/A	—	11,107
J. Roderick Clark	—		—		—	—	—	—	N/A	N/A	—	—
Roxanne J. Decyk	—		—		—	—	—	—	N/A	N/A	—	—
Mary E. Francis CBE	—		—		—	—	—	—	N/A	N/A	—	—
C. Christopher Gaut	—		—		—	—	—	—	N/A	N/A	—	—
Gerald W. Haddock	6/1/2006	(1)	6/1/2006	(6)	6/1/2013	50.28	4,500	4,500	59.86	43,099	—	—
	6/1/2007	(1)	6/1/2007	(6)	6/1/2014	60.74	4,500	—	N/A	N/A	—	4,500
Francis S. Kalman	—		—		—	—	—	—	N/A	N/A	—	—
Thomas L. Kelly II(7)	6/1/2006	(1)	6/1/2006	(6)	6/1/2013	50.28	4,500	4,500	58.43	36,676		—
	6/1/2007	(1)	6/1/2007	(6)	8/18/2013	60.74	4,500	4,500	62.66	8,642		—
Keith O. Rattie	—		—		—	—	—	—	N/A	N/A	—	—
Rita M. Rodriguez(7)	6/1/2006	(1)	6/1/2006	(6)	6/1/2013	50.28	4,500	4,500	62.05	52,954		—
	6/1/2007	(1)	6/1/2007	(6)	8/18/2013	60.74	4,500	—	N/A	N/A	4,500	—
Paul E. Rowsey, III	6/1/2006	(1)	6/1/2006	(6)	6/1/2013	50.28	4,500	4,500	62.01	52,785	—	—
	6/1/2007	(1)	6/1/2007	(6)	6/1/2014	60.74	4,500	—	N/A	N/A	—	4,500
___________________

(1)	Grants were made under the Ensco 2005 Long Term Incentive Plan.

(2)	Grants were made under the Pride International Inc. 2004 Directors' Stock Incentive Plan.

(3)	Options vested annually over a four-year period, except as may be deferred during certain specified regular or special blackout periods.

(4)	Options vest annually over a three-year period, except as may be deferred during certain specified regular or special blackout periods.

Annex 1 - 14

(5)	Options vested annually over a two-year period.

(6)	Options were immediately exercisable.

(7)
Thomas L. Kelly II and Rita M. Rodriguez retired from the Board on 20 May 2013. Pursuant to the 2005 LTIP terms, unexercised options remain exercisable for 90 days from the retirement date. As a result, the expiration date for options granted to Mr. Kelly and Dr. Rodriguez on 1 June 2007 became 18 August 2013 (90 days from the retirement date). The options held by Dr. Rodriguez expired on 18 August 2013 as the options were not exercised within the 90-day period.

Share Price

The highest and lowest prices of the Company's Class A ordinary shares during the year ended 31 December 2013 were $65.82 and $51.01, respectively. The closing market price of the Company's Class A ordinary shares on 31 December 2013 was $57.18.

Annex 1 - 15

Total Shareholder Return

The chart below presents a comparison of the five-year cumulative total return, assuming $100 invested on 31 December 2008 and the reinvestment of dividends, for our shares, the Standard & Poor's 500 Stock Price Index and the Dow Jones U.S. Oil Equipment & Services Index.*  The Standard & Poor's 500 Stock Price Index has been chosen as a broad equity market index of which the Company has been a constituent member throughout the year ended 31 December 2013.

Historical Chief Executive Officer Remuneration

The table below summarizes the Chief Executive Officer total remuneration, annual bonus payout and performance unit awards vesting as a percentage of maximum opportunity for the current year and previous four years.

	2013	2012	2011	2010	2009
Total Remuneration	$11,383,983	$9,297,459	$10,574,713	$7,152,858	$4,619,128
Annual Bonus as a Percentage of Maximum	54%	77%	61%	68%	66%
Performance Awards Vesting as a Percentage of Maximum	40%	66%	43%	77%	57%

Annex 1 - 16

Agreements with Directors

During 2006, the Company entered into an employment agreement with our executive director, Mr. Rabun. The agreement provides for certain benefits upon termination. The agreement does not provide for any gross-up payments to cover taxes incurred as a result of such termination-related benefits. In connection with the announcement of Mr. Rabun’s retirement on 13 November 2013, the Company entered into a Restated and Superseding Employment Agreement with Mr. Rabun. For a description of these agreements, please refer to the discussion under "Employment Agreements and Potential Post-Termination Payments" within the CD&A.
There are no agreements or letters of appointment in place with our non-executive directors. All directors are subject to annual nomination by our Board and re-election by our shareholders.

Total Director Remuneration

Our chairman, our only executive director, does not receive any additional compensation for his services as a director. The compensation paid to our executive and non-executive directors for the fiscal years ended 31 December 2013 and 2012 is reported in the tables below. Please refer to the "Summary Compensation Table" and the "Director Compensation Table" within Executive Compensation for further explanation regarding the relative elements of executive director and non-executive director compensation. The compensation paid to non-executive directors includes an element of equity-based compensation, designed to provide greater alignment of interests between non-executive directors and the Company's shareholders. This equity-based compensation is not subject to the achievement of performance metrics, given the nature of the role performed by the non-executive directors.

Name	Year	Salary and Fees ($)	Taxable Benefits ($)(3)	Annual Incentives ($)(4)	Long-Term Incentives ($)(5)	Other ($)(6)	Total ($)
Executive Director
Daniel W. Rabun Chairman, President and Chief Executive Officer	2013	1,042,500	971,546	3,786,457	2,007,250	3,576,230	11,383,983
	2012	975,000	910,316	3,758,041	2,588,423	1,065,679	9,297,459

Non-executive Directors
David A. B. Brown	2013	98,626	26,417	250,148	—	493	375,684
	2012	90,000	22,356	230,009	—	—	342,365
J. Roderick Clark	2013	113,626	48,338	250,148	—	—	412,112
	2012	99,109	37,688	230,009	—	4,574	371,380
Roxanne J. Decyk(1)	2013	86,264	14,381	250,148	—	—	350,793
Mary E. Francis CBE(1)	2013	86,264	8,799	250,148	—	—	345,211
C. Christopher Gaut	2013	98,626	32,124	250,148	—	—	380,898
	2012	90,000	27,046	230,009	—	10,654	357,709
Gerald W. Haddock	2013	98,626	40,952	250,148	—	—	389,726
	2012	95,891	37,838	230,009	—	11,413	375,151
Francis S. Kalman	2013	98,626	34,449	250,148	—	—	383,223
	2012	90,000	24,173	230,009	—	—	344,182
Thomas L. Kelly II(2)	2013	12,364	14,206	—	—	860	27,430
	2012	95,891	23,678	230,009	—	(2,759)	346,819
Keith O. Rattie	2013	117,940	45,044	250,148	—	—	413,132
	2012	99,109	37,087	230,009	—	10,754	376,959
Rita M. Rodriguez(2)	2013	12,364	14,576	—	—	14,091	41,031
	2012	90,000	24,939	230,009	—	(3,522)	341,426
Paul E. Rowsey, III	2013	133,626	39,274	250,148	—	950	423,998
	2012	125,000	28,270	230,009	—	12,130	395,409
___________________

(1)	Roxanne J. Decyk and Mary E. Francis CBE were appointed to the Board on 20 May 2013.

Annex 1 - 17

(2)	Thomas L. Kelly II and Rita M. Rodriguez retired from the Board on 20 May 2013.

(3)	Taxable benefits provided to our executive director includes the following:

Name	Year	Group Term Life Insurance	Dividends on Non- Vested Restricted Share Awards	Cost of Living Allowance	Foreign Service Premium	Housing Allowance	Transportation Allowance	Other	Total
Daniel W. Rabun	2013	$10,062	$273,659	$148,790	$156,375	$334,445	$31,785	$16,430	$971,546
	2012	$10,062	$237,458	$150,661	$146,250	$327,380	$34,112	$4,393	$910,316

Please refer to the "All Other Compensation Table" within Executive Compensation for further explanation regarding the relative elements of executive director taxable benefits.

Taxable benefits provided to non-executive directors includes dividends on non-vested restricted share awards, payments made by the Company on the behalf of the directors for contributions to group health and welfare insurance and payments made by the Company to reimburse directors for business expenses incurred in connection with the attendance of Board meetings in the U.K which are subject to U.K. income tax. Please refer to the "Director Compensation Table" within Executive Compensation for further explanation regarding the relative elements of non-executive director taxable benefits.

The payments made by the Company to each director during 2013 and 2012 as reimbursement for business expenses incurred in connection with the attendance of Board meetings in the United Kingdom, which are subject to U.K. income tax are as follows:

Name	2013	2012
David A. B. Brown	$6,624	$11,735
J. Roderick Clark	$8,520	$5,137
Roxanne J. Decyk	$1,174	$—
Mary E. Francis CBE	$1,564	$—
C. Christopher Gaut	$2,093	$4,282
Gerald W. Haddock	$1,334	$5,925
Francis S. Kalman	$4,869	$3,765
Thomas L. Kelly II	$6,775	$1,552
Keith O. Rattie	$5,226	$4,536
Paul E. Rowsey, III	$9,443	$6,144
Rita M. Rodriguez	$7,145	$2,813

(4)
The executive director amounts disclosed in this column represent the aggregate grant-date fair value of restricted share awards granted during the respective year and bonuses awarded for the respective years pursuant to the ECIP. Amounts disclosed in this column related to annual bonus include amounts voluntarily deferred under the SERP. Mr. Rabun voluntarily deferred 100% of his bonus into his SERP account during 2013 and 2012.

The non-executive director amounts disclosed in this column represent the aggregate grant-date fair value of restricted share units granted during the respective years. Please refer to the "Summary Compensation Table" and "Director Compensation Table" within Executive Compensation for further explanation regarding the relative elements of executive and non-executive director annual incentives.

(5)
The amounts disclosed in this column represent cash paid to Mr. Rabun in connection with the settlement of performance unit awards granted during 2011 and 2010 for the respective three-year performance periods. Non-executive directors are not eligible to receive performance unit awards.

Annex 1 - 18

(6)	Other benefits provided to our executive director include the following:

Name	Year	Ensco Savings Plan	Profit Sharing Plan	SERP	Tax Equalization	Total
Daniel W. Rabun	2013	$12,750	$104,251	$39,375	$3,419,854	$3,576,230
	2012	$12,500	$97,500	$36,250	$919,429	$1,065,679

Please refer to the "All Other Compensation Table" within Executive Compensation for further explanation regarding the relative elements of executive director other benefits.

Other benefits provided to non-executive directors represent payments made by the Company on the behalf of the directors for settlement of certain U.K. tax obligations from prior tax year(s). During 2012, the Company received refunds for payments of U.K. taxes paid on behalf of certain directors in a prior year.

Statement of Change in Pay of Chief Executive Officer Compared with Employees

The table below summarizes the percentage increase in salary, taxable benefits and annual incentives of the Chief Executive Officer and our employee population, as defined below, for the fiscal years ended 31 December 2013 and 2012.

	Chief Executive Officer	Employees
	Percentage Change (2013 vs 2012)	Percentage Change (2013 vs 2012)
Salary	6.9%	[•]
Taxable Benefits	6.7%	9.1%	(1)
Annual Incentives	0.8%	5.8%	(2)
___________________

(1)
We selected our Corporate salaried employee population eligible to receive overseas allowances for this comparison due to the nature of taxable benefits. Certain employees who relocated and became eligible to receive overseas allowances during the fiscal year ended 31 December 2013 were excluded from this comparison.

(2)
We selected our employee population that is eligible to receive annual equity awards and earn annual cash bonuses for this comparison because it is considered to reflect the appropriate structure of remuneration pertaining to annual incentives.

Relative Importance of Spend on Pay

The table below shows the overall spend on employee pay, dividend payments and capital expenditures for the fiscal years ended 31 December 2013 and 2012.

	2013	2012	Percentage Change
Employee Pay	[•]	[•]	[•]
Dividend Payments	$525,600,000	$348,100,000	51%
Capital Expenditures(1)	$1,779,200,000	$1,802,200,000	(1)%
___________________

(1)
Capital Expenditures consist of expenditures on new rig construction, rig enhancement and minor upgrades and improvements. A substantial portion of our projected cash flows will continue to be invested in the expansion and enhancement of our fleet of drilling rigs. Given the level of importance, capital expenditures were included in the table above.

Annex 1 - 19

Long-Term Incentives

The following table sets forth information regarding the number and amount of restricted share awards outstanding at the beginning and end of the fiscal year ended 31 December 2013 for each director serving on the Board during 2013:

	Date of Grant	End of Period Over Which Qualifying Conditions Must be Fulfilled for Each Award(1)		Restricted Shares/Units Outstanding at Beginning of FY (#)	Restricted Shares/Units Granted During the FY (#)	Restricted Shares/Units Which Vested During the FY (#)	Market Price Per Share on Date of Grant ($)	Market Price Per Share on Vesting of Award ($)	Gain Realized Upon Vesting ($)	Restricted Shares/Units Outstanding at End of FY (#)
Daniel W. Rabun	3/20/2006	3/20/2016	(2)	20,000	—	5,000	47.12	58.07	290,350	15,000
	6/1/2008	6/1/2013	(3)	15,333	—	15,333	71.83	60.17	922,587	—
	6/1/2010	6/1/2013	(4)	10,798	—	10,798	34.45	60.17	649,716	—
	2/7/2011	2/7/2014	(4)	42,816	—	21,408	52.13	59.20	1,267,354	21,408
	3/1/2011	3/1/2014	(4)	13,444	—	6,722	55.34	59.71	401,371	6,722
	7/25/2011	7/25/2014	(4)	4,182	—	2,091	52.73	58.45	122,219	2,091
	2/28/2012	2/28/2015	(4)	38,568	—	12,856	58.34	60.14	773,160	25,712
	2/25/2013	2/25/2016	(4)	—	42,846	—	58.35	N/A	N/A	42,846
David A. B. Brown	6/1/2011	6/1/2014	(6)	2,824	—	1,412	54.30	60.17	84,960	1,412
	6/1/2012	6/1/2015	(6)	5,205	—	1,735	44.19	60.17	104,395	3,470
	6/3/2013	6/3/2016	(6)	—	4,134	—	60.51	N/A	N/A	4,134
J. Roderick Clark	6/1/2008	6/1/2013	(5)	1,000	—	1,000	71.83	60.17	60,170	—
	6/1/2009	6/1/2014	(5)	2,228	—	1,114	41.29	60.17	67,029	1,114
	6/1/2010	6/1/2015	(5)	4,005	—	1,335	34.45	60.17	80,327	2,670
	6/1/2011	6/1/2014	(6)	2,824	—	1,412	54.30	60.17	84,960	1,412
	6/1/2012	6/1/2015	(6)	5,205	—	1,735	44.19	60.17	104,395	3,470
	6/3/2013	6/3/2016	(6)	—	4,134	—	60.51	N/A	N/A	4,134
Roxanne J. Decyk	6/3/2013	6/3/2016	(6)	—	4,134	—	60.51	N/A	N/A	4,134
Mary E. Francis CBE	6/3/2013	6/3/2016	(6)	—	4,134	—	60.51	N/A	N/A	4,134
C. Christopher Gaut	6/1/2008	6/1/2013	(5)	1,000	—	1,000	71.83	60.17	60,170	—
	6/1/2009	6/1/2014	(5)	2,228	—	1,114	41.29	60.17	67,029	1,114
	6/1/2010	6/1/2015	(5)	4,005	—	1,335	34.45	60.17	80,327	2,670
	6/1/2011	6/1/2014	(6)	2,824	—	1,412	54.30	60.17	84,960	1,412
	6/1/2012	6/1/2015	(6)	5,205	—	1,735	44.19	60.17	104,395	3,470
	6/3/2013	6/3/2016	(6)	—	4,134	—	60.51	N/A	N/A	4,134
Gerald W. Haddock	6/1/2008	6/1/2013	(5)	600	—	600	71.83	60.17	36,102	—
	6/1/2009	6/1/2014	(5)	2,228	—	1,114	41.29	60.17	67,029	1,114
	6/1/2010	6/1/2015	(5)	4,005	—	1,335	34.45	60.17	80,327	2,670
	6/1/2011	6/1/2014	(6)	2,824	—	1,412	54.30	60.17	84,960	1,412
	6/1/2012	6/1/2015	(6)	5,205	—	1,735	44.19	60.17	104,395	3,470
	6/3/2013	6/3/2016	(6)	—	4,134	—	60.51	N/A	N/A	4,134
Francis S. Kalman	6/1/2011	6/1/2014	(6)	2,824	—	1,412	54.30	60.17	84,960	1,412
	6/1/2012	6/1/2015	(6)	5,205	—	1,735	44.19	60.17	104,395	3,470
	6/3/2013	6/3/2016	(6)	—	4,134	—	60.51	N/A	N/A	4,134
Thomas L. Kelly II	6/1/2008	5/20/2013	(7)	600	—	600	71.83	64.02	38,412	—
	6/1/2009	5/20/2013	(7)	2,228	—	2,228	41.29	64.02	142,637	—
	6/1/2010	5/20/2013	(7)	4,005	—	4,005	34.45	64.02	256,400	—

Annex 1 - 20

	Date of Grant	End of Period Over Which Qualifying Conditions Must be Fulfilled for Each Award(1)		Restricted Shares/Units Outstanding at Beginning of FY (#)	Restricted Shares/Units Granted During the FY (#)	Restricted Shares/Units Which Vested During the FY (#)	Market Price Per Share on Date of Grant ($)	Market Price Per Share on Vesting of Award ($)	Gain Realized Upon Vesting ($)	Restricted Shares/Units Outstanding at End of FY (#)
	6/1/2011	5/20/2013	(7)	2,824	—	2,824	54.30	64.02	180,792	—
	6/1/2012	5/20/2013	(7)	5,205	—	5,205	44.19	64.02	333,224	—
Keith O. Rattie	6/1/2008	6/1/2013	(5)	1,000	—	1,000	71.83	60.17	60,170	—
	6/1/2009	6/1/2014	(5)	2,228	—	1,114	41.29	60.17	67,029	1,114
	6/1/2010	6/1/2015	(5)	4,005	—	1,335	34.45	60.17	80,327	2,670
	6/1/2011	6/1/2014	(6)	2,824	—	1,412	54.30	60.17	84,960	1,412
	6/1/2012	6/1/2015	(6)	5,205	—	1,735	44.19	60.17	104,395	3,470
	6/3/2013	6/3/2016	(6)	—	4,134	—	60.51	N/A	N/A	4,134
Rita M. Rodriguez	6/1/2008	5/20/2013	(7)	600	—	600	71.83	64.02	38,412	—
	6/1/2009	5/20/2013	(7)	2,228	—	2,228	41.29	64.02	142,637	—
	6/1/2010	5/20/2013	(7)	4,005	—	4,005	34.45	64.02	256,400	—
	6/1/2011	5/20/2013	(7)	2,824	—	2,824	54.30	64.02	180,792	—
	6/1/2012	5/20/2013	(7)	5,205	—	5,205	44.19	64.02	333,224	—
Paul E. Rowsey, III	6/1/2008	6/1/2013	(5)	600	—	600	71.83	60.17	36,102	—
	6/1/2009	6/1/2014	(5)	2,228	—	1,114	41.29	60.17	67,029	1,114
	6/1/2010	6/1/2015	(5)	4,005	—	1,335	34.45	60.17	80,327	2,670
	6/1/2011	6/1/2014	(6)	2,824	—	1,412	54.30	60.17	84,960	1,412
	6/1/2012	6/1/2015	(6)	5,205	—	1,735	44.19	60.17	104,395	3,470
	6/3/2013	6/3/2016	(6)	—	4,134	—	60.51	N/A	N/A	4,134
____________________

(1)
Restricted share awards and units generally vest at rates of 20% or 33% per year, as determined by the Compensation Committee, and are not subject to further performance conditions. The end of period date noted in the table above refers to the date on which all restricted share awards and units for the grant identified have vested.

(2)	Restricted share awards vest (restrictions lapse) at a rate of 10% each year over a ten-year period from the grant date.

(3)	Restricted share awards vested (restrictions lapsed) at a rate of 20% each year over a five-year period from the grant date.

(4)	Restricted share awards vest (restrictions lapse) at a rate of 33.3% each year over a three-year period from the grant date.

(5)	Restricted share awards granted to non-executive directors vest (restrictions lapse) at a rate of 20% each year from the grant date over a five-year period or upon retirement from our Board.

(6)	Restricted share units granted to non-executive directors vest (restrictions lapse) at a rate of 33.3% each year over a three-year period or upon retirement from our Board.

(7)	Thomas L. Kelly II and Rita M. Rodriguez retired from the Board on 20 May 2013. Pursuant to the 2005 LTIP terms, all unvested restricted share awards accelerated vesting on the retirement date.

Annex 1 - 21

The following table sets forth information regarding performance unit awards outstanding at the beginning and end of the fiscal year ended 31 December 2013 for each director serving on the Board during 2013:

	Date of Grant	End of Period Over Which Qualifying Conditions Must be Fulfilled for Each Award(1)	Grant-date Fair Value of Performance Unit Awards at Beginning of FY ($)(2)(3)(4)	Grant-date Fair Value of Performance Unit Awards Granted During the FY ($)(2)(3)(4)	Actual Payout Related to Awards Which Vested During the FY ($)		Grant-date Fair Value of Performance Unit Awards at End of FY ($)(2)(3)(4)
Daniel W. Rabun	3/1/2011	12/31/2013	648,675	—	1,548,450	(5)	—
	7/25/2011	12/31/2013	270,320	—	458,800	(5)	—
	2/28/2012	12/31/2014	1,912,500	—	N/A		1,912,500
	2/25/2013	12/31/2015	—	2,843,740	N/A		2,843,740
____________________

(1)
Performance unit awards are measured over a three-year performance period. Any amounts earned under the performance unit awards are not payable until after the close of the performance period. Performance awards are subject to forfeiture if the recipient leaves the Company prior to award payout.

(2)
Grant-date fair value for performance unit awards is measured using the estimated probable payout on the date of grant. The performance unit awards are based upon financial performance measurements, each measured over the three-year performance period. The awards granted during 2013 are denominated in Company shares and will be settled in Company shares upon attainment of specified performance goals based on relative TSR and relative ROCE. The awards granted prior to 2013 may be settled in Company shares, cash or combination thereof at the Compensation Committee's discretion upon attainment of specified performance goals based on relative TSR, relative ROCE and absolute ROCE. The goals for the performance unit awards granted have three performance bands: a threshold, a target and a maximum. If the minimum threshold for the respective financial performance measure is not met, no amount will be paid for that component. Payments are calculated using straight-line interpolation for performance between the threshold and target and between the target and maximum for each component.

The resulting threshold, target and maximum estimated possible payouts for Mr. Rabun for the performance unit awards granted under the LTIP during 2011 for the performance period beginning 1 January 2011 and ending 31 December 2013 were as follows:

Threshold	Target	Maximum
$488,250	$2,170,000	$5,056,100

(3)
In respect of the performance unit awards, TSR is defined as dividends paid during the performance period plus the ending share price of the performance period minus the beginning share price of the performance period, divided by the beginning share price of the performance period. Beginning and ending share prices are based on the average closing prices during the quarter preceding the performance period and the final quarter of the performance period, respectively. ROCE is defined as net income, adjusted for any nonrecurring gains and losses, plus after-tax net interest expense, divided by total equity as of 1 January of the respective year plus the average of the long-term debt balances as of 1 January and 31 December of the respective year.

(4)
The Company's relative performance is evaluated against a group of nine performance peer companies, consisting of Atwood Oceanics, Inc., Diamond Offshore Drilling, Inc., Helmerich & Payne, Inc., Hercules Offshore, Inc., Nabors Industries Ltd., Noble Corporation, Parker Drilling Company, Rowan Companies plc and Transocean Ltd. If the group decreases in size during the performance period as a result of mergers, acquisitions or economic conditions, the applicable multipliers will be adjusted to pre-determined amounts based on the remaining number of performance peer group companies for the two relative performance measures.

(5)
The performance unit award for the performance period beginning 1 January 2011 and ending 31 December 2013 is expected to be paid in cash in April 2014, subject to the Compensation Committee's final review and approval.

Annex 1 - 22

Share Ownership Guidelines and Directors' Interest in Shares

Equity accumulation by our directors is encouraged, and we have specific security ownership guidelines, which are included in the Ensco Corporate Governance Policy. As respects non-executive directors, within five years of appointment to the Board, each such director should hold a number of shares of the Company having a fair market value of at least five times the director’s annual retainer. As respects named executive officers, guidelines specific to the position in question shall apply within five years of appointment to the position. The Chief Executive Officer should hold a number of shares having a fair market value of at least six times his or her base salary. Each of our directors is in compliance with these guidelines. The interest of the current directors in office at 31 December 2013 in shares and share incentives are shown in the table below.

Name	Unvested Restricted Shares/Units held as of 31 Dec 2013	Unrestricted Shares held as of 31 Dec 2013	Unvested Options held as of 31 Dec 2013	Vested Unexercised Options held as of 31 Dec 2013	Unearned Performance Unit Awards held as of 31 Dec 2013	Total Awards held as of 31 Dec 2013

Executive Director
Daniel W. Rabun	113,779	165,734	12,722	233,442	42,846	568,523

Non-executive Directors
David A. B. Brown	9,016	7,232	—	25,685	—	41,933
J. Roderick Clark	12,800	13,642	—	—	—	26,442
Roxanne J. Decyk	4,134	—	—	—	—	4,134
Mary E. Francis CBE	4,134	—	—	—	—	4,134
C. Christopher Gaut	12,800	23,892	—	—	—	36,692
Gerald W. Haddock	12,800	19,770	—	4,500	—	37,070
Francis S. Kalman	9,016	18,342	—	—	—	27,358
Keith O. Rattie	12,800	15,863	—	—	—	28,663
Paul E. Rowsey, III	12,800	30,651	—	4,500	—	47,951

Shareholder Voting on Remuneration Matters

The Annual General Meeting of Shareholders was held on 20 May 2013. The results of a non-binding vote to approve the Directors' Remuneration Report for the year ended 31 December 2012 were as follows:

For		Against		Withheld		Broker Non-Votes
No. of votes	%	No. of votes	%	No. of votes	%	No. of votes	%
175,046,230	88.1%	8,315,423	4.2%	1,229,231	0.6%	14,077,620	7.1%

Annex 1 - 23

Other Remuneration

We do not have a defined benefit or pension scheme. Please refer to the "Summary Compensation Table" under "Executive Compensation" within this proxy statement for details regarding Mr. Rabun's compensation schemes.

The Directors' Remuneration Report was approved by the Board on [•] March 2014 and was signed on its behalf by:

____
Brady K. Long
Vice President, General Counsel and Secretary

Annex 1 - 24

ATTN: INVESTOR RELATIONS 5847 SAN FELIPE SUITE 3300 HOUSTON, TX 77057
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	ENSCO PLC

The Board of Directors recommends you vote FOR all proposals.

		For	Against	Abstain			For	Against	Abstain

1.	To re-elect Directors to serve until the 2015 Annual General Meeting of Shareholders: Nominees: 1a. J. Roderick Clark 1b. Roxanne J. Decyk 1c. Mary E. Francis CBE 1d. C. Christopher Gaut 1e. Gerald W. Haddock 1f. Francis S. Kalman 1g. Daniel W. Rabun 1h. Keith O. Rattie 1i. Paul E. Rowsey, III	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	7.	A non-binding advisory vote to approve the Directors' Remuneration Report for the year ended 31 December 2013.	☐	☐	☐
2.	To authorise the Board of Directors to allot shares.	☐	☐	☐	8.	A non-binding advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
3.	To ratify the Audit Committee's appointment of KPMG LLP as our U.S. independent registered public accounting firm for the year ended 31 December 2014.	☐	☐	☐	9.
A non-binding advisory vote to approve the reports of the auditors and the directors and the U.K. statutory accounts for the year ended 31 December 2013 (in accordance with legal requirements applicable to U.K. companies).
							☐	☐	☐
4.	To re-appoint KPMG Audit Plc as our U.K. statutory auditors under the U.K. Companies Act 2006 (to hold office from the conclusion of the Annual General Meeting of Shareholders until the conclusion of the next annual general meeting of shareholders at which accounts are laid before the Company).	☐	☐	☐	10.	To approve a Capital Reorganisation.	☐	☐	☐
5.	To authorise the Audit Committee to determine our U.K. statutory auditors' remuneration.	☐	☐	☐	11.	To approve the disapplication of pre-emption rights.	☐	☐	☐
6.	To approve the Directors' Remuneration Policy.	☐	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, limited liability company or partnership, please sign in full corporate, limited liability company or partnership name by authorised officer. The completion and return of this form will not preclude a shareholder from attending the meeting and voting in person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF
ENSCO PLC
19 May 2014
Please date, sign and mail
the proxy card in the
envelope provided as soon as possible
and NO LATER THAN 11:59 P.M. EASTERN TIME
18 MAY 2014 (or 14 MAY 2014 for employees and directors holding shares in our benefit plans)
to ensure that your vote is counted.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual General Meeting of Shareholders:
The Notice, Proxy Statement, Annual Report and United Kingdom Statutory Accounts are available at www.proxyvote.com.

If voting by mail, please detach along perforated line and mail in the envelope provided.
PROXY
ENSCO PLC
Board of Directors Proxy for the Annual General Meeting
of Shareholders at 8:00 a.m. London Time, Monday, 19 May 2014
Grosvenor House, the Apsley Suite
Park Lane, London, W1K 7TN UNITED KINGDOM
The undersigned shareholder of Ensco plc hereby revokes all previous proxies and appoints Daniel W. Rabun or, in his absence, Brady K. Long, each with full power of substitution, to vote the following number of shares of the undersigned at the above-stated annual general meeting of shareholders and any adjournment(s) thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF A CHOICE IS NOT INDICATED WITH RESPECT TO RESOLUTIONS 1 THROUGH 11, THIS PROXY WILL BE VOTED FOR EACH OF THOSE RESOLUTIONS AT THE DISCRETION OF THE PERSONS DESIGNATED BY THE BOARD OF DIRECTORS AS YOUR PROXIES. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.
Your Board of Directors recommends a vote FOR all proposals.

Continued and to be signed on reverse side